January 2007 (revised 1/30/2007)

NOTE: This report has been revised to correct the percentages reported in Column 2 (Foreign Tax Paid) of the table below. If you use the standard method for claiming a foreign tax credit, you should use these updated percentages to calculate foreign tax paid by country. Please note that the total reported to you for foreign tax paid (Box 6 of your Form 1099-DIV) has not changed, and it is unlikely that these revisions will have an impact on your 2006 income tax liability. Please consult with your tax advisor if you have questions about claiming foreign tax credits.

Dodge & Cox International Stock Fund

2006 Tax Reporting of Foreign Taxes Paid

This report contains information on foreign taxes paid that shareholders of Dodge & Cox International Stock Fund (the “Fund”) may need to complete their 2006 federal and state income tax returns.

In December 2006, the Fund paid a dividend that included income from foreign investments. The Fund elected to pass through to its shareholders the foreign taxes paid on investment income. As a shareholder in the Fund, you may be able to claim a credit or an itemized deduction on your federal tax return for the amount of tax paid to foreign countries. Taking a credit is usually more to your benefit, but to qualify you must have held your shares in the Fund for at least 16 days during the period December 13, 2006 through January 12, 2007. You should consult with your tax advisor to determine whether the credit or deduction for foreign taxes paid is most appropriate for your tax situation.

Foreign Tax Deduction: To claim foreign tax paid as an itemized deduction, report the amount from Box 6 of your Form 1099-DIV on Line 8 of Schedule A (Form 1040). You are not required to complete Form 1116.

Foreign Tax Credit:

Simplified Method: If your 2006 share of foreign tax from all sources is $300 or less ($600 if filing a joint return), you may be eligible to claim a foreign tax credit on Line 47 of Form 1040 without regard to the foreign tax credit limitation and without filing Form 1116.

Standard Method: If you choose to claim a foreign tax
credit and are required to file Form 1116, you must
report your foreign source income and foreign taxes paid
on a country-by-country basis. You should use the
information provided in the accompanying table and on
your Form 1099-DIV to calculate your foreign tax credit.

Calculate your foreign source income for the Fund by
multiplying your ordinary income from Box 1a of your
Form 1099-DIV by the percentage of gross income for
each country shown in Column 1 of the accompanying
table. You might then be required to adjust each
country’s total by the foreign source qualified dividend
rate differential adjustment (as described in the
instructions for Form 1116). Add the amounts for each
country (plus any other eligible foreign income) and
report the country totals on Form 1116, Part I, Line 1a.

Calculate the foreign tax paid for the Fund by
multiplying the amount of Box 6 of your Form
1099-DIV by the percentage of tax paid to each country
shown in Column 2 of the accompanying table. Add the
amounts for each country (plus any other eligible foreign
tax paid) and report the country totals on Form 1116,
Part II, Column (t).

Country	Column 1	Column 2
	Gross Income	Foreign Tax Paid
Australia	1.7%	0.0%
Brazil	4.9%	6.9%
Canada	0.1%	0.2%
Finland	1.0%	2.4%
France	6.5%	12.8%
Germany	3.1%	7.8%
Israel	1.4%	4.5%
Japan	6.9%	8.4%
Korea	6.2%	16.9%
Mexico	1.9%	0.0%
Netherlands	7.3%	15.6%
Norway	1.8%	4.4%
Singapore	1.8%	0.0%
South Africa	1.2%	0.0%
Spain	0.7%	1.6%
Sweden	3.7%	9.1%
Switzerland	4.0%	8.2%
Thailand	0.7%	1.2%
United Kingdom	21.3%	0.0%
Total	76.2%	100.0%

Other Information

We hope that this information will help you prepare your federal and state income tax returns. However, it is not intended to be a complete discussion covering all of your tax requirements. If you have questions about claiming foreign taxes, you should consult with your tax advisor or refer to the IRS (www.irs.gov) and state instructions for preparing income tax returns. Additional year-end information regarding tax reporting and online access to your account can be found on the Funds’ web site at www.dodgeandcox.com. If you have any questions concerning your account, please call a customer service representative at 1-800-621-3979.

1/07 D&C 1099FTC - REV

DODGE & COX INTERNATIONAL STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	Since Inception	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
4/30/01	$20.00	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
5/31/01	$20.08	.40%	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	.40%
6/30/01	$19.43	-3.24%	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	-2.85%
7/31/01	$19.03	-2.06%	-4.85%	N.A.	N.A.	N.A.	N.A.	N.A.	-4.85%
8/31/01	$19.06	.16%	-5.08%	N.A.	N.A.	N.A.	N.A.	N.A.	-4.70%
9/30/01	$16.31	-14.43%	-16.06%	N.A.	N.A.	N.A.	N.A.	N.A.	-18.45%
10/31/01	$16.62	1.90%	-12.66%	N.A.	N.A.	N.A.	N.A.	N.A.	-16.90%
11/30/01	$18.10	8.90%	-5.04%	N.A.	N.A.	N.A.	N.A.	N.A.	-9.50%
12/31/01	$18.42	2.66%	13.93%	N.A.	N.A.	N.A.	N.A.	N.A.	-7.09%	12/27/01	$.140	$.020		$18.24
1/31/02	$17.93	-2.66%	8.83%	-2.66%	N.A.	N.A.	N.A.	N.A.	-9.56%
2/28/02	$18.20	1.51%	1.43%	-1.19%	N.A.	N.A.	N.A.	N.A.	-8.20%
3/31/02	$19.84	9.01%	7.71%	7.71%	N.A.	N.A.	N.A.	N.A.	.07%
4/30/02	$19.92	.40%	11.10%	8.14%	.47%	N.A.	N.A.	N.A.	.47%
5/31/02	$20.58	3.31%	13.08%	11.73%	3.39%	N.A.	N.A.	N.A.	3.50%
6/30/02	$18.84	-8.46%	-5.04%	2.28%	-2.19%	N.A.	N.A.	N.A.	-4.28%
7/31/02	$17.00	-9.77%	-14.66%	-7.71%	-9.88%	N.A.	N.A.	N.A.	-11.57%
8/31/02	$17.02	.12%	-17.30%	-7.60%	-9.92%	N.A.	N.A.	N.A.	-10.81%
9/30/02	$14.55	-14.51%	-22.77%	-21.01%	-10.01%	N.A.	N.A.	N.A.	-19.62%
10/31/02	$15.27	4.95%	-10.18%	-17.10%	-7.32%	N.A.	N.A.	N.A.	-15.98%
11/30/02	$16.52	8.19%	-2.94%	-10.32%	-7.93%	N.A.	N.A.	N.A.	-10.89%
12/31/02	$15.81	-3.12%	10.00%	-13.11%	-13.11%	N.A.	N.A.	N.A.	-12.05%	12/27/02	$.133	$.060		$15.66
1/31/03	$15.32	-3.10%	1.56%	-3.10%	-13.50%	N.A.	N.A.	N.A.	-13.10%
2/28/03	$14.38	-6.14%	-11.88%	-9.05%	-20.01%	N.A.	N.A.	N.A.	-15.51%
3/31/03	$13.96	-2.92%	-11.70%	-11.70%	-28.77%	N.A.	N.A.	N.A.	-16.19%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is an unmanaged index of the world’s stock markets, excluding the United States.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. These and other risk considerations are discussed in the Fund’s prospectus. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INTERNATIONAL STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	Since Inception	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
4/30/03	$15.71	12.54%	2.55%	-.63%	-20.16%	N.A.	N.A.	N.A.	-10.44%
5/31/03	$16.72	6.43%	16.27%	5.76%	-17.75%	N.A.	N.A.	N.A.	-7.31%
6/30/03	$17.12	2.39%	22.64%	8.29%	-8.01%	N.A.	N.A.	N.A.	-6.02%
7/31/03	$18.58	8.53%	18.27%	17.52%	10.64%	N.A.	N.A.	N.A.	-2.31%
8/31/03	$19.82	6.67%	18.54%	25.36%	17.89%	N.A.	N.A.	N.A.	.51%
9/30/03	$20.28	2.32%	18.46%	28.27%	41.10%	N.A.	N.A.	N.A.	1.45%
10/31/03	$21.50	6.02%	15.72%	35.99%	42.53%	N.A.	N.A.	N.A.	3.80%
11/30/03	$22.00	2.33%	11.00%	39.15%	34.81%	N.A.	N.A.	N.A.	4.60%
12/31/03	$23.48	7.38%	16.49%	49.42%	49.42%	N.A.	N.A.	N.A.	7.28%	12/29/03	$.142			$23.24
1/31/04	$24.20	3.07%	13.25%	3.07%	58.93%	N.A.	N.A.	N.A.	8.24%
2/29/04	$25.13	3.84%	14.93%	7.03%	75.83%	N.A.	N.A.	N.A.	9.43%
3/31/04	$25.29	.64%	7.71%	7.71%	82.27%	N.A.	N.A.	N.A.	9.39%
4/30/04	$24.51	-3.09%	1.28%	4.39%	56.97%	7.98%	N.A.	N.A.	7.98%
5/31/04	$24.73	.90%	-1.59%	5.32%	48.81%	8.16%	N.A.	N.A.	8.07%
6/30/04	$25.84	4.49%	2.17%	10.05%	51.86%	10.97%	N.A.	N.A.	9.36%
7/31/04	$25.32	-2.01%	3.31%	7.84%	37.11%	10.99%	N.A.	N.A.	8.43%
8/31/04	$25.67	1.38%	3.80%	9.33%	30.31%	11.44%	N.A.	N.A.	8.65%
9/30/04	$26.78	4.32%	3.64%	14.05%	32.86%	19.04%	N.A.	N.A.	9.79%
10/31/04	$27.61	3.10%	9.04%	17.59%	29.20%	19.51%	N.A.	N.A.	10.50%
11/30/04	$29.69	7.53%	15.66%	26.45%	35.78%	19.00%	N.A.	N.A.	12.50%
12/31/04	$30.64	4.76%	16.14%	32.46%	32.46%	19.81%	N.A.	N.A.	13.63%	12/29/04	$.240	$.120	$.100	$30.47
1/31/05	$30.52	-.39%	12.21%	-.39%	28.02%	20.73%	N.A.	N.A.	13.19%
2/28/05	$32.22	5.57%	10.16%	5.16%	30.15%	22.33%	N.A.	N.A.	14.50%
3/31/05	$31.19	-3.20%	1.80%	1.80%	25.19%	17.57%	N.A.	N.A.	13.22%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is an unmanaged index of the world’s stock markets, excluding the United States.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. These and other risk considerations are discussed in the Fund’s prospectus. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INTERNATIONAL STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	Since Inception	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
4/30/05	$30.28	-2.92%	-.79%	-1.18%	25.41%	16.27%	N.A.	N.A.	12.10%
5/31/05	$30.63	1.16%	-4.93%	-.03%	25.73%	15.45%	N.A.	N.A.	12.15%
6/30/05	$31.17	1.76%	-.06%	1.73%	22.45%	19.60%	N.A.	N.A.	12.37%
7/31/05	$32.08	2.92%	5.94%	4.70%	28.61%	24.95%	N.A.	N.A.	12.87%
8/31/05	$33.12	3.24%	8.13%	8.09%	30.97%	26.24%	N.A.	N.A.	13.44%
9/30/05	$34.20	3.26%	9.72%	11.62%	29.63%	34.45%	N.A.	N.A.	14.00%
10/31/05	$33.30	-2.63%	3.80%	8.68%	22.43%	31.13%	N.A.	N.A.	13.05%
11/30/05	$34.34	3.12%	3.68%	12.08%	17.41%	29.05%	N.A.	N.A.	13.56%
12/31/05	$35.03	4.17%	4.60%	16.74%	16.74%	32.20%	N.A.	N.A.	14.29%	12/28/05	$.350	$.044	$.347	$35.03
1/31/06	$37.32	6.54%	14.44%	6.54%	24.87%	36.45%	N.A.	N.A.	15.56%
2/28/06	$36.81	-1.37%	9.46%	5.08%	16.66%	38.72%	N.A.	N.A.	14.94%
3/31/06	$38.50	4.59%	9.91%	9.91%	26.05%	42.21%	N.A.	N.A.	15.72%
4/30/06	$41.04	6.60%	9.97%	17.16%	38.40%	39.67%	16.92%	N.A.	16.92%
5/31/06	$39.12	-4.68%	6.28%	11.68%	30.42%	34.63%	15.72%	N.A.	15.53%
6/30/06	$38.96	-.41%	1.20%	11.22%	27.64%	33.39%	16.39%	N.A.	15.17%
7/31/06	$39.63	1.71%	-3.43%	13.13%	26.14%	30.53%	17.27%	N.A.	15.28%
8/31/06	$40.33	1.76%	3.09%	15.13%	24.34%	28.50%	17.64%	N.A.	15.41%
9/30/06	$40.25	-.20%	3.31%	14.90%	20.18%	27.44%	21.32%	N.A.	15.11%
10/31/06	$41.73	3.67%	5.29%	19.12%	27.96%	26.49%	21.74%	N.A.	15.62%
11/30/06	$43.12	3.33%	6.91%	23.09%	28.22%	26.91%	20.46%	N.A.	16.05%
12/31/06	$43.66	3.98%	11.40%	28.00%	28.00%	25.56%	20.77%	N.A.	16.60%	12/28/06	$.565	$.144	$.471	$43.62
1/31/07	$44.42	1.74%	9.32%	1.74%	22.23%	25.02%	21.85%	N.A.	16.69%

MSCI EAFE Index		.68%	6.95%	.68%	19.85%	19.64%	16.40%	N.A.	9.91%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is an unmanaged index of the world’s stock markets, excluding the United States.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. These and other risk considerations are discussed in the Fund’s prospectus. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/88	$10.00	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
1/31/89	$10.23	2.30%	N.A.	2.30%	N.A.	N.A.	N.A.	N.A.	N.A.
2/28/89	$10.10	-1.27%	N.A.	1.00%	N.A.	N.A.	N.A.	N.A.	N.A.
3/31/89	$10.06	.71%	1.72%	1.72%	N.A.	N.A.	N.A.	N.A.	N.A.	3/20/89	$.110			$9.92
4/30/89	$10.24	1.79%	1.21%	3.54%	N.A.	N.A.	N.A.	N.A.	N.A.
5/31/89	$10.52	2.73%	5.31%	6.37%	N.A.	N.A.	N.A.	N.A.	N.A.
6/30/89	$10.67	3.16%	7.88%	9.73%	N.A.	N.A.	N.A.	N.A.	N.A.	6/20/89	$.180			$10.52
7/31/89	$10.88	1.97%	8.07%	11.89%	N.A.	N.A.	N.A.	N.A.	N.A.
8/31/89	$10.68	-1.84%	3.26%	9.83%	N.A.	N.A.	N.A.	N.A.	N.A.
9/30/89	$10.55	.55%	.65%	10.44%	N.A.	N.A.	N.A.	N.A.	N.A.	9/20/89	$.190			$10.59
10/31/89	$10.83	2.65%	1.33%	13.37%	N.A.	N.A.	N.A.	N.A.	N.A.
11/30/89	$10.90	.65%	3.89%	14.11%	N.A.	N.A.	N.A.	N.A.	N.A.
12/31/89	$10.68	-.01%	3.30%	14.09%	14.09%	N.A.	N.A.	N.A.	N.A.	12/20/89	$.210		$.010	$10.75
1/31/90	$10.49	-1.78%	-1.16%	-1.78%	9.54%	N.A.	N.A.	N.A.	N.A.
2/28/90	$10.50	.10%	-1.70%	-1.69%	11.06%	N.A.	N.A.	N.A.	N.A.
3/31/90	$10.32	.18%	-1.51%	-1.51%	10.48%	N.A.	N.A.	N.A.	N.A.	3/20/90	$.200			$10.36
4/30/90	$10.18	-1.36%	-1.08%	-2.84%	7.06%	N.A.	N.A.	N.A.	N.A.
5/31/90	$10.50	3.14%	1.93%	.21%	7.49%	N.A.	N.A.	N.A.	N.A.
6/30/90	$10.48	1.73%	3.51%	1.95%	6.00%	N.A.	N.A.	N.A.	N.A.	6/20/90	$.200			$10.39
7/31/90	$10.59	1.05%	6.03%	3.02%	5.05%	N.A.	N.A.	N.A.	N.A.
8/31/90	$10.42	-1.61%	1.15%	1.36%	5.29%	N.A.	N.A.	N.A.	N.A.
9/30/90	$10.29	.78%	.20%	2.15%	5.53%	N.A.	N.A.	N.A.	N.A.	9/20/90	$.210			$10.24
10/31/90	$10.40	1.07%	.22%	3.24%	3.90%	N.A.	N.A.	N.A.	N.A.
11/30/90	$10.66	2.50%	4.40%	5.83%	5.81%	N.A.	N.A.	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/90	$10.61	1.50%	5.15%	7.42%	7.42%	N.A.	N.A.	N.A.	N.A.	12/20/90	$.200		$.010	$10.60
1/31/91	$10.71	.94%	5.02%	.94%	10.39%	N.A.	N.A.	N.A.	N.A.
2/28/91	$10.84	1.21%	3.70%	2.17%	11.63%	N.A.	N.A.	N.A.	N.A.
3/31/91	$10.76	1.13%	3.32%	3.32%	12.68%	N.A.	N.A.	N.A.	N.A.	3/20/91	$.200			$10.64
4/30/91	$10.89	1.21%	3.59%	4.57%	15.61%	N.A.	N.A.	N.A.	N.A.
5/31/91	$10.95	.55%	2.91%	5.15%	12.70%	N.A.	N.A.	N.A.	N.A.
6/30/91	$10.73	-.18%	1.59%	4.96%	10.59%	N.A.	N.A.	N.A.	N.A.	6/20/91	$.200			$10.68
7/31/91	$10.90	1.59%	1.97%	6.63%	11.18%	N.A.	N.A.	N.A.	N.A.
8/31/91	$11.15	2.29%	3.73%	9.07%	15.58%	N.A.	N.A.	N.A.	N.A.
9/30/91	$11.20	2.26%	6.26%	11.53%	17.28%	N.A.	N.A.	N.A.	N.A.	9/20/91	$.200			$11.11
10/31/91	$11.30	.89%	5.54%	12.53%	17.07%	N.A.	N.A.	N.A.	N.A.
11/30/91	$11.40	.89%	4.08%	13.52%	15.23%	N.A.	N.A.	N.A.	N.A.
12/31/91	$11.59	3.89%	5.75%	17.94%	17.94%	13.07%	N.A.	N.A.	N.A.	12/20/91	$.220		$.030	$11.43
1/31/92	$11.36	-1.99%	2.73%	-1.99%	14.52%	11.46%	N.A.	N.A.	N.A.
2/29/92	$11.47	.97%	2.82%	-1.04%	14.24%	12.30%	N.A.	N.A.	N.A.
3/31/92	$11.20	-.59%	-1.62%	-1.62%	12.30%	11.81%	N.A.	N.A.	N.A.	3/20/92	$.200			$11.10
4/30/92	$11.27	.63%	1.00%	-1.01%	11.65%	11.38%	N.A.	N.A.	N.A.
5/31/92	$11.50	2.04%	2.07%	1.01%	13.30%	11.13%	N.A.	N.A.	N.A.
6/30/92	$11.51	1.84%	4.57%	2.87%	15.59%	10.66%	N.A.	N.A.	N.A.	6/19/92	$.200			$11.42
7/31/92	$11.84	2.87%	6.90%	5.82%	17.05%	10.98%	N.A.	N.A.	N.A.
8/31/92	$11.93	.76%	5.56%	6.62%	15.30%	11.95%	N.A.	N.A.	N.A.
9/30/92	$11.85	1.09%	4.78%	7.78%	13.97%	12.15%	N.A.	N.A.	N.A.	9/18/92	$.210			$11.87
10/31/92	$11.61	-2.03%	-.21%	5.60%	10.68%	10.42%	N.A.	N.A.	N.A.
11/30/92	$11.60	-.09%	-1.05%	5.51%	9.61%	10.15%	N.A.	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/92	$11.55	2.17%	.01%	7.80%	7.80%	10.95%	N.A.	N.A.	N.A.	12/18/92	$.210		$.090	$11.48
1/31/93	$11.81	2.25%	4.38%	2.25%	12.46%	12.44%	N.A.	N.A.	N.A.
2/28/93	$12.07	2.20%	6.77%	4.50%	13.83%	13.23%	N.A.	N.A.	N.A.
3/31/93	$11.90	.24%	4.76%	4.76%	14.79%	13.25%	N.A.	N.A.	N.A.	3/19/93	$.200			$11.94
4/30/93	$11.99	.76%	3.22%	5.55%	14.94%	14.05%	N.A.	N.A.	N.A.
5/31/93	$12.00	.08%	1.09%	5.64%	12.74%	12.91%	N.A.	N.A.	N.A.
6/30/93	$12.08	2.35%	3.21%	8.12%	13.30%	13.14%	N.A.	N.A.	N.A.	6/18/93	$.200			$11.96
7/31/93	$12.18	.83%	3.28%	9.02%	11.05%	13.06%	N.A.	N.A.	N.A.
8/31/93	$12.46	2.30%	5.57%	11.52%	12.75%	14.53%	N.A.	N.A.	N.A.
9/30/93	$12.27	.00%	3.15%	11.52%	11.54%	14.24%	N.A.	N.A.	N.A.	9/20/93	$.190			$12.25
10/31/93	$12.31	.33%	2.63%	11.89%	14.22%	13.96%	N.A.	N.A.	N.A.
11/30/93	$12.19	-.98%	-.65%	10.80%	13.20%	12.66%	N.A.	N.A.	N.A.
12/31/93	$11.89	.49%	-.16%	11.35%	11.35%	12.28%	11.65%	N.A.	N.A.	12/20/93	$.190		$.170	$11.88
1/31/94	$12.08	1.60%	1.11%	1.60%	10.63%	12.53%	11.49%	N.A.	N.A.
2/28/94	$11.85	-1.91%	.16%	-.34%	6.19%	11.36%	11.35%	N.A.	N.A.
3/31/94	$11.37	-2.05%	-2.38%	-2.38%	3.76%	10.18%	10.73%	N.A.	N.A.	3/18/94	$.190		$.050	$11.52
4/30/94	$11.25	-1.06%	-4.93%	-3.41%	1.89%	9.35%	10.11%	N.A.	N.A.
5/31/94	$11.23	-.18%	-3.26%	-3.58%	1.63%	9.09%	9.48%	N.A.	N.A.
6/30/94	$11.01	-.29%	-1.51%	-3.86%	-.99%	9.04%	8.73%	N.A.	N.A.	6/20/94	$.190			$11.14
7/31/94	$11.24	2.09%	1.62%	-1.85%	.25%	9.23%	8.76%	N.A.	N.A.
8/31/94	$11.26	.18%	1.98%	-1.68%	-1.83%	8.47%	9.20%	N.A.	N.A.
9/30/94	$10.87	-1.78%	.45%	-3.43%	-3.58%	7.02%	8.69%	N.A.	N.A.	9/20/94	$.190			$10.90
10/31/94	$10.84	-.28%	-1.88%	-3.70%	-4.16%	6.60%	8.06%	N.A.	N.A.
11/30/94	$10.82	-.18%	-2.23%	-3.87%	-3.40%	6.23%	7.88%	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/94	$10.74	1.02%	.55%	-2.89%	-2.89%	5.24%	8.11%	N.A.	N.A.	12/20/94	$.190			$10.72
1/31/95	$10.95	1.96%	2.81%	1.96%	-2.55%	6.63%	8.92%	N.A.	N.A.
2/28/95	$11.25	2.74%	5.82%	4.75%	2.06%	7.25%	9.49%	N.A.	N.A.
3/31/95	$11.13	.71%	5.49%	5.49%	4.94%	7.72%	9.60%	N.A.	N.A.	3/16/95	$.200			$11.16
4/30/95	$11.29	1.44%	4.95%	7.00%	7.58%	8.01%	10.21%	N.A.	N.A.
5/31/95	$11.82	4.69%	6.95%	12.03%	12.83%	8.93%	10.54%	N.A.	N.A.
6/30/95	$11.72	.76%	7.01%	12.88%	14.02%	8.55%	10.33%	N.A.	N.A.	6/14/95	$.190			$11.73
7/31/95	$11.67	-.43%	5.04%	12.40%	11.21%	7.38%	10.01%	N.A.	N.A.
8/31/95	$11.83	1.37%	1.71%	13.94%	12.53%	7.59%	10.67%	N.A.	N.A.
9/30/95	$11.77	1.10%	2.05%	15.19%	15.83%	7.60%	10.74%	N.A.	N.A.	9/15/95	$.190			$11.76
10/31/95	$11.91	1.19%	3.71%	16.56%	17.53%	8.76%	10.76%	N.A.	N.A.
11/30/95	$12.12	1.76%	4.11%	18.62%	19.83%	9.43%	10.60%	N.A.	N.A.
12/31/95	$12.02	1.34%	4.36%	20.21%	20.21%	9.13%	10.57%	N.A.	N.A.	12/15/95	$.230		$.030	$11.90
1/31/96	$12.08	.50%	3.64%	.50%	18.49%	8.51%	10.47%	N.A.	N.A.
2/29/96	$11.85	-1.90%	-.09%	-1.41%	13.14%	7.03%	9.78%	N.A.	N.A.
3/31/96	$11.58	-.66%	-2.07%	-2.07%	11.60%	6.71%	9.39%	N.A.	N.A.	3/15/96	$.190			$11.48
4/30/96	$11.51	-.60%	-3.14%	-2.66%	9.35%	6.23%	9.00%	N.A.	N.A.
5/31/96	$11.48	-.26%	-1.52%	-2.91%	4.18%	6.11%	8.82%	N.A.	N.A.
6/30/96	$11.44	1.33%	.46%	-1.62%	4.77%	5.75%	9.14%	N.A.	N.A.	6/14/96	$.190			$11.28
7/31/96	$11.47	.26%	1.33%	-1.36%	5.49%	5.55%	8.86%	N.A.	N.A.
8/31/96	$11.44	-.26%	1.33%	-1.62%	3.80%	4.67%	8.31%	N.A.	N.A.
9/30/96	$11.48	2.03%	2.03%	.37%	4.75%	5.37%	8.26%	N.A.	N.A.	9/18/96	$.190			$11.37
10/31/96	$11.76	2.44%	4.24%	2.82%	6.04%	6.10%	8.59%	N.A.	N.A.
11/30/96	$11.99	1.96%	6.56%	4.83%	6.24%	7.14%	8.82%	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/96	$11.68	-1.16%	3.23%	3.62%	3.62%	6.55%	7.74%	N.A.	N.A.	12/18/96	$.170			$11.63
1/31/97	$11.70	.17%	.94%	.17%	3.28%	6.04%	8.21%	N.A.	N.A.
2/28/97	$11.74	.34%	-.65%	.51%	5.64%	6.85%	8.08%	N.A.	N.A.
3/31/97	$11.41	-1.28%	-.77%	-.77%	4.99%	7.13%	7.93%	N.A.	N.A.	3/27/97	$.180			$11.41
4/30/97	$11.58	1.49%	.53%	.71%	7.20%	8.04%	8.11%	N.A.	N.A.
5/31/97	$11.67	.78%	.97%	1.49%	8.31%	8.38%	7.84%	N.A.	N.A.
6/30/97	$11.64	1.37%	3.68%	2.88%	8.36%	8.98%	7.74%	N.A.	N.A.	6/26/97	$.190			$11.64
7/31/97	$12.03	3.35%	5.58%	6.33%	11.69%	9.43%	7.84%	N.A.	N.A.
8/31/97	$11.87	-1.33%	3.38%	4.91%	10.50%	8.88%	7.39%	N.A.	N.A.
9/30/97	$11.88	1.68%	3.69%	6.68%	10.13%	10.14%	7.52%	N.A.	N.A.	9/26/97	$.190			$11.90
10/31/97	$12.06	1.52%	1.85%	8.29%	9.13%	10.80%	8.29%	N.A.	N.A.
11/30/97	$12.11	.42%	3.65%	8.74%	7.48%	11.02%	8.39%	N.A.	N.A.
12/31/97	$12.08	1.16%	3.12%	10.00%	10.00%	11.07%	8.18%	N.A.	N.A.	12/29/97	$.170			$12.07
1/31/98	$12.21	1.08%	2.67%	1.08%	11.00%	10.75%	7.93%	N.A.	N.A.
2/28/98	$12.22	.08%	2.33%	1.16%	10.71%	9.78%	7.48%	N.A.	N.A.
3/31/98	$12.03	.25%	1.41%	1.41%	12.42%	9.62%	7.48%	N.A.	N.A.	3/27/98	$.180	$.020	$.020	$12.01
4/30/98	$12.10	.58%	.91%	2.00%	11.42%	9.31%	7.44%	N.A.	N.A.
5/31/98	$12.23	1.08%	1.91%	3.10%	11.75%	8.03%	7.65%	N.A.	N.A.
6/30/98	$12.14	.74%	2.41%	3.86%	11.04%	8.03%	7.31%	N.A.	N.A.	6/26/98	$.180			$12.13
7/31/98	$12.15	.08%	1.90%	3.94%	7.54%	8.21%	7.15%	N.A.	N.A.
8/31/98	$12.28	1.07%	1.90%	5.05%	10.15%	8.10%	6.89%	N.A.	N.A.
9/30/98	$12.34	1.96%	3.14%	7.12%	10.45%	8.41%	7.31%	N.A.	N.A.	9/28/98	$.180			$12.27
10/31/98	$12.23	-.89%	2.14%	6.16%	7.84%	7.66%	7.05%	N.A.	N.A.
11/30/98	$12.38	1.23%	2.29%	7.46%	8.71%	7.47%	7.52%	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/98	$12.25	.57%	.90%	8.08%	8.08%	7.20%	7.54%	9.57%	N.A.	12/29/98	$.180	$.020		$12.21
1/31/99	$12.36	.90%	2.72%	.90%	7.88%	7.34%	7.39%	9.42%	N.A.
2/28/99	$12.14	-1.78%	-.33%	-.90%	5.88%	7.38%	7.41%	9.36%	N.A.
3/31/99	$12.00	.58%	-.32%	-.32%	6.23%	7.83%	7.98%	9.35%	N.A.	3/29/99	$.170	$.010	$.030	$12.00
4/30/99	$12.04	.33%	-.88%	-.01%	5.96%	8.17%	8.29%	9.19%	N.A.
5/31/99	$11.94	-.83%	.07%	-.82%	3.97%	7.96%	8.14%	8.81%	N.A.
6/30/99	$11.71	-.50%	-.99%	-1.31%	2.69%	7.31%	8.10%	8.42%	N.A.	6/28/99	$.170			$11.65
7/31/99	$11.67	-.34%	-1.66%	-1.65%	2.26%	7.09%	7.58%	8.17%	N.A.
8/31/99	$11.63	-.34%	-1.18%	-1.99%	.83%	7.06%	7.47%	8.33%	N.A.
9/30/99	$11.58	1.12%	.43%	-.89%	-.01%	6.74%	8.09%	8.39%	N.A.	9/28/99	$.180			$11.58
10/31/99	$11.62	.35%	1.12%	-.55%	1.24%	6.01%	8.23%	8.15%	N.A.
11/30/99	$11.62	.00%	1.47%	-.55%	.02%	5.33%	8.27%	8.08%	N.A.
12/31/99	$11.40	-.26%	.09%	-.81%	-.81%	5.65%	7.99%	8.05%	N.A.	12/28/99	$.190			$11.39
1/31/00	$11.37	-.26%	-.52%	-.26%	-1.95%	5.50%	7.52%	8.22%	N.A.
2/29/00	$11.51	1.23%	.71%	.97%	1.06%	5.81%	7.20%	8.34%	N.A.
3/31/00	$11.46	1.14%	2.11%	2.11%	1.62%	6.66%	7.29%	8.44%	N.A.	3/29/00	$.180			$11.41
4/30/00	$11.39	-.61%	1.76%	1.49%	.66%	5.92%	6.86%	8.52%	N.A.
5/31/00	$11.34	-.44%	.08%	1.04%	1.06%	5.50%	5.79%	8.14%	N.A.
6/30/00	$11.41	2.39%	1.32%	3.46%	3.99%	5.85%	6.13%	8.21%	N.A.	6/28/00	$.200			$11.34
7/31/00	$11.53	1.05%	3.02%	4.55%	5.45%	5.06%	6.44%	8.21%	N.A.
8/31/00	$11.68	1.30%	4.82%	5.91%	7.19%	5.98%	6.43%	8.52%	N.A.
9/30/00	$11.52	.35%	2.72%	6.27%	6.37%	5.52%	6.27%	8.48%	N.A.	9/27/00	$.200			$11.50
10/31/00	$11.60	.70%	2.36%	7.01%	6.74%	5.23%	6.16%	8.44%	N.A.
11/30/00	$11.78	1.55%	2.61%	8.67%	8.39%	5.63%	6.12%	8.34%	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/00	$11.80	1.87%	4.17%	10.70%	10.70%	5.87%	6.23%	8.38%	N.A.	12/27/00	$.200			$11.81
1/31/01	$12.07	2.29%	5.81%	2.29%	13.53%	6.30%	6.60%	8.52%	N.A.
2/28/01	$12.19	.99%	5.23%	3.31%	13.27%	6.62%	7.23%	8.50%	N.A.
3/31/01	$12.06	.50%	3.82%	3.82%	12.55%	6.70%	7.47%	8.43%	N.A.	3/28/01	$.180		$.010	$12.03
4/30/01	$12.06	.00%	1.50%	3.82%	13.24%	6.50%	7.61%	8.30%	N.A.
5/31/01	$12.19	1.08%	1.58%	4.94%	14.97%	6.50%	7.89%	8.35%	N.A.
6/30/01	$12.03	.24%	1.32%	5.19%	12.55%	6.32%	7.66%	8.40%	N.A.	6/27/01	$.190			$12.10
7/31/01	$12.30	2.25%	3.59%	7.55%	13.88%	7.08%	8.08%	8.47%	N.A.
8/31/01	$12.44	1.14%	3.65%	8.77%	13.69%	7.11%	8.38%	8.35%	N.A.
9/30/01	$12.35	.81%	4.24%	9.65%	14.22%	6.70%	8.12%	8.19%	N.A.	9/26/01	$.190			$12.32
10/31/01	$12.55	1.62%	3.61%	11.43%	15.27%	7.60%	7.95%	8.27%	N.A.
11/30/01	$12.49	-.48%	1.95%	10.89%	12.96%	6.99%	7.43%	8.12%	N.A.
12/31/01	$12.20	-.52%	.61%	10.32%	10.32%	6.60%	7.57%	7.65%	N.A.	12/27/01	$.180	$.015	$.030	$12.16
1/31/02	$12.29	.74%	-.26%	.74%	8.65%	6.55%	7.69%	7.95%	N.A.
2/28/02	$12.39	.81%	1.03%	1.56%	8.45%	7.47%	7.79%	7.93%	N.A.
3/31/02	$12.15	-.57%	.98%	.98%	7.31%	7.07%	7.95%	7.94%	N.A.	3/26/02	$.170			$12.16
4/30/02	$12.36	1.73%	1.98%	2.73%	9.17%	7.56%	8.00%	8.05%	N.A.
5/31/02	$12.47	.89%	2.05%	3.64%	8.96%	8.18%	8.02%	7.93%	N.A.
6/30/02	$12.36	.47%	3.12%	4.13%	9.22%	8.53%	7.83%	7.79%	N.A.	6/26/02	$.170			$12.42
7/31/02	$12.44	.65%	2.02%	4.81%	7.51%	8.89%	7.26%	7.55%	N.A.
8/31/02	$12.62	1.45%	2.59%	6.33%	7.84%	9.54%	7.86%	7.62%	N.A.
9/30/02	$12.67	1.67%	3.81%	8.10%	8.76%	9.73%	7.85%	7.69%	N.A.	9/26/02	$.160			$12.62
10/31/02	$12.58	-.71%	2.41%	7.33%	6.27%	9.35%	7.38%	7.83%	N.A.
11/30/02	$12.68	.80%	1.75%	8.18%	7.63%	9.64%	7.46%	7.92%	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/02	$12.77	2.37%	2.46%	10.75%	10.75%	10.59%	7.71%	7.95%	N.A.	12/27/02	$.160	$.021	$.030	$12.77
1/31/03	$12.81	.31%	3.51%	.31%	10.29%	10.80%	7.55%	7.74%	N.A.
2/28/03	$12.94	1.02%	3.74%	1.33%	10.50%	10.73%	7.75%	7.61%	N.A.
3/31/03	$12.79	.08%	1.42%	1.42%	11.23%	10.34%	7.72%	7.60%	N.A.	3/27/03	$.160			$12.71
4/30/03	$12.97	1.41%	2.52%	2.85%	10.88%	11.08%	7.89%	7.67%	N.A.
5/31/03	$13.16	1.47%	2.98%	4.35%	11.51%	11.79%	7.98%	7.81%	N.A.
6/30/03	$13.00	-.07%	2.82%	4.27%	10.90%	10.88%	7.80%	7.56%	N.A.	6/26/03	$.150			$12.99
7/31/03	$12.70	-2.31%	-.95%	1.87%	7.65%	9.64%	7.28%	7.22%	N.A.
8/31/03	$12.80	.79%	-1.61%	2.67%	6.95%	9.45%	7.22%	7.06%	N.A.
9/30/03	$12.92	2.11%	.54%	4.84%	7.41%	10.09%	7.25%	7.28%	N.A.	9/26/03	$.150			$12.89
10/31/03	$12.85	-.54%	2.36%	4.27%	7.59%	9.64%	7.33%	7.19%	N.A.
11/30/03	$12.91	.47%	2.03%	4.76%	7.25%	9.25%	7.17%	7.34%	N.A.
12/31/03	$12.92	1.16%	1.08%	5.97%	5.97%	8.99%	7.29%	7.41%	N.A.	12/29/03	$.140			$12.92
1/31/04	$13.01	.70%	2.34%	.70%	6.38%	8.43%	7.25%	7.32%	N.A.
2/29/04	$13.10	.69%	2.57%	1.39%	6.04%	8.32%	7.78%	7.60%	N.A.
3/31/04	$13.02	.46%	1.86%	1.86%	6.44%	8.30%	7.76%	7.87%	N.A.	3/29/04	$.140			$13.00
4/30/04	$12.77	-1.92%	-.79%	-.10%	2.94%	7.61%	7.27%	7.78%	N.A.
5/31/04	$12.70	-.55%	-2.01%	-.64%	.90%	7.02%	7.33%	7.74%	N.A.
6/30/04	$12.61	.40%	-2.07%	-.25%	1.38%	7.08%	7.52%	7.81%	N.A.	6/28/04	$.140			$12.56
7/31/04	$12.70	.71%	.56%	.46%	4.51%	6.55%	7.75%	7.66%	N.A.
8/31/04	$12.90	1.58%	2.71%	2.05%	5.33%	6.70%	8.16%	7.81%	N.A.
9/30/04	$12.80	.38%	2.69%	2.44%	3.55%	6.55%	8.00%	8.05%	N.A.	9/28/04	$.150			$12.83
10/31/04	$12.88	.63%	2.60%	3.08%	4.76%	6.20%	8.06%	8.15%	N.A.
11/30/04	$12.84	-.31%	.70%	2.76%	3.95%	6.26%	8.00%	8.13%	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/04	$12.84	.86%	1.17%	3.64%	3.64%	6.75%	8.24%	8.12%	N.A.	12/29/04	$.110			$12.80
1/31/05	$12.89	.39%	.94%	.39%	3.33%	6.62%	8.38%	7.95%	N.A.
2/28/05	$12.88	-.08%	1.18%	.31%	2.54%	6.31%	8.10%	7.65%	N.A.
3/31/05	$12.65	-.78%	-.47%	-.47%	1.28%	6.24%	7.69%	7.49%	N.A.	3/29/05	$.130			$12.63
4/30/05	$12.75	.79%	-.07%	.32%	4.07%	5.91%	7.99%	7.42%	N.A.
5/31/05	$12.85	.78%	.79%	1.11%	5.47%	5.87%	8.25%	7.01%	N.A.
6/30/05	$12.79	.55%	2.14%	1.66%	5.63%	5.90%	7.86%	6.99%	N.A.	6/28/05	$.130			$12.78
7/31/05	$12.77	-.16%	1.18%	1.50%	4.71%	5.61%	7.60%	7.02%	N.A.
8/31/05	$12.86	.71%	1.10%	2.22%	3.81%	5.35%	7.47%	6.95%	N.A.
9/30/05	$12.62	-.78%	-.24%	1.42%	2.61%	4.50%	7.23%	6.75%	N.A.	9/28/05	$.140			$12.65
10/31/05	$12.59	-.24%	-.32%	1.18%	1.73%	4.67%	7.03%	6.60%	N.A.
11/30/05	$12.62	.24%	-.78%	1.42%	2.29%	4.48%	6.75%	6.43%	N.A.
12/31/05	$12.54	.55%	.55%	1.98%	1.98%	3.85%	6.48%	6.35%	N.A.	12/28/05	$.150			$12.54
1/31/06	$12.58	.32%	1.12%	.32%	1.91%	3.86%	6.06%	6.33%	N.A.
2/28/06	$12.60	.16%	1.04%	.48%	2.15%	3.56%	5.89%	6.55%	N.A.
3/31/06	$12.40	-.40%	.08%	.08%	2.54%	3.39%	5.70%	6.58%	N.A.	3/31/06	$.150			$12.40
4/30/06	$12.40	.00%	-.24%	.08%	1.74%	2.91%	5.70%	6.65%	N.A.
5/31/06	$12.39	-.08%	-.48%	.00%	.86%	2.39%	5.45%	6.67%	N.A.
6/30/06	$12.25	.09%	.00%	.09%	.40%	2.44%	5.42%	6.53%	N.A.	6/29/06	$.150			$12.21
7/31/06	$12.38	1.06%	1.06%	1.14%	1.62%	3.60%	5.17%	6.61%	N.A.
8/31/06	$12.55	1.37%	2.53%	2.53%	2.29%	3.80%	5.22%	6.79%	N.A.
9/30/06	$12.51	.95%	3.43%	3.51%	4.08%	3.41%	5.25%	6.68%	N.A.	9/28/06	$.160			$12.50
10/31/06	$12.59	.63%	2.99%	4.18%	5.00%	3.82%	5.05%	6.49%	N.A.
11/30/06	$12.75	1.27%	2.89%	5.50%	6.08%	4.09%	5.42%	6.41%	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/06	$12.57	-.18%	1.72%	5.30%	5.30%	3.63%	5.48%	6.52%	N.A.	12/28/06	$.156			$12.57
1/31/07	$12.59	.15%	1.24%	.15%	5.13%	3.44%	5.36%	6.52%	N.A.

Lehman Bros. Agg.
Bond Index (LBAG)		-.04%	.53%	-.04%	4.28%	3.41%	4.88%	6.20%	7.27%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/64	$12.50	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
1/31/65	$12.77	2.16%	N.A.	2.16%	N.A.	N.A.	N.A.	N.A.	N.A.
2/28/65	$13.07	2.35%	N.A.	4.56%	N.A.	N.A.	N.A.	N.A.	N.A.
3/31/65	$13.00	-.54%	4.00%	4.00%	N.A.	N.A.	N.A.	N.A.	N.A.
4/30/65	$13.45	3.46%	5.33%	7.60%	N.A.	N.A.	N.A.	N.A.	N.A.
5/31/65	$13.39	.00%	2.91%	7.60%	N.A.	N.A.	N.A.	N.A.	N.A.	6/18/65	$.060			$12.84
6/30/65	$12.63	-5.68%	-2.39%	1.51%	N.A.	N.A.	N.A.	N.A.	N.A.
7/31/65	$12.84	1.66%	-4.09%	3.20%	N.A.	N.A.	N.A.	N.A.	N.A.
8/31/65	$13.37	4.13%	-.15%	7.46%	N.A.	N.A.	N.A.	N.A.	N.A.	9/20/65	$.060			$13.62
9/30/65	$13.71	3.00%	9.03%	10.68%	N.A.	N.A.	N.A.	N.A.	N.A.
10/31/65	$14.23	3.79%	11.31%	14.88%	N.A.	N.A.	N.A.	N.A.	N.A.
11/30/65	$14.52	2.60%	9.68%	17.86%	N.A.	N.A.	N.A.	N.A.	N.A.	12/20/65	$.080			$14.65
12/31/65	$14.57	.35%	6.85%	18.26%	18.26%	N.A.	N.A.	N.A.	N.A.
1/31/66	$15.00	2.95%	5.99%	2.95%	19.18%	N.A.	N.A.	N.A.	N.A.
2/28/66	$14.71	-.40%	2.89%	2.54%	15.98%	N.A.	N.A.	N.A.	N.A.	3/18/66	$.060		$.170	$14.08
3/31/66	$14.18	-3.60%	-1.09%	-1.09%	12.48%	N.A.	N.A.	N.A.	N.A.
4/30/66	$14.70	3.67%	-.40%	2.54%	12.70%	N.A.	N.A.	N.A.	N.A.
5/31/66	$13.70	-6.40%	-6.46%	-4.02%	5.48%	N.A.	N.A.	N.A.	N.A.	6/20/66	$.060			$13.88
6/30/66	$13.42	-2.04%	-4.95%	-5.98%	9.53%	N.A.	N.A.	N.A.	N.A.
7/31/66	$12.98	-3.28%	-11.32%	-9.07%	4.21%	N.A.	N.A.	N.A.	N.A.
8/31/66	$11.67	-9.63%	-14.38%	-17.82%	-9.56%	N.A.	N.A.	N.A.	N.A.	9/20/66	$.060			$11.95
9/30/66	$11.42	-2.14%	-14.48%	-19.59%	-14.08%	N.A.	N.A.	N.A.	N.A.
10/31/66	$11.73	2.72%	-9.18%	-17.41%	-14.98%	N.A.	N.A.	N.A.	N.A.
11/30/66	$12.30	5.54%	6.09%	-12.83%	-12.53%	N.A.	N.A.	N.A.	N.A.	12/20/66	$.080			$12.54

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/66	$12.41	.90%	9.36%	-12.07%	-12.07%	N.A.	N.A.	N.A.	N.A.
1/31/67	$13.67	10.15%	17.28%	10.15%	-5.92%	N.A.	N.A.	N.A.	N.A.
2/28/67	$13.64	.51%	11.71%	10.72%	-5.12%	N.A.	N.A.	N.A.	N.A.	3/20/67	$.060		$.040	$14.19
3/31/67	$14.35	5.21%	16.45%	16.45%	3.52%	N.A.	N.A.	N.A.	N.A.
4/30/67	$15.15	5.57%	11.61%	22.94%	5.43%	N.A.	N.A.	N.A.	N.A.
5/31/67	$14.25	-5.54%	4.91%	16.12%	6.39%	N.A.	N.A.	N.A.	N.A.	6/20/67	$.060			$14.92
6/30/67	$14.47	1.54%	1.24%	17.89%	10.27%	N.A.	N.A.	N.A.	N.A.
7/31/67	$15.50	7.12%	2.72%	26.28%	22.12%	N.A.	N.A.	N.A.	N.A.
8/31/67	$15.34	-.65%	8.07%	25.47%	34.28%	N.A.	N.A.	N.A.	N.A.	9/20/67	$.060			$15.77
9/30/67	$15.88	3.52%	10.16%	29.87%	42.04%	N.A.	N.A.	N.A.	N.A.
10/31/67	$15.30	-3.65%	-.92%	25.13%	33.23%	N.A.	N.A.	N.A.	N.A.
11/30/67	$15.23	.13%	-.13%	25.29%	26.42%	N.A.	N.A.	N.A.	N.A.	12/20/67	$.090			$15.33
12/31/67	$15.58	2.30%	-1.31%	28.17%	28.17%	10.05%	N.A.	N.A.	N.A.
1/31/68	$14.95	-4.04%	-1.71%	-4.04%	11.65%	7.78%	N.A.	N.A.	N.A.
2/29/68	$14.60	-.47%	-2.30%	-4.49%	10.59%	6.78%	N.A.	N.A.	N.A.	3/20/68	$.060		$.220	$14.41
3/31/68	$14.70	.69%	-3.82%	-3.82%	5.86%	7.22%	N.A.	N.A.	N.A.
4/30/68	$16.17	10.00%	10.26%	5.80%	10.30%	9.44%	N.A.	N.A.	N.A.
5/31/68	$16.60	3.03%	14.11%	9.01%	20.34%	10.52%	N.A.	N.A.	N.A.	6/20/68	$.060			$16.98
6/30/68	$16.74	.84%	14.28%	9.92%	19.50%	13.01%	N.A.	N.A.	N.A.
7/31/68	$16.49	-1.49%	2.34%	8.28%	9.89%	11.83%	N.A.	N.A.	N.A.
8/31/68	$16.90	2.85%	2.17%	11.36%	13.77%	11.37%	N.A.	N.A.	N.A.	9/20/68	$.060			$17.67
9/30/68	$18.00	6.51%	7.89%	18.60%	17.04%	12.62%	N.A.	N.A.	N.A.
10/31/68	$18.34	1.89%	11.60%	20.84%	23.77%	11.92%	N.A.	N.A.	N.A.
11/30/68	$19.23	5.45%	14.44%	27.42%	30.35%	12.95%	N.A.	N.A.	N.A.	12/20/68	$.110			$19.20

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/68	$18.76	-2.44%	4.82%	24.31%	24.31%	11.90%	N.A.	N.A.	N.A.
1/31/69	$18.44	-1.71%	1.12%	-1.71%	27.34%	10.18%	N.A.	N.A.	N.A.
2/28/69	$16.54	-5.10%	-9.00%	-6.72%	21.39%	8.40%	N.A.	N.A.	N.A.	3/20/69	$.060		$.900	$16.63
3/31/69	$16.94	2.42%	-4.49%	-4.49%	23.44%	10.60%	N.A.	N.A.	N.A.
4/30/69	$17.16	1.30%	-1.57%	-3.25%	13.68%	9.75%	N.A.	N.A.	N.A.
5/31/69	$16.91	-1.05%	2.66%	-4.26%	9.18%	11.80%	N.A.	N.A.	N.A.	6/20/69	$.070			$15.48
6/30/69	$15.63	-7.57%	-7.32%	-11.48%	.11%	9.67%	N.A.	N.A.	N.A.
7/31/69	$14.55	-6.91%	-14.83%	-17.59%	-5.39%	8.28%	N.A.	N.A.	N.A.
8/31/69	$15.26	5.43%	-9.28%	-13.12%	-3.00%	14.00%	N.A.	N.A.	N.A.	9/19/69	$.080			$15.21
9/30/69	$15.07	-1.25%	-3.07%	-14.20%	-10.07%	14.34%	N.A.	N.A.	N.A.
10/31/69	$16.17	7.30%	11.72%	-7.94%	-5.29%	16.02%	N.A.	N.A.	N.A.
11/30/69	$15.30	-4.51%	1.18%	-12.09%	-14.24%	12.22%	N.A.	N.A.	N.A.	12/19/69	$.140			$14.96
12/31/69	$15.00	-1.96%	.47%	-13.80%	-13.80%	11.16%	7.39%	N.A.	N.A.
1/31/70	$13.93	-7.13%	-13.05%	-7.13%	-18.56%	5.01%	5.36%	N.A.	N.A.
2/28/70	$14.78	7.04%	-2.55%	-.60%	-8.12%	7.24%	6.31%	N.A.	N.A.	3/20/70	$.080		$.050	$14.20
3/31/70	$14.58	-1.35%	-1.91%	-1.91%	-11.47%	4.98%	6.14%	N.A.	N.A.
4/30/70	$13.17	-9.67%	-4.59%	-11.40%	-21.06%	-.34%	3.30%	N.A.	N.A.
5/31/70	$12.06	-7.82%	-17.86%	-18.33%	-26.49%	-1.14%	1.63%	N.A.	N.A.	6/19/70	$.080			$12.02
6/30/70	$11.36	-5.80%	-21.57%	-23.06%	-25.08%	-3.59%	1.60%	N.A.	N.A.
7/31/70	$12.30	8.27%	-5.99%	-16.70%	-12.86%	-3.24%	2.89%	N.A.	N.A.
8/31/70	$12.76	4.39%	6.47%	-13.04%	-13.72%	-1.63%	2.94%	N.A.	N.A.	9/18/70	$.080			$13.16
9/30/70	$13.29	4.15%	17.70%	-9.45%	-9.03%	-1.43%	3.17%	N.A.	N.A.
10/31/70	$12.82	-3.54%	4.86%	-12.65%	-18.21%	-1.39%	1.67%	N.A.	N.A.
11/30/70	$13.08	3.20%	3.68%	-9.86%	-11.63%	-.40%	1.78%	N.A.	N.A.	12/18/70	$.150			$13.59

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/70	$13.88	6.12%	5.59%	-4.38%	-4.38%	.81%	2.92%	N.A.	N.A.
1/31/71	$15.02	8.21%	18.45%	8.21%	11.42%	4.94%	3.95%	N.A.	N.A.
2/28/71	$15.18	1.60%	16.67%	9.94%	5.72%	5.65%	4.35%	N.A.	N.A.	3/20/71	$.080			$15.90
3/31/71	$15.92	4.88%	15.27%	15.27%	12.37%	7.08%	6.12%	N.A.	N.A.
4/30/71	$16.64	4.52%	11.34%	20.49%	30.02%	5.28%	6.29%	N.A.	N.A.
5/31/71	$15.86	-4.21%	5.01%	15.42%	35.12%	2.76%	6.79%	N.A.	N.A.	6/18/71	$.080			$15.56
6/30/71	$15.65	-1.32%	-1.19%	13.90%	41.56%	2.02%	6.95%	N.A.	N.A.
7/31/71	$14.88	-4.92%	-10.12%	8.30%	24.31%	.82%	6.58%	N.A.	N.A.
8/31/71	$15.59	5.31%	-1.20%	14.05%	25.43%	1.62%	9.89%	N.A.	N.A.	9/20/71	$.080			$15.77
9/30/71	$15.59	.00%	.12%	14.04%	20.42%	-.50%	10.37%	N.A.	N.A.
10/31/71	$14.79	-5.13%	-.10%	8.19%	18.43%	-2.83%	8.63%	N.A.	N.A.
11/30/71	$14.36	-2.10%	-7.12%	5.92%	12.40%	-5.21%	7.01%	N.A.	N.A.	12/20/71	$.120			$15.48
12/31/71	$15.68	9.19%	1.36%	15.59%	15.59%	-1.60%	8.71%	N.A.	N.A.
1/31/72	$16.05	2.36%	9.36%	2.36%	9.34%	-.26%	7.12%	N.A.	N.A.
2/29/72	$16.45	2.99%	15.11%	5.42%	10.86%	2.50%	7.65%	N.A.	N.A.	3/20/72	$.080			$16.57
3/31/72	$16.48	.18%	5.61%	5.61%	5.90%	1.75%	6.60%	N.A.	N.A.
4/30/72	$17.00	3.16%	6.43%	8.94%	4.51%	2.37%	6.11%	N.A.	N.A.
5/31/72	$17.21	1.71%	5.11%	10.80%	10.95%	3.30%	7.69%	N.A.	N.A.	6/20/72	$.080			$16.80
6/30/72	$16.39	-4.76%	-.07%	5.53%	7.10%	4.34%	6.32%	N.A.	N.A.
7/31/72	$16.38	-.06%	-3.19%	5.47%	12.57%	6.83%	4.86%	N.A.	N.A.
8/31/72	$17.00	4.27%	-.76%	9.98%	11.47%	6.44%	5.88%	N.A.	N.A.	9/20/72	$.080			$16.60
9/30/72	$16.71	-1.71%	2.44%	8.11%	9.58%	6.28%	4.79%	N.A.	N.A.
10/31/72	$16.72	.06%	2.57%	8.18%	15.57%	3.83%	5.59%	N.A.	N.A.
11/30/72	$17.38	4.61%	2.88%	13.16%	23.56%	7.03%	6.51%	N.A.	N.A.	12/20/72	$.110			$17.18

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/72	$17.28	-.58%	4.07%	12.52%	12.52%	7.54%	5.91%	N.A.	N.A.
1/31/73	$16.41	-5.04%	-1.23%	-5.04%	4.39%	8.34%	5.69%	N.A.	N.A.
2/28/73	$15.66	-4.14%	-9.49%	-8.97%	-2.84%	4.42%	4.89%	N.A.	N.A.	3/20/73	$.070			$15.58
3/31/73	$15.58	-.51%	-9.43%	-9.43%	-3.51%	4.71%	4.64%	N.A.	N.A.
4/30/73	$14.70	-5.65%	-10.02%	-14.55%	-11.75%	6.24%	1.48%	N.A.	N.A.
5/31/73	$14.68	.41%	-5.75%	-14.20%	-12.88%	9.32%	.96%	N.A.	N.A.	6/20/73	$.080			$14.67
6/30/73	$14.58	-.68%	-5.91%	-14.78%	-9.15%	11.26%	.65%	N.A.	N.A.
7/31/73	$15.65	7.34%	7.04%	-8.53%	-2.42%	10.94%	2.40%	N.A.	N.A.
8/31/73	$15.33	-1.53%	4.97%	-9.93%	-7.86%	8.81%	1.51%	N.A.	N.A.	9/20/73	$.080			$16.04
9/30/73	$16.44	7.24%	13.32%	-3.43%	.50%	9.87%	1.64%	N.A.	N.A.
10/31/73	$16.61	1.03%	6.66%	-2.44%	1.48%	11.57%	1.48%	N.A.	N.A.
11/30/73	$14.41	-12.34%	-5.02%	-14.48%	-14.97%	5.68%	-2.21%	N.A.	N.A.	12/20/73	$.150			$14.19
12/31/73	$14.74	2.29%	-9.39%	-12.50%	-12.50%	4.40%	-1.27%	N.A.	N.A.
1/31/74	$14.82	.54%	-9.83%	.54%	-7.37%	1.87%	-.83%	N.A.	N.A.
2/28/74	$14.88	1.01%	3.89%	1.56%	-2.39%	1.69%	.43%	N.A.	N.A.	3/20/74	$.090			$14.97
3/31/74	$14.24	-4.30%	-2.81%	-2.81%	-6.11%	-1.37%	-.93%	N.A.	N.A.
4/30/74	$13.85	-2.74%	-5.99%	-5.47%	-3.21%	-3.71%	-1.73%	N.A.	N.A.
5/31/74	$13.15	-4.19%	-10.82%	-9.43%	-7.64%	-3.71%	-2.37%	N.A.	N.A.	6/20/74	$.120			$13.16
6/30/74	$12.95	-1.52%	-8.23%	-10.81%	-8.42%	-3.77%	-1.12%	N.A.	N.A.
7/31/74	$12.29	-5.10%	-10.46%	-15.36%	-19.03%	-3.83%	-.74%	N.A.	N.A.
8/31/74	$10.95	-9.93%	-15.82%	-23.76%	-25.92%	-8.71%	-3.82%	N.A.	N.A.	9/20/74	$.120			$10.98
9/30/74	$9.95	-9.13%	-22.33%	-30.72%	-37.23%	-11.58%	-5.41%	N.A.	N.A.
10/31/74	$11.58	16.38%	-4.75%	-19.37%	-27.69%	-5.35%	-3.86%	N.A.	N.A.
11/30/74	$10.94	-3.97%	1.55%	-22.58%	-20.80%	-5.94%	-3.75%	N.A.	N.A.	12/20/74	$.180			$10.47

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/74	$10.65	-2.65%	8.88%	-24.58%	-24.58%	-9.45%	-3.88%	1.60%	N.A.
1/31/75	$11.99	12.58%	5.32%	12.58%	-15.54%	-6.53%	-.10%	2.59%	N.A.
2/28/75	$12.66	6.42%	16.64%	19.81%	-11.02%	-5.50%	-.22%	2.99%	N.A.	3/20/75	$.100			$13.14
3/31/75	$13.13	3.71%	24.23%	24.23%	-3.59%	-4.41%	.77%	3.42%	N.A.
4/30/75	$13.80	5.10%	15.97%	30.57%	4.18%	-3.81%	3.87%	3.59%	N.A.
5/31/75	$14.23	3.99%	13.35%	35.77%	13.07%	-3.10%	6.41%	3.99%	N.A.	6/20/75	$.120			$14.49
6/30/75	$14.92	4.85%	14.57%	42.33%	20.36%	.05%	8.71%	5.09%	N.A.
7/31/75	$14.01	-6.10%	2.36%	33.65%	19.09%	-2.01%	5.66%	4.26%	N.A.
8/31/75	$13.63	-1.86%	-3.37%	31.17%	29.77%	-3.97%	4.36%	3.65%	N.A.	9/19/75	$.120			$13.45
9/30/75	$13.15	-3.52%	-11.08%	26.56%	37.80%	-4.56%	2.78%	2.97%	N.A.
10/31/75	$13.96	6.16%	.53%	34.36%	25.69%	-2.66%	4.77%	3.21%	N.A.
11/30/75	$14.27	3.29%	5.80%	38.79%	35.11%	-3.07%	4.80%	3.28%	N.A.	12/19/75	$.150			$13.97
12/31/75	$14.28	.07%	9.76%	38.92%	38.92%	-2.85%	3.58%	3.25%	N.A.
1/31/76	$15.95	11.70%	15.48%	11.70%	37.82%	2.54%	4.24%	4.09%	N.A.
2/29/76	$15.84	.00%	11.77%	11.69%	29.54%	4.00%	3.91%	4.13%	N.A.	3/19/76	$.110			$15.77
3/31/76	$16.06	1.39%	13.25%	13.25%	26.64%	4.66%	3.21%	4.66%	N.A.
4/30/76	$15.71	-2.18%	-.82%	10.78%	17.87%	5.93%	1.85%	4.05%	N.A.
5/31/76	$15.49	-.57%	-1.39%	10.15%	12.72%	5.58%	2.61%	4.68%	N.A.	6/18/76	$.130			$16.09
6/30/76	$16.35	5.55%	2.63%	16.23%	13.44%	7.73%	4.00%	5.46%	N.A.
7/31/76	$16.20	-.92%	3.95%	15.16%	19.70%	4.90%	4.86%	5.72%	N.A.
8/31/76	$15.89	-1.11%	3.42%	13.88%	20.59%	5.05%	3.55%	6.68%	N.A.	9/20/76	$.130			$16.26
9/30/76	$16.15	1.64%	-.43%	15.72%	27.02%	3.19%	3.88%	7.08%	N.A.
10/31/76	$15.74	-2.54%	-2.06%	12.78%	16.61%	1.95%	4.44%	6.52%	N.A.
11/30/76	$15.85	1.65%	.69%	14.65%	14.73%	7.11%	5.25%	6.12%	N.A.	12/20/76	$.150			$16.33

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/76	$16.90	6.62%	5.61%	22.21%	22.21%	8.59%	4.74%	6.70%	N.A.
1/31/77	$16.17	-4.32%	3.68%	-4.32%	4.69%	6.81%	3.34%	5.21%	N.A.
2/28/77	$15.84	-1.30%	.69%	-5.56%	3.32%	5.99%	2.46%	5.02%	N.A.	3/18/77	$.120			$16.19
3/31/77	$15.68	-1.01%	-6.53%	-6.53%	.86%	7.19%	2.21%	4.38%	N.A.
4/30/77	$15.82	.89%	-1.44%	-5.70%	4.03%	8.50%	1.76%	3.91%	N.A.
5/31/77	$15.37	-1.96%	-2.08%	-7.54%	2.61%	9.34%	1.01%	4.30%	N.A.	6/20/77	$.140			$16.03
6/30/77	$16.09	4.69%	3.51%	-3.25%	1.73%	11.58%	2.94%	4.62%	N.A.
7/31/77	$15.89	-1.24%	1.32%	-4.45%	1.40%	13.07%	2.69%	3.77%	N.A.
8/31/77	$15.49	-1.64%	1.69%	-6.01%	.88%	16.43%	1.50%	3.67%	N.A.	9/20/77	$.140			$15.32
9/30/77	$15.47	-.13%	-2.98%	-6.13%	-.87%	20.16%	1.82%	3.30%	N.A.
10/31/77	$14.87	-3.88%	-5.56%	-9.77%	-2.23%	12.74%	1.01%	3.27%	N.A.
11/30/77	$15.36	4.44%	.26%	-5.76%	.48%	15.91%	.98%	3.71%	N.A.	12/20/77	$.170			$14.92
12/31/77	$15.30	-.39%	.03%	-6.10%	-6.10%	16.82%	1.02%	3.44%	N.A.
1/31/78	$14.35	-6.21%	-2.40%	-6.21%	-7.96%	9.92%	.77%	3.20%	N.A.
2/28/78	$13.75	-1.32%	-7.81%	-7.45%	-7.97%	7.19%	1.35%	3.11%	N.A.	3/20/78	$.140		$.270	$14.43
3/31/78	$14.24	3.56%	-4.28%	-4.28%	-3.84%	7.09%	2.14%	3.38%	N.A.
4/30/78	$15.60	9.55%	11.80%	4.86%	4.41%	8.58%	5.24%	3.34%	N.A.
5/31/78	$15.86	2.63%	16.44%	7.61%	9.34%	8.11%	5.70%	3.30%	N.A.	6/20/78	$.150			$15.79
6/30/78	$15.68	-1.13%	11.16%	6.40%	3.26%	6.02%	5.61%	3.10%	N.A.
7/31/78	$16.61	5.93%	7.49%	12.71%	10.76%	10.37%	5.33%	3.85%	N.A.
8/31/78	$17.01	3.37%	8.26%	16.51%	16.39%	12.29%	6.36%	3.91%	N.A.	9/20/78	$.160			$16.75
9/30/78	$16.85	-.94%	8.49%	15.43%	15.46%	13.29%	4.69%	3.16%	N.A.
10/31/78	$15.18	-9.91%	-7.74%	3.99%	8.21%	7.25%	2.32%	1.89%	N.A.
11/30/78	$15.40	2.64%	-8.41%	6.73%	6.31%	7.02%	5.59%	1.62%	N.A.	12/20/78	$.180			$15.48

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/78	$15.79	2.53%	-5.20%	9.42%	9.42%	7.88%	5.64%	2.12%	N.A.
1/31/79	$16.52	4.62%	10.09%	4.62%	22.06%	5.56%	6.48%	2.76%	N.A.
2/28/79	$15.48	-2.78%	4.29%	1.71%	20.42%	4.57%	5.67%	3.01%	N.A.	3/20/79	$.150		$.430	$16.43
3/31/79	$16.58	7.11%	8.71%	8.71%	24.28%	6.42%	8.03%	3.46%	N.A.
4/30/79	$16.69	.66%	4.60%	9.43%	14.20%	7.45%	8.78%	3.39%	N.A.
5/31/79	$16.29	-1.38%	6.33%	7.92%	9.73%	7.16%	9.41%	3.35%	N.A.	6/20/79	$.170			$16.90
6/30/79	$16.92	3.87%	3.08%	12.05%	15.25%	6.58%	10.57%	4.56%	N.A.
7/31/79	$17.19	1.60%	4.03%	13.84%	10.53%	7.47%	12.09%	5.48%	N.A.
8/31/79	$18.11	6.40%	12.28%	21.13%	13.75%	10.13%	15.89%	5.58%	N.A.	9/20/79	$.180			$18.09
9/30/79	$17.93	-.99%	7.02%	19.93%	13.69%	9.18%	17.89%	5.60%	N.A.
10/31/79	$16.64	-7.20%	-2.24%	11.30%	17.12%	7.41%	12.68%	4.08%	N.A.
11/30/79	$17.38	5.77%	-2.82%	17.72%	20.70%	8.85%	14.86%	5.15%	N.A.	12/20/79	$.220			$17.72
12/31/79	$17.84	2.65%	.73%	20.80%	20.80%	7.47%	16.08%	5.63%	N.A.
1/31/80	$19.13	7.23%	16.39%	7.23%	23.82%	11.63%	14.95%	7.16%	N.A.
2/29/80	$18.30	-2.67%	7.13%	4.37%	24.23%	11.12%	12.92%	6.14%	N.A.	3/20/80	$.170		$.150	$16.65
3/31/80	$16.57	-9.45%	-5.33%	-5.33%	5.20%	7.93%	9.94%	5.26%	N.A.
4/30/80	$17.17	3.62%	-8.52%	-1.91%	8.29%	8.89%	9.62%	6.71%	N.A.
5/31/80	$17.94	5.71%	-.82%	3.69%	16.11%	11.67%	9.99%	8.18%	N.A.	6/20/80	$.210			$18.42
6/30/80	$18.46	2.90%	12.68%	6.67%	15.00%	11.02%	9.57%	9.14%	N.A.
7/31/80	$20.16	9.21%	18.75%	16.49%	23.61%	14.81%	12.93%	9.23%	N.A.
8/31/80	$20.05	.55%	12.99%	17.12%	16.81%	15.65%	13.47%	8.83%	N.A.	9/19/80	$.220			$21.43
9/30/80	$20.68	3.14%	13.18%	20.72%	21.61%	16.87%	14.98%	8.71%	N.A.
10/31/80	$21.14	2.23%	5.94%	23.41%	33.95%	19.29%	14.12%	9.34%	N.A.
11/30/80	$23.00	9.93%	15.91%	35.66%	39.25%	21.33%	15.54%	10.04%	N.A.	12/19/80	$.240			$21.99

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/80	$22.57	-1.87%	10.33%	33.19%	33.19%	20.75%	15.10%	9.19%	N.A.
1/31/81	$21.60	-4.30%	3.29%	-4.30%	18.87%	21.57%	11.60%	7.86%	N.A.
2/28/81	$20.46	3.06%	-3.22%	-1.37%	25.64%	23.40%	12.27%	8.01%	N.A.	3/20/81	$.220		$1.580	$21.12
3/31/81	$21.30	4.11%	2.42%	2.42%	44.09%	23.51%	12.81%	7.91%	N.A.
4/30/81	$21.06	-1.13%	5.81%	1.27%	37.49%	19.36%	13.05%	7.31%	N.A.
5/31/81	$21.21	1.80%	4.79%	3.09%	32.46%	19.03%	13.60%	7.96%	N.A.	6/19/81	$.230			$21.05
6/30/81	$20.75	-2.17%	-1.52%	.86%	25.94%	18.62%	11.88%	7.87%	N.A.
7/31/81	$20.61	-.67%	-1.07%	.18%	14.54%	16.10%	11.94%	8.34%	N.A.
8/31/81	$19.65	-3.49%	-6.22%	-3.32%	10.02%	13.47%	11.40%	7.40%	N.A.	9/18/81	$.240			$18.54
9/30/81	$18.55	-5.60%	-9.44%	-8.66%	.77%	11.69%	9.78%	6.79%	N.A.
10/31/81	$19.25	3.77%	-5.39%	-5.22%	2.30%	17.08%	11.17%	7.75%	N.A.
11/30/81	$20.12	6.03%	3.87%	.50%	-1.39%	18.36%	12.12%	8.62%	N.A.	12/18/81	$.290			$19.63
12/31/81	$19.50	-3.08%	6.67%	-2.57%	-2.57%	16.17%	10.00%	7.34%	N.A.
1/31/82	$19.25	-1.28%	1.48%	-1.28%	.50%	13.94%	10.69%	6.95%	N.A.
2/28/82	$17.93	-4.10%	-8.25%	-5.33%	-6.24%	13.50%	10.06%	6.19%	N.A.	3/19/82	$.230		$.300	$17.88
3/31/82	$18.13	1.12%	-4.27%	-4.27%	-8.93%	11.35%	10.53%	6.29%	N.A.
4/30/82	$18.90	4.25%	1.09%	-.21%	-3.98%	12.65%	11.26%	6.40%	N.A.
5/31/82	$17.94	-3.76%	1.45%	-3.96%	-9.23%	11.76%	10.85%	5.82%	N.A.	6/18/82	$.250			$17.16
6/30/82	$17.56	-2.12%	-1.73%	-5.93%	-9.13%	9.59%	9.39%	6.11%	N.A.
7/31/82	$17.14	-2.39%	-7.99%	-8.18%	-10.70%	8.13%	9.13%	5.86%	N.A.
8/31/82	$19.14	13.19%	8.14%	3.93%	4.66%	10.39%	12.24%	6.73%	N.A.	9/20/82	$.260			$19.64
9/30/82	$19.11	-.16%	10.27%	3.73%	10.66%	10.68%	12.22%	6.90%	N.A.
10/31/82	$21.38	11.88%	26.39%	16.05%	19.29%	17.80%	15.68%	8.10%	N.A.
11/30/82	$22.07	4.40%	16.62%	21.15%	17.42%	17.30%	15.66%	8.07%	N.A.	12/20/82	$.250			$21.55

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/82	$22.23	.72%	17.68%	22.06%	22.06%	16.57%	15.93%	8.22%	N.A.
1/31/83	$23.04	3.64%	9.01%	3.64%	28.15%	15.26%	18.27%	9.17%	N.A.
2/28/83	$22.77	3.13%	7.66%	6.88%	37.80%	17.43%	19.35%	9.97%	N.A.	3/18/83	$.220		$.770	$23.20
3/31/83	$23.54	3.38%	10.41%	10.41%	40.79%	22.70%	19.29%	10.38%	N.A.
4/30/83	$25.30	7.48%	14.50%	18.67%	45.15%	24.21%	18.83%	11.83%	N.A.
5/31/83	$25.11	.20%	11.33%	18.90%	51.02%	22.02%	18.26%	11.81%	N.A.	6/20/83	$.240			$26.20
6/30/83	$26.00	3.55%	11.46%	23.07%	59.70%	22.26%	19.36%	12.27%	N.A.
7/31/83	$25.26	-2.85%	.76%	19.57%	58.95%	17.59%	17.31%	11.16%	N.A.
8/31/83	$25.70	2.77%	3.39%	22.88%	44.37%	18.48%	17.17%	11.63%	N.A.	9/20/83	$.260			$26.61
9/30/83	$26.41	2.76%	2.57%	26.23%	48.54%	18.32%	18.02%	11.16%	N.A.
10/31/83	$25.83	-2.20%	3.26%	23.46%	29.85%	16.59%	19.98%	10.80%	N.A.
11/30/83	$26.19	2.48%	3.00%	26.52%	27.44%	13.87%	19.94%	12.54%	N.A.	12/20/83	$.280			$25.73
12/31/83	$26.19	.00%	.25%	26.54%	26.54%	14.60%	19.35%	12.29%	N.A.
1/31/84	$25.98	-.80%	1.68%	-.80%	21.12%	15.98%	18.08%	12.13%	N.A.
2/29/84	$23.01	-3.31%	-4.09%	-4.09%	13.64%	13.63%	18.00%	11.64%	N.A.	3/20/84	$.230		$1.880	$23.46
3/31/84	$23.83	3.56%	-.83%	-.83%	13.66%	13.37%	17.18%	12.51%	N.A.
4/30/84	$24.05	.92%	.90%	.09%	6.73%	14.15%	17.24%	12.93%	N.A.
5/31/84	$22.36	-5.99%	-1.74%	-5.90%	.18%	11.16%	16.13%	12.72%	N.A.	6/20/84	$.250			$22.75
6/30/84	$22.60	1.07%	-4.12%	-4.91%	-2.23%	12.36%	15.49%	13.01%	N.A.
7/31/84	$21.75	-3.76%	-8.57%	-8.49%	-3.15%	11.19%	14.25%	13.16%	N.A.
8/31/84	$24.05	11.77%	8.72%	2.28%	5.37%	16.74%	15.38%	15.63%	N.A.	9/20/84	$.260			$24.13
9/30/84	$23.91	-.58%	6.94%	1.68%	1.93%	18.77%	15.47%	16.68%	N.A.
10/31/84	$23.96	.21%	11.35%	1.90%	4.44%	17.39%	17.26%	14.95%	N.A.
11/30/84	$23.87	.79%	.42%	2.70%	2.70%	15.42%	16.14%	15.49%	N.A.	12/20/84	$.280			$24.29

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/84	$24.45	2.43%	3.44%	5.18%	5.18%	17.55%	16.09%	16.08%	8.60%
1/31/85	$26.01	6.38%	9.81%	6.38%	12.79%	20.52%	15.90%	15.43%	8.82%
2/28/85	$25.13	2.27%	11.44%	8.80%	19.49%	23.13%	17.01%	14.97%	8.82%	3/20/85	$.240		$1.230	$24.85
3/31/85	$25.19	.24%	9.12%	9.12%	15.73%	22.80%	19.43%	14.59%	8.86%
4/30/85	$25.31	.48%	3.07%	9.64%	15.22%	21.30%	18.70%	14.07%	8.70%
5/31/85	$26.50	5.69%	6.45%	15.88%	29.55%	25.12%	18.70%	14.26%	9.00%	6/20/85	$.250			$26.13
6/30/85	$26.96	1.74%	8.05%	17.91%	30.42%	26.75%	18.44%	13.92%	9.42%
7/31/85	$27.45	1.82%	9.49%	20.05%	37.98%	28.54%	16.79%	14.84%	9.42%
8/31/85	$27.01	-.69%	2.87%	19.22%	22.60%	23.07%	16.51%	14.98%	9.17%	9/20/85	$.250			$26.06
9/30/85	$26.36	-2.41%	-1.29%	16.39%	20.39%	22.16%	15.24%	15.11%	8.87%
10/31/85	$27.65	4.89%	1.70%	22.08%	26.02%	19.56%	15.84%	14.97%	8.93%
11/30/85	$29.35	7.12%	9.66%	30.78%	33.96%	20.58%	15.23%	15.39%	9.17%	12/20/85	$.270			$30.64
12/31/85	$30.95	5.45%	18.45%	37.86%	37.86%	22.42%	16.89%	15.99%	9.44%
1/31/86	$31.26	1.00%	14.05%	1.00%	30.89%	21.38%	18.16%	14.83%	9.33%
2/28/86	$30.65	7.13%	14.11%	8.21%	37.03%	22.96%	19.14%	15.62%	9.73%	3/20/86	$.240		$2.600	$32.22
3/31/86	$32.36	5.58%	13.77%	13.77%	43.73%	23.65%	19.37%	16.05%	10.20%
4/30/86	$31.91	-1.39%	11.08%	12.19%	41.07%	20.15%	19.31%	16.14%	9.93%
5/31/86	$32.84	3.70%	7.96%	16.34%	38.39%	21.55%	19.75%	16.63%	10.49%	6/20/86	$.250			$32.53
6/30/86	$33.02	.55%	2.82%	16.98%	36.78%	20.37%	20.41%	16.07%	10.64%
7/31/86	$30.98	-6.18%	-2.17%	9.76%	26.04%	18.98%	19.04%	15.44%	10.47%
8/31/86	$33.25	8.07%	1.95%	18.61%	37.11%	21.01%	21.75%	16.47%	11.46%	9/19/86	$.230			$31.18
9/30/86	$30.84	-7.25%	-5.91%	10.07%	30.37%	16.96%	21.33%	15.41%	11.17%
10/31/86	$32.55	5.54%	5.84%	16.17%	31.18%	19.96%	21.74%	16.34%	11.32%
11/30/86	$32.16	3.47%	1.29%	20.20%	26.76%	20.34%	21.14%	16.55%	11.21%	12/20/86	$.220		$1.300	$32.32

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/86	$31.66	-1.55%	7.49%	18.31%	18.31%	19.71%	21.52%	15.62%	11.07%
1/31/87	$36.03	13.80%	15.90%	13.80%	33.30%	25.31%	25.02%	17.64%	11.25%
2/28/87	$37.09	3.55%	16.02%	17.85%	29.38%	28.28%	26.96%	18.21%	11.42%	3/20/87	$.220			$38.92
3/31/87	$37.84	2.02%	20.20%	20.20%	24.99%	27.63%	27.18%	18.56%	11.25%
4/30/87	$37.90	.16%	5.79%	20.39%	26.95%	27.31%	26.16%	18.48%	10.96%
5/31/87	$38.23	1.50%	3.72%	22.20%	24.26%	30.61%	27.50%	18.89%	11.36%	6/19/87	$.240			$40.57
6/30/87	$40.18	5.10%	6.81%	28.39%	29.84%	32.31%	29.32%	18.93%	11.55%
7/31/87	$42.17	4.95%	11.92%	34.75%	45.24%	36.18%	31.20%	19.66%	11.43%
8/31/87	$43.84	4.56%	15.33%	40.88%	40.45%	33.19%	29.15%	20.39%	11.72%	9/18/87	$.250			$42.42
9/30/87	$43.55	-.66%	9.03%	39.97%	50.45%	33.16%	29.02%	20.33%	11.49%
10/31/87	$34.90	-19.86%	-16.75%	12.17%	14.24%	23.60%	20.69%	18.16%	10.47%
11/30/87	$30.61	-6.85%	-25.85%	4.49%	2.87%	20.40%	17.97%	16.81%	10.07%	12/18/87	$.330		$1.570	$33.11
12/31/87	$32.94	7.61%	-20.02%	11.95%	11.95%	22.22%	19.43%	17.67%	10.32%
1/31/88	$34.30	4.13%	3.92%	4.13%	2.43%	21.35%	19.54%	18.90%	10.77%
2/29/88	$35.96	5.57%	18.30%	9.93%	4.45%	22.62%	20.12%	19.73%	11.10%	3/18/88	$.250			$35.96
3/31/88	$34.38	-4.39%	5.10%	5.10%	-2.12%	20.70%	18.26%	18.77%	10.81%
4/30/88	$34.74	1.05%	1.99%	6.20%	-1.25%	20.93%	16.81%	17.82%	10.34%
5/31/88	$35.06	1.70%	-1.75%	8.00%	-1.02%	19.38%	17.17%	17.71%	10.27%	6/20/88	$.270			$36.16
6/30/88	$36.76	4.85%	7.72%	13.21%	-1.29%	20.58%	17.46%	18.40%	10.49%
7/31/88	$36.12	-1.74%	4.75%	11.24%	-7.58%	19.16%	17.72%	17.51%	10.47%
8/31/88	$34.88	-3.44%	-.51%	7.42%	-14.66%	18.04%	16.27%	16.71%	10.12%
9/30/88	$35.65	2.99%	-2.29%	10.63%	-11.52%	20.17%	16.32%	17.17%	9.94%	9/20/88	$.270			$35.56
10/31/88	$36.41	2.13%	1.57%	12.98%	12.76%	19.11%	17.33%	18.65%	9.95%
11/30/88	$36.02	-1.07%	4.06%	11.77%	20.29%	16.00%	16.50%	18.21%	9.60%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/88	$35.26	1.77%	2.83%	13.76%	13.76%	14.64%	16.91%	18.12%	9.83%	12/20/88	$.280		$1.110	$35.05
1/31/89	$37.92	7.55%	8.28%	7.55%	17.49%	17.06%	18.82%	18.45%	10.33%
2/28/89	$36.77	-3.03%	6.13%	4.28%	7.92%	13.39%	18.93%	18.45%	10.45%
3/31/89	$36.98	1.34%	5.68%	5.68%	14.39%	11.85%	18.41%	17.79%	10.39%	3/20/89	$.280			$36.65
4/30/89	$38.55	4.25%	2.44%	10.17%	18.00%	13.94%	19.18%	18.20%	10.55%
5/31/89	$39.90	3.50%	9.34%	14.03%	20.13%	13.87%	21.50%	18.78%	10.80%
6/30/89	$39.17	-1.08%	6.73%	12.79%	13.33%	13.25%	20.98%	18.20%	11.17%	6/20/89	$.300			$39.49
7/31/89	$42.47	8.43%	11.00%	22.29%	25.05%	18.84%	23.89%	18.97%	12.02%
8/31/89	$43.75	3.01%	10.48%	25.98%	33.41%	16.95%	21.89%	18.59%	11.89%
9/30/89	$42.67	-1.76%	9.73%	23.76%	27.26%	19.21%	21.60%	18.50%	11.86%	9/20/89	$.310			$42.61
10/31/89	$41.78	-2.08%	-.91%	21.18%	22.01%	16.26%	21.04%	19.13%	11.35%
11/30/89	$42.54	1.82%	-2.06%	23.39%	25.57%	15.65%	21.29%	18.68%	11.71%
12/31/89	$42.57	2.88%	2.57%	26.94%	26.94%	17.36%	21.40%	18.71%	11.98%	12/20/89	$.340		$.820	$41.27
1/31/90	$40.29	-5.36%	-.85%	-5.36%	11.71%	10.37%	18.59%	17.24%	12.09%
2/28/90	$41.04	1.86%	-.82%	-3.59%	17.35%	9.77%	18.48%	17.75%	11.81%
3/31/90	$41.55	1.99%	-1.68%	-1.68%	18.10%	9.76%	18.89%	19.16%	11.99%	3/20/90	$.310			$41.97
4/30/90	$40.31	-2.99%	.79%	-4.61%	9.91%	8.60%	18.06%	18.38%	12.39%
5/31/90	$44.03	9.23%	8.08%	4.19%	16.00%	11.30%	18.84%	18.77%	13.35%
6/30/90	$43.07	-1.43%	4.45%	2.70%	15.59%	8.95%	18.09%	18.26%	13.61%	6/20/90	$.330			$43.33
7/31/90	$42.54	-1.23%	6.34%	1.43%	5.29%	6.76%	17.37%	17.08%	13.09%
8/31/90	$38.34	-9.87%	-12.26%	-8.58%	-7.88%	1.60%	15.11%	15.81%	12.26%
9/30/90	$35.83	-5.69%	-16.04%	-13.78%	-11.56%	-.14%	14.33%	14.78%	11.71%	9/20/90	$.340			$36.77
10/31/90	$35.11	-2.01%	-16.71%	-15.51%	-11.49%	6.78%	12.78%	14.30%	11.79%
11/30/90	$38.10	8.52%	.29%	-8.31%	-5.67%	12.53%	13.08%	14.15%	12.08%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/90	$38.79	3.52%	10.08%	-5.09%	-5.09%	11.08%	12.66%	14.76%	11.94%	12/20/90	$.370		$.280	$38.75
1/31/91	$40.98	5.65%	18.68%	5.65%	5.95%	11.62%	13.68%	15.90%	11.80%
2/28/91	$43.70	6.64%	16.63%	12.66%	10.91%	11.99%	13.67%	16.32%	12.08%
3/31/91	$43.56	.40%	13.11%	13.11%	9.18%	13.84%	12.53%	15.90%	11.83%	3/20/91	$.310			$42.91
4/30/91	$43.88	.74%	7.85%	13.94%	13.37%	13.71%	13.01%	16.12%	11.63%
5/31/91	$46.55	6.08%	7.29%	20.87%	10.11%	15.34%	13.53%	16.60%	12.20%
6/30/91	$43.22	-6.48%	-.06%	13.04%	4.47%	11.02%	11.90%	16.07%	11.90%	6/20/91	$.320			$44.06
7/31/91	$44.79	3.63%	2.81%	17.15%	9.61%	13.01%	14.14%	16.57%	12.38%
8/31/91	$45.62	1.85%	-1.29%	19.32%	23.87%	15.04%	12.79%	17.19%	12.19%
9/30/91	$44.64	-1.47%	4.00%	17.57%	29.42%	13.35%	14.16%	17.69%	12.11%	9/20/91	$.310			$44.60
10/31/91	$45.12	1.07%	1.43%	18.83%	33.49%	12.96%	13.18%	17.38%	12.46%
11/30/91	$42.26	-6.34%	-6.72%	11.30%	15.22%	10.92%	10.95%	15.93%	12.22%
12/31/91	$44.85	9.14%	3.32%	21.48%	21.48%	13.54%	13.26%	17.32%	12.22%	12/20/91	$.300		$.870	$41.19
1/31/92	$45.01	.36%	2.59%	.36%	15.39%	10.95%	10.45%	17.51%	12.11%
2/29/92	$46.46	3.22%	13.06%	3.59%	11.69%	13.29%	10.38%	18.38%	12.12%
3/31/92	$45.09	-2.38%	1.13%	1.13%	8.61%	11.88%	9.41%	17.96%	11.97%	3/20/92	$.270			$46.09
4/30/92	$46.44	3.00%	3.78%	4.16%	11.03%	11.43%	10.03%	17.82%	11.97%
5/31/92	$46.87	.93%	1.47%	5.12%	5.64%	10.50%	9.91%	18.37%	11.92%
6/30/92	$45.53	-2.23%	1.62%	2.77%	10.43%	10.07%	8.33%	18.36%	12.07%	6/19/92	$.290			$45.14
7/31/92	$46.94	3.10%	1.72%	5.95%	9.86%	8.23%	7.95%	19.01%	12.24%
8/31/92	$45.14	-3.83%	-3.07%	1.89%	3.73%	5.78%	6.15%	17.09%	11.79%
9/30/92	$46.00	2.52%	1.65%	4.46%	7.93%	7.30%	6.82%	17.40%	12.02%	9/18/92	$.280			$46.25
10/31/92	$46.32	.70%	-.72%	5.19%	7.52%	8.31%	11.81%	16.17%	12.06%
11/30/92	$48.19	4.04%	7.40%	9.44%	19.43%	9.08%	14.41%	16.13%	12.03%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/92	$48.37	1.27%	6.09%	10.82%	10.82%	8.51%	13.03%	16.19%	12.13%	12/18/92	$.270		$.160	$48.25
1/31/93	$49.25	1.82%	7.28%	1.82%	12.43%	11.18%	12.53%	15.98%	12.52%
2/28/93	$50.93	3.41%	6.63%	5.29%	12.64%	11.75%	12.06%	16.02%	12.95%
3/31/93	$51.35	2.40%	7.82%	7.82%	18.15%	11.90%	13.61%	15.91%	13.11%	3/19/93	$.270		$.530	$51.31
4/30/93	$51.94	1.15%	7.11%	9.06%	16.03%	13.46%	13.63%	15.21%	13.51%
5/31/93	$53.51	3.02%	6.70%	12.36%	18.45%	11.28%	13.93%	15.54%	13.65%
6/30/93	$53.57	.61%	4.84%	13.04%	21.89%	12.04%	12.99%	15.20%	13.73%	6/18/93	$.260			$52.47
7/31/93	$53.57	.00%	3.65%	13.04%	18.23%	12.50%	13.39%	15.54%	13.33%
8/31/93	$55.80	4.16%	4.80%	17.74%	28.06%	18.06%	15.12%	15.70%	13.65%
9/30/93	$55.14	-.73%	3.40%	16.89%	23.99%	20.10%	14.28%	15.30%	13.21%	9/20/93	$.250			$54.45
10/31/93	$55.56	.76%	4.19%	17.78%	24.09%	21.21%	13.97%	15.64%	13.19%
11/30/93	$54.96	-1.08%	-1.06%	16.50%	17.97%	17.53%	13.97%	15.23%	13.88%
12/31/93	$53.23	1.56%	1.23%	18.32%	18.32%	16.78%	13.92%	15.41%	13.84%	12/20/93	$.270		$2.300	$52.91
1/31/94	$56.26	5.69%	6.18%	5.69%	22.82%	16.80%	13.53%	16.14%	14.12%
2/28/94	$55.00	-2.24%	4.93%	3.32%	16.11%	13.46%	13.71%	16.29%	13.93%
3/31/94	$52.30	-3.86%	-.66%	-.66%	9.01%	11.84%	12.52%	15.43%	13.96%	3/18/94	$.260		$.350	$55.11
4/30/94	$53.01	1.36%	-4.73%	.69%	9.23%	12.07%	11.89%	15.48%	14.20%
5/31/94	$53.97	1.81%	-.79%	2.51%	7.95%	10.54%	11.53%	16.40%	14.54%
6/30/94	$52.38	-2.45%	.66%	.00%	4.68%	12.11%	11.21%	15.99%	14.49%	6/20/94	$.280			$54.69
7/31/94	$54.31	3.68%	2.98%	3.68%	8.53%	12.12%	10.22%	16.86%	15.00%
8/31/94	$56.86	4.70%	5.90%	8.55%	9.09%	13.16%	10.58%	16.10%	15.87%
9/30/94	$54.95	-2.88%	5.43%	5.43%	6.72%	12.62%	10.33%	15.83%	16.25%	9/20/94	$.280			$56.10
10/31/94	$56.27	2.40%	4.13%	7.96%	8.47%	13.11%	11.32%	16.08%	15.51%
11/30/94	$54.12	-3.82%	-4.34%	3.84%	5.46%	14.11%	10.06%	15.54%	15.52%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/94	$53.94	1.27%	-.25%	5.16%	5.16%	11.30%	9.72%	15.41%	15.74%	12/20/94	$.330		$.540	$53.86
1/31/95	$54.93	1.84%	-.81%	1.84%	1.33%	11.85%	11.33%	14.91%	15.17%
2/28/95	$57.31	4.33%	7.60%	6.25%	8.14%	12.25%	11.87%	15.13%	15.05%
3/31/95	$58.69	3.24%	9.68%	9.68%	16.11%	14.36%	12.14%	15.47%	15.03%	3/20/95	$.340		$.120	$57.13
4/30/95	$60.44	2.98%	10.91%	12.95%	17.98%	14.35%	13.49%	15.75%	14.91%
5/31/95	$63.03	4.28%	10.87%	17.79%	20.85%	15.61%	12.44%	15.60%	14.93%
6/30/95	$63.38	1.07%	8.54%	19.05%	25.20%	16.89%	13.01%	15.52%	14.72%	6/14/95	$.320			$63.03
7/31/95	$65.92	4.01%	9.62%	23.82%	25.58%	17.24%	14.18%	15.77%	15.30%
8/31/95	$66.90	1.49%	6.68%	25.66%	21.74%	19.36%	16.92%	16.01%	15.50%
9/30/95	$68.12	2.30%	7.98%	28.55%	28.24%	19.28%	18.84%	16.56%	15.83%	9/15/95	$.320			$68.55
10/31/95	$66.04	-3.05%	.65%	24.62%	21.38%	17.78%	18.58%	15.65%	15.31%
11/30/95	$69.45	5.16%	4.30%	31.06%	32.73%	18.19%	17.84%	15.44%	15.41%
12/31/95	$67.83	1.77%	3.75%	33.38%	33.38%	18.40%	17.44%	15.03%	15.51%	12/15/95	$.480		$2.340	$67.16
1/31/96	$69.48	2.43%	9.63%	2.43%	34.15%	18.64%	16.72%	15.19%	15.01%
2/29/96	$70.50	1.47%	5.78%	3.94%	30.48%	17.88%	15.56%	14.61%	15.09%
3/31/96	$71.65	2.27%	6.29%	6.29%	29.25%	17.83%	15.99%	14.25%	15.14%	3/15/96	$.300	$.020	$.130	$71.89
4/30/96	$74.02	3.31%	7.20%	9.81%	29.66%	18.67%	16.57%	14.78%	15.46%
5/31/96	$74.94	1.24%	6.96%	11.17%	25.88%	17.98%	15.49%	14.50%	15.56%
6/30/96	$73.67	-1.27%	3.26%	9.76%	22.97%	17.24%	16.75%	14.30%	15.18%	6/14/96	$.320			$73.99
7/31/96	$70.58	-4.20%	-4.24%	5.16%	13.27%	15.58%	14.93%	14.54%	14.99%
8/31/96	$73.10	3.57%	-2.03%	8.91%	15.60%	15.36%	15.32%	14.05%	15.25%
9/30/96	$75.06	3.12%	2.32%	12.31%	16.53%	16.83%	16.37%	15.26%	15.34%	9/18/96	$.320			$75.04
10/31/96	$76.27	1.62%	8.52%	14.12%	22.14%	17.16%	16.49%	14.82%	15.58%
11/30/96	$82.85	8.63%	13.82%	23.97%	26.16%	20.87%	20.00%	15.39%	15.96%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/96	$79.81	-1.37%	8.87%	22.26%	22.26%	19.69%	17.59%	15.41%	15.51%	12/18/96	$.350	$.300	$1.230	$78.80
1/31/97	$82.73	3.66%	11.06%	3.66%	23.74%	18.93%	18.36%	14.33%	15.98%
2/28/97	$83.34	.74%	2.99%	4.43%	22.84%	20.12%	17.78%	14.02%	16.09%
3/31/97	$80.99	-1.88%	2.46%	2.46%	17.86%	20.94%	17.90%	13.58%	16.04%	3/27/97	$.300	$.130	$.360	$82.13
4/30/97	$84.09	3.83%	2.62%	6.38%	18.45%	21.91%	18.09%	13.99%	16.21%
5/31/97	$89.64	6.60%	8.60%	13.40%	24.71%	23.80%	19.39%	14.55%	16.70%
6/30/97	$93.14	4.29%	15.42%	18.26%	31.74%	26.57%	20.94%	14.46%	16.68%	6/26/97	$.340			$92.92
7/31/97	$100.65	8.07%	20.13%	27.79%	48.57%	28.34%	22.08%	14.80%	17.20%
8/31/97	$98.08	-2.56%	9.82%	24.53%	39.79%	25.30%	22.41%	13.99%	17.15%
9/30/97	$102.27	4.68%	10.24%	30.36%	41.91%	28.47%	22.92%	14.59%	17.42%	9/26/97	$.400			$101.72
10/31/97	$98.20	-3.98%	-2.05%	25.18%	34.10%	25.74%	21.76%	16.68%	17.42%
11/30/97	$99.72	1.55%	2.07%	27.11%	25.37%	28.04%	21.17%	17.74%	17.25%
12/31/97	$94.57	1.02%	-1.50%	28.41%	28.41%	27.94%	21.11%	17.00%	17.33%	12/29/97	$.450	$.370	$5.230	$92.80
1/31/98	$94.07	-.53%	2.03%	-.53%	23.22%	26.93%	20.55%	16.47%	17.68%
2/28/98	$99.04	5.28%	5.79%	4.73%	28.78%	27.33%	20.98%	16.44%	18.07%
3/31/98	$101.85	4.78%	9.72%	9.72%	37.52%	27.95%	21.53%	17.51%	18.14%	3/27/98	$.390	$.050	$1.480	$101.79
4/30/98	$103.36	1.48%	11.95%	11.35%	34.41%	27.33%	21.62%	17.56%	17.69%
5/31/98	$100.60	-2.67%	3.50%	8.38%	22.73%	24.43%	20.24%	17.04%	17.37%
6/30/98	$100.39	.18%	-1.06%	8.57%	17.90%	24.06%	20.14%	16.51%	17.45%	6/26/98	$.390			$99.69
7/31/98	$95.18	-5.19%	-7.55%	2.94%	3.43%	20.30%	18.86%	16.10%	16.80%
8/31/98	$82.25	-13.59%	-17.92%	-11.05%	-8.27%	14.02%	14.51%	14.81%	15.76%
9/30/98	$85.65	4.60%	-14.30%	-6.95%	-8.35%	14.87%	15.71%	14.99%	16.08%	9/28/98	$.400			$88.39
10/31/98	$92.31	7.77%	-2.58%	.29%	2.87%	19.00%	17.28%	15.61%	17.12%
11/30/98	$96.98	5.06%	18.44%	5.36%	6.45%	18.96%	18.70%	16.31%	17.26%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/98	$90.70	.02%	13.26%	5.39%	5.39%	18.28%	18.34%	16.11%	17.11%	12/29/98	$.380	$.540	$5.350	$90.13
1/31/99	$90.67	-.04%	5.06%	-.04%	5.92%	17.33%	17.03%	15.27%	16.85%
2/28/99	$89.68	-1.09%	-1.10%	-1.13%	-.48%	16.33%	17.30%	15.49%	16.96%
3/31/99	$93.17	5.72%	4.53%	4.53%	.40%	17.62%	19.55%	15.98%	16.88%	3/29/99	$.380		$1.290	$94.92
4/30/99	$104.08	11.71%	16.81%	16.77%	10.53%	20.73%	21.90%	16.79%	17.49%
5/31/99	$103.95	-.13%	17.95%	16.62%	13.41%	20.18%	21.43%	16.37%	17.57%
6/30/99	$108.34	4.55%	16.64%	21.93%	18.35%	22.50%	23.12%	17.02%	17.61%	6/28/99	$.330			$106.52
7/31/99	$105.33	-2.78%	1.52%	18.54%	21.36%	23.09%	21.55%	15.75%	17.35%
8/31/99	$103.83	-1.42%	.20%	16.85%	38.44%	21.08%	20.09%	15.24%	16.90%
9/30/99	$98.90	-4.40%	-8.39%	11.70%	26.51%	18.06%	19.72%	14.93%	16.70%	9/28/99	$.350			$97.62
10/31/99	$100.27	1.38%	-4.46%	13.25%	19.02%	17.97%	19.47%	15.33%	17.22%
11/30/99	$101.72	1.45%	-1.68%	14.88%	14.91%	15.32%	20.76%	15.28%	16.97%
12/31/99	$100.52	4.63%	7.62%	20.20%	20.20%	17.62%	21.55%	15.48%	17.08%	12/28/99	$.420	$.700	$4.710	$99.18
1/31/00	$95.53	-4.97%	.87%	-4.97%	14.27%	14.26%	19.88%	15.53%	16.38%
2/29/00	$90.71	-5.05%	-5.58%	-9.76%	9.71%	12.02%	17.64%	14.72%	16.23%
3/31/00	$95.47	11.11%	.26%	.26%	15.30%	16.76%	19.38%	15.71%	17.42%	3/29/00	$.500		$4.720	$93.68
4/30/00	$97.81	2.45%	8.09%	2.72%	5.76%	16.25%	19.26%	16.34%	17.35%
5/31/00	$99.89	2.13%	16.25%	4.90%	8.14%	14.60%	18.77%	15.56%	17.15%
6/30/00	$92.85	-6.55%	-2.23%	-1.96%	-3.35%	10.49%	16.92%	14.95%	16.59%	6/28/00	$.510			$94.86
7/31/00	$94.51	1.79%	-2.85%	-.21%	1.19%	8.30%	16.41%	15.29%	16.18%
8/31/00	$99.08	4.84%	-.28%	4.62%	7.63%	10.98%	17.17%	17.05%	16.43%
9/30/00	$98.09	-.44%	6.24%	4.16%	12.10%	9.13%	16.54%	17.68%	16.22%	9/27/00	$.550			$96.88
10/31/00	$101.19	3.16%	7.68%	7.45%	14.05%	11.77%	18.00%	18.29%	16.28%
11/30/00	$100.89	-.30%	2.40%	7.14%	12.10%	11.10%	16.74%	17.29%	15.71%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/00	$96.67	8.56%	11.66%	16.30%	16.30%	13.79%	18.26%	17.85%	16.29%	12/27/00	$.530	$.290	$12.090	$97.07
1/31/01	$98.69	2.09%	10.49%	2.09%	24.93%	14.79%	18.18%	17.45%	16.67%
2/28/01	$98.92	.24%	11.09%	2.32%	31.88%	12.92%	17.90%	16.72%	16.52%
3/31/01	$95.82	-1.35%	.95%	.95%	17.09%	10.67%	17.05%	16.52%	16.21%	3/28/01	$.500	$.530	$.720	$94.86
4/30/01	$101.76	6.20%	5.02%	7.20%	21.37%	12.36%	17.70%	17.13%	16.63%
5/31/01	$104.86	3.05%	7.95%	10.47%	22.47%	14.52%	18.11%	16.80%	16.70%
6/30/01	$102.40	-1.94%	7.30%	8.32%	28.50%	13.70%	17.95%	17.35%	16.71%	6/27/01	$.410			$100.93
7/31/01	$103.25	.83%	1.88%	9.22%	27.30%	16.06%	19.16%	17.03%	16.80%
8/31/01	$101.31	-1.88%	-2.99%	7.17%	19.15%	21.08%	17.88%	16.59%	16.89%
9/30/01	$91.48	-9.26%	-10.23%	-2.77%	8.58%	15.47%	14.90%	15.63%	16.66%	9/26/01	$.430			$88.46
10/31/01	$92.48	1.09%	-10.00%	-1.70%	6.40%	13.04%	14.78%	15.64%	16.51%
11/30/01	$100.03	8.16%	-.78%	6.32%	15.43%	14.14%	14.69%	17.31%	16.62%
12/31/01	$100.51	2.83%	12.44%	9.33%	9.33%	15.19%	15.65%	16.62%	16.97%	12/27/01	$.390	$.490	$1.460	$100.18
1/31/02	$100.32	-.19%	11.01%	-.19%	6.90%	15.14%	14.78%	16.55%	17.03%
2/28/02	$101.13	.81%	3.47%	.61%	7.49%	15.87%	14.79%	16.28%	17.32%
3/31/02	$105.01	4.24%	4.89%	4.89%	13.59%	15.32%	16.19%	17.04%	17.50%	3/26/02	$.350	$.010	$.050	$103.75
4/30/02	$101.70	-3.15%	1.78%	1.59%	3.60%	9.97%	14.58%	16.33%	17.07%
5/31/02	$103.08	1.36%	2.33%	2.97%	1.91%	10.51%	13.44%	16.38%	17.37%
6/30/02	$98.10	-4.47%	-6.22%	-1.63%	-.71%	7.23%	11.47%	16.11%	17.23%	6/26/02	$.370			$95.84
7/31/02	$89.36	-8.91%	-11.79%	-10.39%	-10.30%	4.93%	7.72%	14.68%	16.82%
8/31/02	$91.45	2.34%	-10.95%	-8.29%	-6.45%	6.26%	8.78%	15.39%	16.24%
9/30/02	$82.19	-9.71%	-15.84%	-17.20%	-6.92%	4.25%	5.61%	13.94%	15.65%	9/26/02	$.390			$85.63
10/31/02	$85.14	3.59%	-4.29%	-14.23%	-4.62%	4.99%	7.22%	14.26%	15.21%
11/30/02	$92.12	8.20%	1.19%	-7.20%	-4.57%	7.28%	8.60%	14.71%	15.41%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/02	$88.05	-3.59%	8.06%	-10.52%	-10.52%	4.39%	7.58%	14.15%	15.16%	12/27/02	$.400		$.360	$87.25
1/31/03	$85.45	-2.95%	1.23%	-2.95%	-13.00%	5.13%	7.06%	13.60%	14.78%
2/28/03	$83.44	-2.35%	-8.63%	-5.24%	-15.75%	6.10%	5.46%	12.95%	14.48%
3/31/03	$83.03	-.06%	-5.29%	-5.29%	-19.21%	2.43%	4.46%	12.68%	14.28%	3/27/03	$.370			$84.53
4/30/03	$88.90	7.07%	4.49%	1.41%	-10.68%	3.94%	5.59%	13.32%	14.26%
5/31/03	$95.94	7.92%	15.48%	9.44%	-4.92%	5.87%	7.79%	13.85%	14.69%
6/30/03	$96.30	.90%	16.59%	10.43%	.43%	8.62%	7.95%	13.88%	14.54%	6/26/03	$.510			$97.02
7/31/03	$99.84	3.67%	12.90%	14.49%	14.32%	9.28%	9.89%	14.29%	14.91%
8/31/03	$102.39	2.55%	7.28%	17.41%	14.55%	8.48%	13.72%	14.12%	14.90%
9/30/03	$100.98	-1.02%	5.23%	16.21%	25.58%	8.27%	12.47%	14.08%	14.69%	9/26/03	$.360			$100.61
10/31/03	$106.63	5.60%	7.18%	22.71%	28.01%	9.12%	12.02%	14.62%	15.13%
11/30/03	$108.44	1.70%	6.29%	24.79%	20.33%	9.84%	11.29%	14.93%	15.08%
12/31/03	$113.78	6.07%	13.88%	32.35%	32.35%	8.99%	12.60%	15.43%	15.42%	12/29/03	$.375	$.390	$.450	$113.27
1/31/04	$118.28	3.96%	12.11%	3.96%	41.76%	9.64%	13.48%	15.24%	15.69%
2/29/04	$120.59	1.96%	12.41%	5.99%	48.00%	10.26%	14.17%	15.73%	16.01%
3/31/04	$118.72	-.96%	4.96%	4.96%	46.64%	10.40%	12.69%	16.07%	15.75%	3/29/04	$.360		$.340	$118.00
4/30/04	$116.11	-2.20%	-1.25%	2.65%	33.97%	7.42%	9.73%	15.66%	15.57%
5/31/04	$116.98	.76%	-2.42%	3.42%	25.06%	6.62%	9.92%	15.53%	15.97%
6/30/04	$119.61	2.57%	1.06%	6.07%	27.12%	8.22%	9.50%	16.12%	16.05%	6/28/04	$.370			$118.96
7/31/04	$116.02	-3.00%	.24%	2.89%	18.94%	6.84%	9.45%	15.34%	16.10%
8/31/04	$115.90	-.11%	-.62%	2.78%	15.87%	7.48%	9.75%	14.80%	15.45%
9/30/04	$118.93	2.93%	-.25%	5.80%	20.50%	12.09%	11.38%	15.47%	15.65%	9/28/04	$.370			$118.22
10/31/04	$121.71	2.33%	5.23%	8.27%	16.77%	12.55%	11.59%	15.46%	15.77%
11/30/04	$128.88	5.89%	11.55%	14.65%	21.60%	11.76%	12.55%	16.58%	16.06%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/04	$130.22	3.94%	12.64%	19.16%	19.16%	12.17%	12.40%	16.89%	16.14%	12/29/04	$.430	$1.210	$2.100	$130.29
1/31/05	$127.27	-2.27%	7.56%	-2.27%	12.05%	11.38%	13.04%	16.41%	15.65%
2/28/05	$131.09	3.00%	4.64%	.66%	13.20%	12.18%	14.89%	16.26%	15.69%
3/31/05	$129.19	-.55%	.11%	.11%	13.67%	10.43%	12.37%	15.82%	15.64%	3/29/05	$.420	$.146	$.604	$127.13
4/30/05	$125.85	-2.58%	-.21%	-2.48%	13.24%	10.65%	11.24%	15.18%	15.47%
5/31/05	$129.10	2.58%	-.62%	.04%	15.29%	11.09%	11.34%	14.99%	15.29%
6/30/05	$129.49	.64%	.58%	.68%	13.12%	13.03%	13.00%	14.94%	15.23%	6/28/05	$.430			$130.23
7/31/05	$134.16	3.61%	6.95%	4.31%	20.81%	17.99%	13.41%	14.90%	15.33%
8/31/05	$135.17	.76%	5.05%	5.10%	21.86%	17.38%	12.50%	14.81%	15.41%
9/30/05	$136.11	1.02%	5.46%	6.17%	19.60%	21.85%	12.83%	14.67%	15.61%	9/28/05	$.430			$134.85
10/31/05	$133.70	-1.77%	-.02%	4.29%	14.77%	19.72%	11.74%	14.82%	15.23%
11/30/05	$137.85	3.10%	2.31%	7.52%	11.77%	17.81%	12.49%	14.60%	15.02%
12/31/05	$137.22	1.71%	3.01%	9.36%	9.36%	19.93%	11.03%	14.59%	14.81%	12/28/05	$.420	$.095	$2.490	$137.96
1/31/06	$142.69	3.99%	9.04%	3.99%	16.35%	22.72%	11.44%	14.76%	14.97%
2/28/06	$142.13	-.40%	5.35%	3.58%	12.52%	23.53%	11.30%	14.55%	14.58%
3/31/06	$143.81	1.67%	5.30%	5.30%	15.03%	24.23%	11.97%	14.48%	14.36%	3/31/06	$.420		$.258	$143.81
4/30/06	$147.44	2.53%	3.81%	7.96%	21.05%	22.45%	11.18%	14.39%	14.59%
5/31/06	$144.91	-1.72%	2.45%	6.10%	15.99%	18.71%	10.13%	14.05%	14.28%
6/30/06	$144.48	.04%	.82%	6.15%	15.31%	18.35%	10.58%	14.21%	14.25%	6/29/06	$.490			$144.39
7/31/06	$145.39	.62%	-1.06%	6.81%	11.99%	17.18%	10.54%	14.76%	14.65%
8/31/06	$147.20	1.24%	1.92%	8.14%	12.54%	16.68%	11.23%	14.50%	14.27%
9/30/06	$150.77	2.87%	4.81%	11.26%	14.61%	18.19%	14.06%	14.47%	14.86%	9/28/06	$.670			$150.78
10/31/06	$155.19	2.93%	7.22%	14.53%	20.08%	17.20%	14.46%	14.62%	14.72%
11/30/06	$157.13	1.25%	7.21%	15.96%	17.92%	17.02%	12.97%	13.82%	14.60%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/06	$153.46	2.22%	6.54%	18.54%	18.54%	15.59%	12.84%	14.23%	14.81%	12/28/06	$.540	$.247	$6.405	$154.07
1/31/07	$156.55	2.00%	5.59%	2.00%	16.27%	14.87%	13.33%	14.05%	14.19%

S & P 500 Index		1.51%	4.89%	1.51%	14.51%	10.31%	6.82%	7.93%	11.19%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/60	$21.45	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
1/31/61	$22.52	5.01%	N.A.	5.01%	N.A.	N.A.	N.A.	N.A.	N.A.
2/28/61	$23.51	4.40%	N.A.	9.63%	N.A.	N.A.	N.A.	N.A.	N.A.
3/31/61	$23.53	11.63%	N.A.	22.38%	N.A.	N.A.	N.A.	N.A.	N.A.	3/20/61	$.130		$2.600	$23.63
4/30/61	$23.76	.98%	17.68%	23.58%	N.A.	N.A.	N.A.	N.A.	N.A.
5/31/61	$24.15	1.64%	14.57%	25.60%	N.A.	N.A.	N.A.	N.A.	N.A.
6/30/61	$23.31	-2.97%	-.41%	21.88%	N.A.	N.A.	N.A.	N.A.	N.A.	6/20/61	$.130			$23.54
7/31/61	$24.09	3.35%	1.93%	25.96%	N.A.	N.A.	N.A.	N.A.	N.A.
8/31/61	$24.68	2.45%	2.74%	29.04%	N.A.	N.A.	N.A.	N.A.	N.A.
9/30/61	$24.32	-.95%	4.87%	27.81%	N.A.	N.A.	N.A.	N.A.	N.A.	9/20/61	$.130			$24.32
10/31/61	$24.85	2.18%	3.68%	30.60%	N.A.	N.A.	N.A.	N.A.	N.A.
11/30/61	$24.74	3.56%	4.81%	35.25%	N.A.	N.A.	N.A.	N.A.	N.A.	12/20/61	$.200		$.800	$24.29
12/31/61	$24.52	-.89%	4.95%	34.14%	34.14%	N.A.	N.A.	N.A.	N.A.
1/31/62	$23.84	-2.77%	-.14%	-2.77%	24.20%	N.A.	N.A.	N.A.	N.A.
2/28/62	$24.15	1.30%	-2.39%	-1.51%	20.51%	N.A.	N.A.	N.A.	N.A.
3/31/62	$23.94	-.30%	-1.80%	-1.80%	7.64%	N.A.	N.A.	N.A.	N.A.	3/20/62	$.130		$.010	$24.22
4/30/62	$22.81	-4.72%	-3.77%	-6.44%	1.57%	N.A.	N.A.	N.A.	N.A.
5/31/62	$22.81	.00%	-5.00%	-6.44%	-.07%	N.A.	N.A.	N.A.	N.A.
6/30/62	$19.54	-13.77%	-17.84%	-19.32%	-11.20%	N.A.	N.A.	N.A.	N.A.	6/20/62	$.130			$19.60
7/31/62	$20.52	5.02%	-9.44%	-15.27%	-9.77%	N.A.	N.A.	N.A.	N.A.
8/31/62	$20.97	2.19%	-7.46%	-13.41%	-9.99%	N.A.	N.A.	N.A.	N.A.
9/30/62	$20.22	-2.97%	4.13%	-15.99%	-11.83%	N.A.	N.A.	N.A.	N.A.	9/20/62	$.130			$20.80
10/31/62	$20.52	1.48%	.63%	-14.74%	-12.43%	N.A.	N.A.	N.A.	N.A.
11/30/62	$21.44	4.48%	2.88%	-10.92%	-11.71%	N.A.	N.A.	N.A.	N.A.	12/20/62	$.190		$.530	$21.47

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/62	$21.52	3.74%	10.00%	-7.59%	-7.59%	N.A.	N.A.	N.A.	N.A.
1/31/63	$22.36	3.90%	12.62%	3.90%	-1.25%	N.A.	N.A.	N.A.	N.A.
2/28/63	$21.92	-1.97%	5.67%	1.86%	-4.43%	N.A.	N.A.	N.A.	N.A.
3/31/63	$22.30	2.33%	4.24%	4.24%	-1.91%	N.A.	N.A.	N.A.	N.A.	3/20/63	$.130			$22.06
4/30/63	$23.17	3.90%	4.23%	8.30%	6.97%	N.A.	N.A.	N.A.	N.A.
5/31/63	$23.42	1.08%	7.47%	9.47%	8.12%	N.A.	N.A.	N.A.	N.A.
6/30/63	$23.07	-.94%	4.03%	8.44%	24.20%	N.A.	N.A.	N.A.	N.A.	6/20/63	$.130			$23.22
7/31/63	$22.85	-.95%	-.83%	7.40%	17.15%	N.A.	N.A.	N.A.	N.A.
8/31/63	$23.70	3.72%	1.76%	11.40%	18.89%	N.A.	N.A.	N.A.	N.A.
9/30/63	$23.18	-1.66%	1.03%	9.55%	20.51%	N.A.	N.A.	N.A.	N.A.	9/20/63	$.130			$23.66
10/31/63	$23.48	1.30%	3.32%	10.97%	20.28%	N.A.	N.A.	N.A.	N.A.
11/30/63	$22.70	-2.73%	-3.10%	7.95%	11.98%	N.A.	N.A.	N.A.	N.A.	12/20/63	$.140			$22.88
12/31/63	$23.09	1.72%	.22%	9.80%	9.80%	10.82%	N.A.	N.A.	N.A.
1/31/64	$23.33	1.04%	-.03%	1.04%	6.77%	9.41%	N.A.	N.A.	N.A.
2/29/64	$23.07	2.10%	4.93%	3.16%	11.20%	8.60%	N.A.	N.A.	N.A.	3/20/64	$.130		$.620	$23.31
3/31/64	$23.17	.43%	3.58%	3.58%	9.10%	4.83%	N.A.	N.A.	N.A.
4/30/64	$23.36	.82%	3.35%	4.43%	5.87%	4.77%	N.A.	N.A.	N.A.
5/31/64	$23.63	1.16%	2.43%	5.63%	5.95%	4.61%	N.A.	N.A.	N.A.
6/30/64	$23.68	.76%	2.76%	6.44%	7.77%	5.93%	N.A.	N.A.	N.A.	6/19/64	$.130			$23.63
7/31/64	$24.00	1.35%	3.31%	7.88%	10.28%	5.24%	N.A.	N.A.	N.A.
8/31/64	$23.89	-.46%	1.66%	7.38%	5.84%	4.24%	N.A.	N.A.	N.A.
9/30/64	$24.37	2.56%	3.47%	10.13%	10.37%	5.46%	N.A.	N.A.	N.A.	9/18/64	$.130			$24.07
10/31/64	$24.51	.57%	2.68%	10.77%	9.59%	4.90%	N.A.	N.A.	N.A.
11/30/64	$24.53	.08%	3.24%	10.86%	12.76%	3.69%	N.A.	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/64	$24.06	-.94%	-.29%	9.82%	9.82%	3.67%	N.A.	N.A.	N.A.	12/18/64	$.240			$24.09
1/31/65	$24.96	3.74%	2.85%	3.74%	12.74%	5.93%	N.A.	N.A.	N.A.
2/28/65	$25.08	.48%	3.26%	4.24%	11.00%	5.65%	N.A.	N.A.	N.A.
3/31/65	$23.58	-1.11%	3.08%	3.08%	9.29%	5.36%	N.A.	N.A.	N.A.	3/23/65	$.140		$1.090	$23.74
4/30/65	$24.27	2.93%	2.27%	6.10%	11.58%	8.11%	N.A.	N.A.	N.A.
5/31/65	$24.17	.17%	1.95%	6.27%	10.48%	8.17%	N.A.	N.A.	N.A.	6/18/65	$.140			$23.56
6/30/65	$23.29	-3.64%	-.64%	2.42%	5.67%	12.25%	N.A.	N.A.	N.A.
7/31/65	$23.72	1.85%	-1.69%	4.31%	6.18%	11.11%	N.A.	N.A.	N.A.
8/31/65	$24.40	2.87%	.95%	7.30%	9.73%	11.36%	N.A.	N.A.	N.A.	9/20/65	$.140			$24.80
9/30/65	$25.03	3.16%	8.08%	10.69%	10.38%	13.65%	N.A.	N.A.	N.A.
10/31/65	$25.76	2.92%	9.22%	13.92%	12.95%	14.19%	N.A.	N.A.	N.A.
11/30/65	$26.04	1.09%	7.32%	15.16%	14.08%	12.93%	N.A.	N.A.	N.A.
12/31/65	$25.84	.07%	4.12%	15.25%	15.25%	11.59%	11.49%	N.A.	N.A.	12/20/65	$.220			$25.89
1/31/66	$26.23	1.51%	2.69%	1.51%	12.77%	10.72%	10.73%	N.A.	N.A.
2/28/66	$26.08	-.57%	1.00%	.93%	11.58%	11.25%	9.66%	N.A.	N.A.	3/18/66	$.140		$1.300	$24.03
3/31/66	$24.19	-1.69%	-.77%	-.77%	10.94%	9.77%	6.91%	N.A.	N.A.
4/30/66	$24.73	2.23%	-.07%	1.44%	10.19%	9.18%	7.17%	N.A.	N.A.
5/31/66	$23.89	-3.40%	-2.91%	-2.00%	6.25%	7.55%	6.09%	N.A.	N.A.	6/20/66	$.140			$23.79
6/30/66	$23.32	-1.81%	-3.03%	-3.78%	8.27%	7.23%	6.34%	N.A.	N.A.
7/31/66	$22.90	-1.80%	-6.85%	-5.51%	4.39%	6.92%	5.26%	N.A.	N.A.
8/31/66	$21.16	-6.99%	-10.32%	-12.11%	-5.61%	3.11%	3.24%	N.A.	N.A.	9/20/66	$.140			$21.67
9/30/66	$21.12	-.19%	-8.85%	-12.29%	-8.69%	3.61%	3.40%	N.A.	N.A.
10/31/66	$22.08	4.54%	-2.96%	-8.31%	-7.24%	4.71%	3.87%	N.A.	N.A.
11/30/66	$22.56	3.17%	7.66%	-5.40%	-5.33%	6.79%	3.78%	N.A.	N.A.	12/20/66	$.220			$22.68

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/66	$22.60	.18%	8.04%	-5.24%	-5.24%	6.24%	4.00%	N.A.	N.A.
1/31/67	$24.23	7.21%	10.80%	7.21%	.08%	8.36%	6.06%	N.A.	N.A.
2/28/67	$23.45	.25%	7.67%	7.48%	.91%	7.72%	5.83%	N.A.	N.A.	3/20/67	$.150		$.690	$24.28
3/31/67	$24.41	4.09%	11.74%	11.74%	6.72%	8.96%	6.72%	N.A.	N.A.
4/30/67	$25.39	4.02%	8.41%	16.23%	8.58%	10.11%	8.62%	N.A.	N.A.
5/31/67	$24.19	-4.13%	3.80%	11.42%	7.75%	8.15%	7.70%	N.A.	N.A.	6/20/67	$.150			$24.98
6/30/67	$24.52	1.36%	1.05%	12.92%	11.21%	8.36%	11.24%	N.A.	N.A.
7/31/67	$25.65	4.61%	1.63%	18.13%	18.47%	9.51%	11.15%	N.A.	N.A.
8/31/67	$25.27	-.90%	5.08%	17.07%	26.25%	9.35%	10.47%	N.A.	N.A.	9/20/67	$.150			$25.64
9/30/67	$25.72	1.78%	5.51%	19.14%	28.73%	9.07%	11.53%	N.A.	N.A.
10/31/67	$24.85	-3.38%	-2.55%	15.11%	18.96%	7.62%	10.44%	N.A.	N.A.
11/30/67	$24.60	-.12%	-1.78%	14.97%	15.18%	7.54%	9.45%	N.A.	N.A.	12/20/67	$.220			$24.81
12/31/67	$25.00	1.63%	-1.94%	16.84%	16.84%	8.46%	9.00%	N.A.	N.A.
1/31/68	$24.31	-2.76%	-1.31%	-2.76%	5.97%	6.15%	7.56%	N.A.	N.A.
2/29/68	$23.14	-.74%	-1.91%	-3.48%	5.05%	5.71%	7.83%	N.A.	N.A.	3/20/68	$.150		$.840	$22.88
3/31/68	$23.18	.17%	-3.27%	-3.27%	1.14%	6.19%	7.38%	N.A.	N.A.
4/30/68	$24.74	6.73%	6.17%	3.24%	3.78%	7.48%	7.96%	N.A.	N.A.
5/31/68	$25.15	2.26%	9.33%	5.58%	10.73%	8.22%	8.21%	N.A.	N.A.	6/20/68	$.150			$25.63
6/30/68	$25.47	1.27%	10.52%	6.91%	10.61%	10.02%	8.69%	N.A.	N.A.
7/31/68	$25.20	-1.06%	2.45%	5.78%	4.62%	8.97%	8.66%	N.A.	N.A.
8/31/68	$25.62	2.26%	2.46%	8.17%	7.97%	8.75%	8.36%	N.A.	N.A.	9/20/68	$.150			$26.47
9/30/68	$26.87	4.88%	6.10%	13.43%	11.23%	9.35%	9.76%	N.A.	N.A.
10/31/68	$27.10	.86%	8.15%	14.40%	16.11%	8.61%	9.66%	N.A.	N.A.
11/30/68	$28.06	4.54%	10.58%	19.59%	21.54%	9.83%	11.25%	N.A.	N.A.	12/20/68	$.270			$27.64

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/68	$26.94	-3.99%	1.24%	14.83%	14.83%	8.33%	9.98%	N.A.	N.A.
1/31/69	$26.79	-.56%	-.18%	-.56%	17.43%	7.59%	9.63%	N.A.	N.A.
2/28/69	$24.00	-3.62%	-7.98%	-4.16%	13.97%	6.48%	8.38%	N.A.	N.A.	3/20/69	$.150		$1.670	$24.32
3/31/69	$24.76	3.17%	-1.21%	-1.21%	17.27%	8.17%	8.94%	N.A.	N.A.
4/30/69	$25.22	1.86%	1.18%	.62%	11.91%	8.04%	9.17%	N.A.	N.A.
5/31/69	$24.84	-.83%	4.21%	-.22%	8.54%	8.99%	8.73%	N.A.	N.A.	6/20/69	$.170			$23.48
6/30/69	$23.60	-4.99%	-3.99%	-5.16%	1.87%	7.81%	7.47%	N.A.	N.A.
7/31/69	$22.69	-3.86%	-9.38%	-8.82%	-1.01%	7.05%	6.34%	N.A.	N.A.
8/31/69	$23.42	3.97%	-5.03%	-5.20%	.66%	11.11%	7.27%	N.A.	N.A.	9/19/69	$.170			$23.45
9/30/69	$23.02	-1.71%	-1.75%	-6.82%	-5.66%	10.54%	6.36%	N.A.	N.A.
10/31/69	$24.11	4.73%	7.03%	-2.41%	-2.04%	10.60%	7.23%	N.A.	N.A.
11/30/69	$23.01	-3.36%	-.51%	-5.69%	-9.45%	8.22%	6.48%	N.A.	N.A.	12/19/69	$.290			$22.57
12/31/69	$22.43	-2.52%	-1.31%	-8.04%	-8.04%	7.25%	6.14%	N.A.	N.A.
1/31/70	$21.29	-5.08%	-10.56%	-5.08%	-12.23%	2.99%	4.27%	N.A.	N.A.
2/28/70	$21.53	4.93%	-2.91%	-.40%	-4.35%	4.61%	5.18%	N.A.	N.A.	3/20/70	$.180		$.630	$21.08
3/31/70	$21.52	-.05%	-.37%	-.37%	-7.26%	3.23%	5.42%	N.A.	N.A.
4/30/70	$19.90	-7.53%	-2.94%	-7.87%	-15.80%	-.74%	3.19%	N.A.	N.A.
5/31/70	$18.71	-5.08%	-12.26%	-12.55%	-19.44%	-1.06%	2.08%	N.A.	N.A.	6/19/70	$.180			$18.88
6/30/70	$18.13	-3.10%	-14.95%	-15.27%	-17.84%	-2.54%	2.20%	N.A.	N.A.
7/31/70	$19.24	6.12%	-2.40%	-10.08%	-9.31%	-2.07%	3.04%	N.A.	N.A.
8/31/70	$19.68	3.28%	6.20%	-7.13%	-9.91%	-.71%	3.12%	N.A.	N.A.	9/18/70	$.190			$20.03
9/30/70	$20.26	2.95%	12.81%	-4.41%	-5.67%	-.34%	3.08%	N.A.	N.A.
10/31/70	$19.98	-1.38%	4.83%	-5.73%	-11.17%	.34%	2.20%	N.A.	N.A.
11/30/70	$20.36	3.20%	4.78%	-2.72%	-5.17%	1.45%	2.62%	N.A.	N.A.	12/18/70	$.260			$21.19

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/70	$21.53	5.75%	7.57%	2.83%	2.83%	2.78%	3.75%	7.55%	N.A.
1/31/71	$22.47	4.37%	13.84%	4.37%	13.06%	5.23%	4.33%	7.48%	N.A.
2/28/71	$22.19	.31%	10.71%	4.69%	8.00%	5.59%	4.51%	7.06%	N.A.	3/19/71	$.190		$.160	$22.94
3/31/71	$22.88	3.11%	7.89%	7.89%	11.35%	6.59%	5.50%	6.20%	N.A.
4/30/71	$23.40	2.27%	5.73%	10.34%	23.15%	5.09%	5.51%	6.34%	N.A.
5/31/71	$22.55	-2.82%	2.48%	7.23%	26.09%	3.32%	5.64%	5.86%	N.A.	6/18/71	$.190			$22.22
6/30/71	$22.36	-.84%	-1.44%	6.34%	29.04%	2.60%	5.85%	6.09%	N.A.
7/31/71	$21.59	-3.44%	-6.95%	2.68%	17.42%	1.77%	5.49%	5.38%	N.A.
8/31/71	$22.33	4.31%	-.13%	7.10%	18.61%	2.45%	7.94%	5.56%	N.A.	9/20/71	$.190			$22.44
9/30/71	$22.12	-.94%	-.23%	6.09%	14.12%	.52%	7.78%	5.57%	N.A.
10/31/71	$21.73	-1.76%	1.50%	4.22%	13.69%	-.36%	6.44%	5.15%	N.A.
11/30/71	$21.42	-.28%	-2.96%	3.93%	9.91%	-1.92%	5.72%	4.75%	N.A.	12/20/71	$.250			$22.68
12/31/71	$22.88	6.82%	4.58%	10.95%	10.95%	1.61%	7.08%	5.53%	N.A.
1/31/72	$23.07	.83%	7.34%	.83%	7.19%	2.08%	5.77%	5.91%	N.A.
2/29/72	$23.19	1.99%	9.85%	2.84%	9.04%	4.06%	6.16%	5.98%	N.A.	3/20/72	$.180		$.160	$23.46
3/31/72	$23.40	.91%	3.75%	3.75%	6.69%	3.29%	5.50%	6.11%	N.A.
4/30/72	$23.70	1.28%	4.22%	5.08%	5.66%	3.09%	4.94%	6.76%	N.A.
5/31/72	$23.84	1.39%	3.62%	6.55%	10.23%	3.84%	6.12%	6.91%	N.A.	6/20/72	$.190			$23.66
6/30/72	$23.17	-2.81%	-.19%	3.56%	8.05%	4.63%	5.24%	8.19%	N.A.
7/31/72	$22.91	-1.12%	-2.56%	2.40%	10.64%	5.62%	4.06%	7.55%	N.A.
8/31/72	$23.63	3.97%	-.09%	6.46%	10.29%	5.62%	5.06%	7.73%	N.A.	9/20/72	$.190			$23.18
9/30/72	$23.46	-.72%	2.08%	5.71%	10.55%	5.98%	4.54%	7.98%	N.A.
10/31/72	$23.54	.34%	3.59%	6.07%	12.92%	4.48%	5.34%	7.86%	N.A.
11/30/72	$24.36	4.46%	4.06%	10.81%	18.36%	7.21%	6.29%	7.86%	N.A.	12/20/72	$.230			$24.18

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/72	$24.49	.53%	5.38%	11.40%	11.40%	8.32%	6.06%	7.52%	N.A.
1/31/73	$23.52	-3.96%	.87%	-3.96%	6.11%	8.75%	5.80%	6.68%	N.A.
2/28/73	$22.03	-2.89%	-6.24%	-6.74%	1.05%	5.94%	5.33%	6.57%	N.A.	3/20/73	$.190		$.620	$21.81
3/31/73	$21.87	-.73%	-7.38%	-7.38%	-.55%	5.72%	5.14%	6.26%	N.A.
4/30/73	$21.16	-3.25%	-6.69%	-10.39%	-5.00%	7.32%	3.10%	5.50%	N.A.
5/31/73	$20.76	-.99%	-4.90%	-11.28%	-7.24%	8.84%	2.44%	5.28%	N.A.	6/20/73	$.190			$20.76
6/30/73	$20.62	-.67%	-4.85%	-11.87%	-5.20%	9.74%	2.04%	5.31%	N.A.
7/31/73	$21.33	3.44%	1.73%	-8.84%	-.82%	8.81%	2.95%	5.77%	N.A.
8/31/73	$21.02	-.56%	2.17%	-9.35%	-5.16%	7.45%	2.38%	5.33%	N.A.	9/20/73	$.190			$21.70
9/30/73	$22.21	5.66%	8.65%	-4.25%	.90%	8.38%	2.53%	6.08%	N.A.
10/31/73	$22.34	.59%	5.65%	-3.69%	1.15%	9.10%	2.47%	6.01%	N.A.
11/30/73	$20.10	-8.82%	-3.09%	-12.18%	-11.71%	4.70%	-.29%	5.32%	N.A.	12/20/73	$.270			$20.14
12/31/73	$20.66	2.79%	-5.73%	-9.74%	-9.74%	3.72%	1.08%	5.43%	N.A.
1/31/74	$20.49	-.82%	-7.05%	-.82%	-6.79%	1.97%	1.02%	5.24%	N.A.
2/28/74	$20.19	.44%	2.39%	-.39%	-3.63%	2.03%	1.88%	5.07%	N.A.	3/20/74	$.200		$.190	$20.23
3/31/74	$19.49	-3.47%	-3.84%	-3.84%	-6.29%	-.19%	.53%	4.65%	N.A.
4/30/74	$18.87	-3.18%	-6.13%	-6.90%	-6.23%	-2.00%	-.48%	4.23%	N.A.
5/31/74	$17.97	-3.66%	-9.96%	-10.31%	-8.75%	-2.28%	-1.07%	3.72%	N.A.	6/20/74	$.210			$17.84
6/30/74	$17.65	-1.78%	-8.38%	-11.90%	-9.76%	-2.59%	-.40%	3.46%	N.A.
7/31/74	$17.00	-3.68%	-8.85%	-15.14%	-15.98%	-2.67%	-.37%	2.93%	N.A.
8/31/74	$15.57	-7.12%	-12.13%	-21.18%	-21.49%	-6.36%	-2.59%	2.22%	N.A.	9/20/74	$.220			$15.52
9/30/74	$14.55	-6.55%	-16.40%	-26.34%	-30.56%	-8.16%	-3.57%	1.28%	N.A.
10/31/74	$16.18	11.20%	-3.47%	-18.09%	-23.24%	-4.29%	-2.40%	2.30%	N.A.
11/30/74	$15.53	-2.10%	1.73%	-19.81%	-17.58%	-4.86%	-2.16%	2.07%	N.A.	12/20/74	$.310			$15.32

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/74	$15.63	.65%	9.60%	-19.27%	-19.27%	-6.72%	-1.52%	2.24%	N.A.
1/31/75	$17.07	9.21%	7.64%	9.21%	-11.11%	-4.20%	1.28%	2.77%	N.A.
2/28/75	$17.75	5.16%	15.58%	14.84%	-6.93%	-3.21%	1.30%	3.23%	N.A.	3/20/75	$.200			$17.99
3/31/75	$17.92	.96%	15.93%	15.93%	-2.68%	-3.20%	1.50%	3.45%	N.A.
4/30/75	$18.52	3.35%	9.70%	19.81%	3.89%	-2.55%	3.79%	3.49%	N.A.
5/31/75	$18.74	2.38%	6.82%	22.66%	10.38%	-2.24%	5.37%	3.71%	N.A.	6/20/75	$.220			$19.23
6/30/75	$19.61	4.64%	10.69%	28.31%	17.57%	.19%	7.00%	4.57%	N.A.
7/31/75	$18.84	-3.93%	2.89%	23.27%	17.27%	-.76%	4.89%	3.96%	N.A.
8/31/75	$18.35	-1.43%	-.91%	21.51%	24.44%	-2.52%	3.92%	3.52%	N.A.	9/19/75	$.220			$18.16
9/30/75	$17.95	-2.18%	-7.36%	18.87%	30.28%	-3.00%	2.86%	2.97%	N.A.
10/31/75	$19.05	6.13%	2.34%	26.16%	24.34%	-1.17%	4.39%	3.29%	N.A.
11/30/75	$19.02	1.36%	5.23%	27.88%	28.70%	-2.15%	4.02%	3.31%	N.A.	12/19/75	$.290			$18.84
12/31/75	$19.25	1.21%	8.89%	29.45%	29.45%	-1.93%	3.12%	3.43%	N.A.
1/31/76	$21.06	9.40%	12.25%	9.40%	29.67%	2.42%	4.09%	4.21%	N.A.
2/29/76	$21.04	.90%	11.72%	10.39%	24.44%	3.73%	4.22%	4.36%	N.A.	3/19/76	$.210			$21.17
3/31/76	$21.49	2.14%	12.74%	12.74%	25.89%	4.71%	4.03%	4.76%	N.A.
4/30/76	$21.34	-.70%	2.33%	11.96%	20.96%	5.63%	3.41%	4.46%	N.A.
5/31/76	$21.15	.19%	1.62%	12.17%	18.41%	6.04%	4.05%	4.84%	N.A.	6/18/76	$.230			$21.73
6/30/76	$21.96	3.83%	3.27%	16.43%	17.46%	7.61%	5.00%	5.42%	N.A.
7/31/76	$21.86	-.46%	3.52%	15.90%	21.70%	6.24%	5.64%	5.57%	N.A.
8/31/76	$21.74	.55%	3.92%	16.53%	24.13%	6.65%	4.87%	6.40%	N.A.	9/20/76	$.240			$22.14
9/30/76	$22.13	1.79%	1.87%	18.60%	29.15%	5.32%	5.44%	6.60%	N.A.
10/31/76	$21.99	-.63%	1.69%	17.85%	20.92%	4.89%	5.68%	6.06%	N.A.
11/30/76	$21.96	1.32%	2.48%	19.41%	20.85%	8.65%	6.03%	5.87%	N.A.	12/20/76	$.320			$22.51

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/76	$23.06	5.01%	5.68%	25.34%	25.34%	9.41%	5.66%	6.37%	N.A.
1/31/77	$22.34	-3.12%	3.03%	-3.12%	10.99%	8.56%	4.82%	5.29%	N.A.
2/28/77	$22.05	-.22%	1.50%	-3.34%	9.76%	8.32%	4.37%	5.26%	N.A.	3/18/77	$.240			$22.30
3/31/77	$21.91	-.64%	-3.96%	-3.96%	6.77%	9.37%	4.04%	4.77%	N.A.
4/30/77	$22.13	1.00%	.13%	-3.00%	8.60%	10.92%	3.98%	4.46%	N.A.
5/31/77	$21.67	-.90%	-.55%	-3.88%	7.45%	11.96%	3.51%	4.81%	N.A.	6/20/77	$.260			$22.34
6/30/77	$22.33	3.05%	3.10%	-.98%	6.59%	13.75%	4.72%	4.98%	N.A.
7/31/77	$22.16	-.76%	1.30%	-1.74%	6.27%	14.89%	4.80%	4.43%	N.A.
8/31/77	$21.57	-1.45%	.79%	-3.16%	4.18%	17.19%	3.68%	4.37%	N.A.	9/20/77	$.270			$21.45
9/30/77	$21.53	-.19%	-2.37%	-3.33%	2.16%	19.79%	3.79%	4.17%	N.A.
10/31/77	$21.02	-2.37%	-3.95%	-5.62%	.38%	14.70%	3.22%	4.27%	N.A.
11/30/77	$21.22	2.62%	.00%	-3.15%	1.70%	16.51%	2.85%	4.56%	N.A.	12/20/77	$.350			$20.83
12/31/77	$21.19	-.14%	.08%	-3.26%	-3.26%	16.22%	2.72%	4.38%	N.A.
1/31/78	$20.30	-4.20%	-1.80%	-4.20%	-4.33%	11.25%	2.67%	4.22%	N.A.
2/28/78	$19.58	-1.08%	-5.37%	-5.24%	-5.15%	9.01%	3.04%	4.18%	N.A.	3/20/78	$.260		$.240	$20.21
3/31/78	$20.01	2.20%	-3.23%	-3.23%	-2.52%	9.43%	3.63%	4.38%	N.A.
4/30/78	$21.13	5.60%	6.66%	2.19%	1.91%	10.21%	5.46%	4.27%	N.A.
5/31/78	$21.04	.85%	8.84%	3.06%	3.76%	9.67%	5.85%	4.13%	N.A.	6/20/78	$.270			$20.96
6/30/78	$20.85	-.90%	5.54%	2.13%	-.21%	7.70%	5.80%	3.90%	N.A.
7/31/78	$21.69	4.03%	3.97%	6.24%	4.60%	10.60%	5.92%	4.42%	N.A.
8/31/78	$22.15	3.46%	6.66%	9.92%	9.80%	12.39%	6.77%	4.55%	N.A.	9/20/78	$.290			$22.05
9/30/78	$22.16	.05%	7.68%	9.97%	10.06%	13.24%	5.61%	4.06%	N.A.
10/31/78	$20.70	-6.59%	-3.31%	2.73%	5.30%	8.52%	4.06%	3.26%	N.A.
11/30/78	$20.70	1.64%	-5.01%	4.42%	4.27%	8.62%	6.34%	2.97%	N.A.	12/20/78	$.340			$20.81

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/78	$21.02	1.55%	-3.60%	6.02%	6.02%	8.73%	6.08%	3.55%	N.A.
1/31/79	$21.84	3.90%	7.23%	3.90%	14.99%	6.88%	7.07%	4.00%	N.A.
2/28/79	$21.01	-1.60%	3.82%	2.24%	14.47%	5.99%	6.63%	4.23%	N.A.	3/20/79	$.280		$.200	$21.86
3/31/79	$22.03	4.85%	7.11%	7.11%	17.35%	6.89%	8.39%	4.39%	N.A.
4/30/79	$22.07	.18%	3.27%	7.30%	11.33%	7.21%	9.14%	4.22%	N.A.
5/31/79	$21.64	-.59%	4.43%	6.67%	9.74%	6.94%	9.82%	4.24%	N.A.	6/20/79	$.300			$22.35
6/30/79	$22.38	3.42%	2.95%	10.27%	14.47%	6.78%	10.95%	5.12%	N.A.
7/31/79	$22.50	.54%	3.32%	10.86%	10.62%	7.14%	11.91%	5.59%	N.A.
8/31/79	$23.10	4.13%	8.27%	15.44%	11.35%	8.40%	14.49%	5.61%	N.A.	9/20/79	$.330			$23.25
9/30/79	$22.96	-.61%	4.05%	14.73%	10.60%	7.54%	15.91%	5.73%	N.A.
10/31/79	$21.41	-6.75%	-3.49%	6.99%	10.42%	5.28%	11.90%	4.51%	N.A.
11/30/79	$21.93	4.11%	-3.51%	11.38%	13.11%	6.26%	13.28%	5.28%	N.A.	12/20/79	$.360			$22.28
12/31/79	$22.35	1.92%	-1.08%	13.49%	13.49%	5.19%	13.56%	5.75%	N.A.
1/31/80	$23.21	3.85%	10.16%	3.85%	13.43%	7.66%	12.42%	6.70%	N.A.
2/29/80	$22.06	-2.28%	3.42%	1.48%	12.74%	6.92%	10.79%	5.94%	N.A.	3/20/80	$.310		$.310	$20.57
3/31/80	$20.51	-7.03%	-5.47%	-5.47%	.17%	4.64%	9.02%	5.20%	N.A.
4/30/80	$21.86	6.58%	-2.98%	.76%	6.57%	6.53%	9.69%	6.70%	N.A.
5/31/80	$22.53	4.67%	3.72%	5.46%	12.25%	8.51%	10.19%	7.75%	N.A.	6/20/80	$.350			$23.32
6/30/80	$23.15	2.75%	14.57%	8.30%	11.47%	8.38%	9.78%	8.38%	N.A.
7/31/80	$24.22	4.62%	12.46%	13.31%	15.99%	10.31%	11.66%	8.22%	N.A.
8/31/80	$23.66	-.83%	6.61%	12.37%	10.48%	10.54%	11.80%	7.79%	N.A.	9/19/80	$.360			$24.51
9/30/80	$23.76	.42%	4.14%	12.79%	11.57%	10.74%	12.37%	7.51%	N.A.
10/31/80	$24.14	1.60%	1.13%	14.59%	21.56%	12.22%	11.40%	7.83%	N.A.
11/30/80	$25.48	7.17%	9.34%	22.81%	25.16%	13.84%	12.64%	8.25%	N.A.	12/19/80	$.390			$24.75

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/80	$25.23	-.98%	7.86%	21.65%	21.65%	13.54%	12.16%	7.54%	7.55%
1/31/81	$24.57	-2.62%	3.39%	-2.62%	14.08%	14.16%	9.58%	6.80%	7.14%
2/28/81	$23.55	1.43%	-2.20%	-1.23%	18.18%	15.15%	9.69%	6.92%	6.99%	3/20/81	$.360		$1.010	$24.25
3/31/81	$24.19	2.72%	1.29%	1.29%	30.36%	15.29%	9.78%	6.87%	6.53%
4/30/81	$23.71	-1.99%	1.95%	-.72%	19.88%	12.46%	9.50%	6.41%	6.38%
5/31/81	$23.57	1.05%	1.74%	.33%	15.80%	12.53%	9.69%	6.83%	6.35%	6/19/81	$.390			$23.76
6/30/81	$23.41	-.68%	-1.64%	-.37%	11.92%	12.61%	8.72%	6.84%	6.47%
7/31/81	$23.14	-1.15%	-.80%	-1.51%	5.74%	10.71%	8.57%	7.10%	6.23%
8/31/81	$21.96	-3.42%	-5.18%	-4.88%	3.04%	8.20%	7.70%	6.28%	5.92%	9/18/81	$.390			$21.08
9/30/81	$20.90	-4.83%	-9.07%	-9.40%	-2.28%	6.44%	6.28%	5.86%	5.71%
10/31/81	$21.79	4.26%	-4.09%	-5.55%	.28%	10.41%	7.30%	6.49%	5.82%
11/30/81	$22.76	6.52%	5.69%	.61%	-.37%	12.15%	8.39%	7.20%	5.96%	12/18/81	$.450			$22.32
12/31/81	$22.04	-3.16%	7.58%	-2.54%	-2.54%	10.40%	6.66%	6.16%	5.84%
1/31/82	$21.99	-.23%	2.95%	-.23%	-.14%	8.92%	7.29%	6.05%	5.98%
2/28/82	$20.70	-1.87%	-5.18%	-2.09%	-3.23%	8.85%	6.94%	5.64%	5.81%	3/19/82	$.380		$.500	$20.75
3/31/82	$20.97	1.30%	-.82%	-.82%	-4.57%	7.61%	7.35%	5.68%	5.89%
4/30/82	$21.72	3.58%	2.96%	2.73%	.85%	8.81%	7.89%	5.92%	6.34%
5/31/82	$21.00	-1.43%	3.43%	1.26%	-1.62%	8.52%	7.78%	5.62%	6.26%	6/18/82	$.410			$20.37
6/30/82	$20.70	-1.43%	.70%	-.13%	-2.30%	6.82%	6.84%	5.78%	6.98%
7/31/82	$20.77	.34%	-2.45%	.21%	-.83%	6.75%	7.08%	5.93%	6.73%
8/31/82	$22.39	9.77%	8.57%	10.01%	12.63%	8.65%	9.41%	6.50%	7.12%	9/20/82	$.410			$22.88
9/30/82	$22.74	1.56%	11.82%	11.68%	20.15%	9.41%	9.78%	6.74%	7.36%
10/31/82	$24.83	9.19%	21.69%	21.95%	25.83%	15.32%	12.26%	7.65%	7.75%
11/30/82	$25.22	3.46%	14.74%	26.17%	22.18%	15.10%	12.44%	7.55%	7.70%	12/20/82	$.470			$24.63

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/82	$25.20	-.08%	12.93%	26.13%	26.13%	14.36%	12.47%	7.48%	7.50%
1/31/83	$25.72	2.07%	5.56%	2.07%	29.02%	13.70%	13.90%	8.14%	7.41%
2/28/83	$25.65	2.45%	4.48%	4.57%	34.71%	15.43%	14.72%	8.72%	7.64%	3/18/83	$.390		$.310	$25.96
3/31/83	$26.27	2.42%	7.06%	7.06%	36.14%	19.20%	14.76%	9.05%	7.65%
4/30/83	$28.05	6.78%	12.00%	14.31%	40.35%	19.27%	15.02%	10.13%	7.79%
5/31/83	$27.15	-1.75%	7.45%	12.32%	39.81%	16.80%	14.42%	10.05%	7.64%	6/20/83	$.410			$27.85
6/30/83	$27.67	1.91%	6.88%	14.42%	44.50%	16.47%	15.05%	10.33%	7.79%
7/31/83	$26.93	-2.68%	-2.58%	11.36%	40.16%	13.70%	13.53%	9.66%	7.70%
8/31/83	$26.88	1.37%	.55%	12.89%	29.49%	14.55%	13.07%	9.87%	7.57%	9/20/83	$.420			$27.44
9/30/83	$27.42	2.01%	.61%	15.13%	30.01%	15.14%	13.50%	9.48%	7.77%
10/31/83	$27.29	-.47%	2.89%	14.58%	18.51%	14.35%	14.95%	9.37%	7.67%
11/30/83	$27.24	1.65%	3.20%	16.47%	16.38%	12.34%	14.95%	10.56%	7.91%	12/20/83	$.500			$26.90
12/31/83	$27.33	.33%	1.53%	16.88%	16.88%	12.84%	14.68%	10.30%	7.84%
1/31/84	$27.26	-.26%	1.75%	-.26%	14.22%	13.74%	13.75%	10.36%	7.77%
2/29/84	$25.59	-1.54%	-1.47%	-1.79%	9.81%	12.68%	13.78%	10.14%	7.57%	3/20/84	$.420		$.830	$25.67
3/31/84	$25.72	.51%	-1.31%	-1.31%	7.75%	11.87%	12.82%	10.59%	7.58%
4/30/84	$25.62	-.39%	-1.44%	-1.69%	.52%	12.47%	12.69%	10.90%	7.51%
5/31/84	$23.99	-4.68%	-4.57%	-6.30%	-2.45%	10.30%	11.76%	10.78%	7.19%	6/20/84	$.430			$24.39
6/30/84	$24.14	.63%	-4.49%	-5.74%	-3.72%	10.77%	11.14%	11.05%	7.19%
7/31/84	$23.79	-1.45%	-5.51%	-7.10%	-2.50%	10.66%	10.70%	11.30%	7.03%
8/31/84	$25.36	8.41%	7.50%	.71%	4.29%	14.98%	11.60%	13.03%	7.49%	9/20/84	$.430			$25.48
9/30/84	$25.47	.43%	7.29%	1.14%	2.68%	17.05%	11.82%	13.85%	7.38%
10/31/84	$25.76	1.14%	10.11%	2.29%	4.34%	15.88%	13.66%	12.78%	7.41%
11/30/84	$25.50	.74%	2.33%	3.04%	3.38%	13.73%	12.92%	13.10%	7.44%	12/20/84	$.450			$25.84

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/84	$25.92	1.65%	3.54%	4.72%	4.72%	15.57%	12.85%	13.21%	7.58%
1/31/85	$27.11	4.59%	7.07%	4.59%	9.80%	17.40%	13.01%	12.72%	7.63%
2/28/85	$26.66	1.26%	7.65%	5.90%	12.94%	18.64%	13.77%	12.29%	7.67%	3/20/85	$.420		$.370	$26.49
3/31/85	$26.81	.56%	6.52%	6.52%	13.02%	18.35%	15.58%	12.25%	7.76%
4/30/85	$27.20	1.46%	3.33%	8.07%	15.11%	17.54%	14.44%	12.04%	7.68%
5/31/85	$28.33	5.74%	7.88%	14.27%	27.73%	20.30%	14.69%	12.41%	7.97%	6/20/85	$.430			$28.35
6/30/85	$28.82	1.73%	9.13%	16.24%	29.13%	21.57%	14.46%	12.09%	8.27%
7/31/85	$28.89	.24%	7.83%	16.52%	31.34%	21.53%	13.48%	12.57%	8.18%
8/31/85	$28.53	.24%	2.22%	16.80%	21.47%	17.92%	13.74%	12.76%	8.04%	9/20/85	$.430			$27.93
9/30/85	$28.36	-.60%	-.08%	16.15%	20.26%	17.09%	13.52%	12.94%	7.84%
10/31/85	$29.52	4.09%	3.75%	20.90%	23.77%	15.24%	14.07%	12.72%	7.90%
11/30/85	$30.79	5.72%	9.39%	27.82%	29.93%	16.06%	13.75%	13.20%	8.14%	12/20/85	$.420			$31.76
12/31/85	$31.93	3.70%	14.08%	32.50%	32.50%	17.49%	14.79%	13.47%	8.34%
1/31/86	$32.28	1.10%	10.80%	1.10%	28.07%	17.11%	15.66%	12.58%	8.31%
2/28/86	$32.25	6.75%	11.92%	7.93%	35.00%	18.74%	16.88%	13.21%	8.70%	3/20/86	$.420		$1.790	$33.51
3/31/86	$33.78	4.75%	12.77%	12.77%	40.28%	19.54%	17.29%	13.47%	9.03%
4/30/86	$33.29	-1.45%	9.93%	11.14%	36.26%	16.39%	17.41%	13.39%	8.83%
5/31/86	$33.81	2.82%	6.14%	14.27%	32.51%	18.18%	17.82%	13.68%	9.17%	6/20/86	$.420			$33.75
6/30/86	$34.28	1.39%	2.74%	15.86%	32.06%	17.97%	18.31%	13.41%	9.35%
7/31/86	$32.92	-3.97%	.12%	11.27%	26.52%	17.45%	17.63%	13.01%	9.22%
8/31/86	$34.38	5.65%	2.87%	17.55%	33.30%	19.09%	19.74%	13.57%	9.92%	9/19/86	$.400			$32.78
9/30/86	$32.67	-4.97%	-3.53%	11.77%	27.50%	16.33%	19.72%	12.80%	9.66%
10/31/86	$34.03	4.16%	4.64%	16.42%	27.59%	18.11%	19.70%	13.33%	9.64%
11/30/86	$32.76	2.56%	1.51%	19.40%	23.82%	18.45%	18.78%	13.47%	9.60%	12/19/86	$.380		$1.760	$33.11

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/86	$32.62	-.43%	6.30%	18.81%	18.81%	18.13%	19.43%	12.86%	9.57%
1/31/87	$35.62	9.20%	11.44%	9.20%	28.33%	21.75%	21.61%	14.22%	9.67%
2/28/87	$36.37	3.14%	12.15%	12.63%	24.30%	23.66%	22.83%	14.60%	9.83%	3/20/87	$.370			$37.58
3/31/87	$36.91	1.48%	14.27%	14.27%	20.39%	24.04%	22.86%	14.84%	9.69%
4/30/87	$36.40	-1.38%	3.19%	12.69%	20.47%	23.63%	21.66%	14.57%	9.40%
5/31/87	$36.33	.91%	.99%	13.71%	18.22%	26.01%	22.22%	14.78%	9.68%	6/19/87	$.400			$37.82
6/30/87	$37.62	3.55%	3.00%	17.69%	20.69%	27.21%	23.42%	14.83%	9.79%
7/31/87	$38.67	2.79%	7.36%	20.98%	29.19%	29.00%	24.02%	15.24%	9.70%
8/31/87	$39.27	2.72%	9.33%	24.26%	25.53%	26.71%	22.39%	15.71%	9.89%	9/18/97	$.450			$38.10
9/30/87	$38.58	-1.76%	3.77%	22.13%	29.82%	25.79%	21.59%	15.53%	9.70%
10/31/87	$33.66	-12.75%	-11.93%	6.55%	8.74%	19.75%	16.25%	14.24%	9.14%
11/30/87	$29.43	-3.21%	-17.04%	3.13%	2.69%	18.17%	14.70%	13.57%	8.97%	12/18/87	$.480		$2.670	$30.84
12/31/87	$30.72	4.38%	-12.24%	7.18%	7.18%	19.05%	15.61%	14.03%	9.10%
1/31/88	$32.05	4.33%	4.94%	4.33%	2.40%	18.95%	16.12%	15.00%	9.48%
2/29/88	$32.73	3.40%	12.61%	7.88%	2.68%	19.78%	16.34%	15.52%	9.70%	3/18/88	$.410			$32.83
3/31/88	$31.84	-2.72%	4.94%	4.94%	-1.57%	18.46%	15.14%	14.95%	9.54%
4/30/88	$32.00	.50%	1.09%	5.47%	.31%	18.09%	13.76%	14.39%	9.21%
5/31/88	$31.77	.59%	-1.65%	6.10%	.04%	16.14%	14.30%	14.36%	9.12%	6/20/88	$.420			$32.45
6/30/88	$32.82	3.30%	4.41%	9.57%	-.22%	16.72%	14.61%	14.83%	9.23%
7/31/88	$32.50	-.98%	2.88%	8.50%	-3.88%	16.25%	15.01%	14.27%	9.23%
8/31/88	$31.85	-2.00%	.25%	6.33%	-8.32%	15.36%	14.24%	13.65%	9.00%
9/30/88	$32.38	2.99%	-.06%	9.51%	-3.90%	16.74%	14.46%	13.98%	8.90%	9/20/88	$.420			$32.26
10/31/88	$33.01	1.95%	2.89%	11.64%	12.29%	15.93%	15.01%	14.98%	8.96%
11/30/88	$32.64	-1.12%	3.82%	10.39%	15.23%	13.39%	14.37%	14.66%	8.66%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/88	$32.09	1.04%	1.85%	11.55%	11.55%	12.41%	14.53%	14.61%	8.94%	12/20/88	$.430		$.460	$32.06
1/31/89	$33.87	5.55%	5.45%	5.55%	12.85%	14.03%	15.83%	14.79%	9.26%
2/28/89	$33.08	-2.33%	4.16%	3.08%	6.59%	10.79%	15.65%	14.71%	9.34%
3/31/89	$33.11	1.38%	4.51%	4.51%	11.07%	9.59%	15.85%	14.33%	9.24%	3/20/89	$.420			$32.67
4/30/89	$34.39	3.87%	2.84%	8.55%	14.80%	11.53%	16.82%	14.74%	9.35%
5/31/89	$35.46	3.11%	8.58%	11.92%	17.70%	11.63%	18.68%	15.16%	9.56%
6/30/89	$35.14	.34%	7.46%	12.30%	14.32%	11.24%	18.61%	14.82%	9.86%	6/20/89	$.440			$35.19
7/31/89	$37.27	6.06%	9.73%	19.11%	22.44%	14.99%	20.37%	15.43%	10.40%
8/31/89	$37.83	1.50%	8.02%	20.90%	26.82%	13.44%	18.79%	15.14%	10.27%
9/30/89	$36.94	-1.19%	6.37%	19.45%	21.67%	14.93%	18.41%	15.07%	10.30%	9/20/89	$.440			$37.07
10/31/89	$36.62	-.87%	-.58%	18.42%	18.31%	13.05%	17.93%	15.78%	10.00%
11/30/89	$37.20	1.58%	-.50%	20.29%	21.55%	12.71%	18.14%	15.49%	10.27%
12/31/89	$36.85	2.27%	2.99%	23.02%	23.02%	13.72%	18.28%	15.53%	10.53%	12/20/89	$.460		$.710	$36.12
1/31/90	$35.30	-4.21%	-.48%	-4.21%	11.65%	8.86%	16.22%	14.61%	10.58%
2/28/90	$35.79	1.39%	-.67%	-2.88%	15.91%	8.25%	16.25%	15.01%	10.39%
3/31/90	$35.95	1.64%	-1.28%	-1.28%	16.21%	8.31%	16.50%	16.04%	10.48%	3/20/90	$.430			$36.17
4/30/90	$35.28	-1.87%	1.13%	-3.12%	9.79%	8.13%	15.72%	15.08%	10.81%
5/31/90	$37.67	6.78%	6.50%	3.44%	13.70%	10.20%	15.95%	15.32%	11.47%
6/30/90	$37.10	-.32%	4.44%	3.11%	12.96%	8.81%	15.48%	14.97%	11.62%	6/20/90	$.450			$37.23
7/31/90	$37.18	.22%	6.66%	3.33%	6.73%	7.90%	15.47%	14.47%	11.30%
8/31/90	$34.81	-6.38%	-6.48%	-3.26%	-1.55%	4.60%	13.90%	13.82%	10.76%
9/30/90	$33.20	-3.30%	-9.26%	-6.44%	-3.65%	4.05%	13.27%	13.39%	10.42%	9/20/90	$.470			$33.68
10/31/90	$32.80	-1.21%	-10.55%	-7.57%	-3.98%	8.45%	12.10%	13.08%	10.42%
11/30/90	$34.83	6.19%	1.45%	-1.85%	.38%	12.02%	12.20%	12.97%	10.59%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/90	$35.03	2.84%	7.89%	.94%	.94%	11.47%	12.02%	13.40%	10.43%	12/20/90	$.460		$.330	$35.01
1/31/91	$36.46	4.08%	13.66%	4.08%	9.67%	11.38%	12.67%	14.15%	10.42%
2/28/91	$38.06	4.39%	11.74%	8.65%	12.92%	11.74%	12.22%	14.50%	10.64%
3/31/91	$37.98	.94%	9.67%	9.67%	12.14%	13.12%	11.39%	14.30%	10.52%	3/20/91	$.430			$37.40
4/30/91	$38.38	1.06%	6.47%	10.82%	15.47%	13.33%	11.95%	14.65%	10.46%
5/31/91	$39.85	3.83%	5.91%	15.07%	12.29%	14.54%	12.17%	14.96%	10.82%
6/30/91	$37.85	-3.90%	.83%	10.58%	8.25%	11.81%	10.98%	14.58%	10.65%	6/20/91	$.450			$38.26
7/31/91	$38.85	2.64%	2.41%	13.50%	10.87%	13.15%	12.46%	15.02%	10.99%
8/31/91	$39.56	1.83%	.44%	15.58%	20.59%	14.61%	11.63%	15.62%	10.85%
9/30/91	$39.13	.03%	4.55%	15.61%	24.73%	13.50%	12.78%	16.20%	10.91%	9/20/91	$.440			$38.98
10/31/91	$39.52	1.00%	2.88%	16.76%	27.51%	13.15%	12.08%	15.83%	11.06%
11/30/91	$38.28	-3.14%	-2.15%	13.10%	16.31%	12.37%	10.82%	14.73%	10.90%
12/31/91	$40.09	6.74%	4.42%	20.72%	20.72%	14.45%	12.37%	15.85%	10.90%	12/20/91	$.440		$.290	$37.96
1/31/92	$40.08	-.02%	3.37%	-.02%	15.96%	12.40%	10.41%	15.87%	10.85%
2/29/92	$41.01	2.32%	9.19%	2.30%	13.66%	14.16%	10.24%	16.36%	10.87%
3/31/92	$39.93	-1.62%	.64%	.64%	10.79%	13.02%	9.56%	16.02%	10.73%	3/20/92	$.420			$40.32
4/30/92	$40.91	2.46%	3.13%	3.11%	12.32%	12.50%	10.40%	15.89%	10.79%
5/31/92	$41.42	1.25%	2.05%	4.40%	9.53%	11.82%	10.48%	16.20%	10.79%
6/30/92	$40.77	-.50%	3.22%	3.87%	13.40%	11.51%	9.60%	16.31%	10.92%	6/19/92	$.440			$40.44
7/31/92	$41.95	2.90%	3.66%	6.88%	13.68%	10.39%	9.62%	16.60%	11.14%
8/31/92	$41.07	-2.10%	.24%	4.64%	9.29%	9.07%	8.57%	15.28%	10.80%
9/30/92	$41.42	1.92%	2.67%	6.65%	11.36%	10.20%	9.37%	15.32%	10.95%	9/18/92	$.440			$41.57
10/31/92	$41.24	-.43%	-.65%	6.19%	9.79%	10.36%	12.30%	14.26%	10.90%
11/30/92	$42.24	2.42%	3.94%	8.76%	16.09%	10.67%	13.68%	14.14%	10.79%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/92	$42.44	1.66%	3.67%	10.57%	10.57%	10.45%	13.08%	14.34%	10.86%	12/18/92	$.430		$.070	$42.29
1/31/93	$43.32	2.08%	6.29%	2.08%	12.89%	12.81%	12.58%	14.34%	11.19%
2/28/93	$44.56	2.86%	6.74%	5.00%	13.49%	13.35%	12.47%	14.39%	11.51%
3/31/93	$44.80	1.53%	6.60%	6.60%	17.11%	13.31%	13.43%	14.28%	11.64%	3/19/93	$.440			$44.87
4/30/93	$45.18	.85%	5.32%	7.50%	15.27%	14.35%	13.51%	13.63%	11.87%
5/31/93	$46.09	2.02%	4.45%	9.67%	16.15%	12.62%	13.84%	14.07%	12.04%
6/30/93	$46.23	1.25%	4.17%	11.04%	18.20%	13.21%	13.38%	13.99%	12.15%	6/18/93	$.430			$45.42
7/31/93	$46.33	.22%	3.52%	11.28%	15.12%	13.21%	13.65%	14.33%	11.97%
8/31/93	$47.86	3.30%	4.82%	14.96%	21.47%	16.98%	14.85%	14.55%	12.18%
9/30/93	$47.27	-.39%	3.12%	14.51%	18.71%	18.14%	14.09%	14.27%	11.85%	9/20/93	$.400			$46.88
10/31/93	$47.64	.78%	3.70%	15.40%	20.16%	18.93%	13.83%	14.42%	11.86%
11/30/93	$47.30	-.71%	-.33%	14.58%	16.48%	16.29%	13.92%	14.15%	12.34%
12/31/93	$46.40	1.20%	1.26%	15.95%	15.95%	15.67%	13.96%	14.24%	12.25%	12/20/93	$.400		$1.060	$46.21
1/31/94	$48.25	3.99%	4.48%	3.99%	18.12%	15.64%	13.62%	14.72%	12.52%
2/28/94	$47.25	-2.07%	3.05%	1.83%	12.46%	13.20%	13.68%	14.66%	12.38%
3/31/94	$45.31	-3.05%	-1.27%	-1.27%	7.39%	11.69%	12.67%	14.25%	12.40%	3/18/94	$.430		$.090	$46.99
4/30/94	$45.48	.37%	-4.70%	-.90%	6.90%	11.44%	11.90%	14.34%	12.60%
5/31/94	$46.05	1.26%	-1.46%	.34%	6.10%	10.51%	11.50%	15.03%	12.88%
6/30/94	$44.85	-1.70%	-.10%	-1.36%	3.00%	11.35%	11.04%	14.76%	12.89%	6/20/94	$.430			$46.24
7/31/94	$46.17	2.95%	2.46%	1.54%	5.80%	11.46%	10.38%	15.26%	13.27%
8/31/94	$47.51	2.90%	4.13%	4.49%	5.39%	11.84%	10.68%	14.67%	13.85%
9/30/94	$45.95	-2.37%	3.42%	2.01%	3.30%	10.94%	10.41%	14.34%	14.10%	9/20/94	$.440			$46.61
10/31/94	$46.58	1.37%	1.84%	3.41%	3.90%	11.08%	10.91%	14.37%	13.57%
11/30/94	$45.47	-2.39%	-3.39%	.95%	2.16%	11.37%	10.03%	14.01%	13.55%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/94	$45.21	1.04%	-.02%	1.99%	1.99%	9.35%	9.77%	13.94%	13.57%	12/20/94	$.490		$.240	$45.19
1/31/95	$46.01	1.77%	.37%	1.77%	-.19%	10.00%	11.10%	13.63%	13.17%
2/28/95	$47.69	3.65%	6.58%	5.49%	5.65%	10.48%	11.59%	13.90%	13.09%
3/31/95	$48.24	2.25%	7.85%	7.85%	11.40%	11.90%	11.72%	14.08%	13.16%	3/20/95	$.450		$.060	$47.50
4/30/95	$49.38	2.37%	8.47%	10.39%	13.61%	11.87%	12.67%	14.19%	13.11%
5/31/95	$51.67	4.64%	9.52%	15.51%	17.42%	13.11%	12.21%	14.07%	13.23%
6/30/95	$51.63	.85%	8.03%	16.50%	20.46%	13.61%	12.48%	13.97%	13.03%	6/14/95	$.480			$51.52
7/31/95	$52.75	2.17%	7.82%	19.03%	19.55%	13.35%	12.91%	14.18%	13.37%
8/31/95	$53.50	1.42%	4.51%	20.72%	17.83%	14.69%	14.73%	14.32%	13.54%
9/30/95	$53.98	1.79%	5.48%	22.88%	22.86%	14.64%	15.92%	14.59%	13.76%	9/15/95	$.480			$54.21
10/31/95	$53.25	-1.35%	1.84%	21.22%	19.56%	14.28%	15.88%	13.97%	13.35%
11/30/95	$55.32	3.89%	4.32%	25.93%	27.24%	14.83%	15.37%	13.78%	13.49%
12/31/95	$54.60	1.65%	4.18%	28.02%	28.02%	14.83%	15.11%	13.55%	13.51%	12/15/95	$.770		$.850	$54.06
1/31/96	$55.54	1.72%	7.42%	1.72%	27.96%	14.69%	14.58%	13.62%	13.10%
2/29/96	$55.64	.18%	3.59%	1.91%	23.67%	13.69%	13.64%	12.93%	13.06%
3/31/96	$55.71	1.14%	3.06%	3.06%	22.34%	13.54%	13.69%	12.53%	13.00%	3/15/96	$.460	$.010	$.090	$55.67
4/30/96	$56.73	1.83%	3.17%	4.95%	21.70%	13.91%	13.86%	12.90%	13.14%
5/31/96	$57.11	.67%	3.68%	5.65%	17.09%	13.41%	13.16%	12.66%	13.17%
6/30/96	$56.42	-.33%	2.18%	5.30%	15.71%	12.81%	13.99%	12.47%	12.94%	6/14/96	$.500			$56.23
7/31/96	$54.99	-2.54%	-2.21%	2.63%	10.38%	11.77%	12.81%	12.64%	12.82%
8/31/96	$56.12	2.05%	-.86%	4.74%	11.07%	11.32%	12.86%	12.24%	12.91%
9/30/96	$57.15	2.73%	2.18%	7.60%	12.09%	12.47%	13.47%	13.12%	12.96%	9/18/96	$.500			$56.92
10/31/96	$58.23	1.89%	6.82%	9.64%	15.78%	12.88%	13.67%	12.87%	13.10%
11/30/96	$61.77	6.08%	11.04%	16.30%	18.22%	15.40%	15.75%	13.26%	13.36%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/96	$59.82	-1.33%	6.65%	14.75%	14.75%	14.43%	13.95%	13.16%	13.01%	12/18/96	$.530	$.140	$.450	$59.26
1/31/97	$61.18	2.28%	7.05%	2.28%	15.38%	13.79%	14.47%	12.42%	13.32%
2/28/97	$61.51	.54%	1.46%	2.83%	15.79%	14.80%	14.07%	12.14%	13.36%
3/31/97	$59.76	-1.67%	1.11%	1.11%	12.58%	15.34%	14.05%	11.78%	13.30%	3/27/97	$.510	$.050	$.170	$60.27
4/30/97	$61.47	2.86%	1.69%	4.01%	13.73%	16.28%	14.14%	12.25%	13.41%
5/31/97	$64.22	4.47%	5.67%	8.66%	18.02%	17.51%	14.86%	12.65%	13.71%
6/30/97	$65.78	3.26%	10.96%	12.20%	22.27%	19.45%	15.71%	12.62%	13.72%	6/26/97	$.530			$65.68
7/31/97	$69.97	6.37%	14.74%	19.35%	33.44%	20.76%	16.49%	13.00%	14.11%
8/31/97	$68.50	-2.10%	7.52%	16.84%	28.01%	18.77%	16.49%	12.46%	14.08%
9/30/97	$70.38	3.58%	7.86%	21.03%	29.06%	21.14%	16.86%	13.05%	14.29%	9/26/97	$.570			$70.17
10/31/97	$68.98	-1.99%	-.61%	18.62%	24.15%	19.78%	16.49%	14.38%	14.31%
11/30/97	$69.75	1.12%	2.66%	19.94%	18.34%	21.20%	16.20%	14.93%	14.22%
12/31/97	$66.78	1.06%	.15%	21.21%	21.21%	21.20%	16.06%	14.56%	14.29%	12/29/97	$.610	$.380	$2.670	$65.99
1/31/98	$66.83	.08%	2.26%	.08%	18.59%	20.52%	15.60%	14.08%	14.54%
2/28/98	$69.02	3.28%	4.45%	3.36%	21.83%	20.38%	15.69%	14.07%	14.79%
3/31/98	$69.78	3.09%	6.55%	6.55%	27.71%	20.72%	16.05%	14.73%	14.84%	3/27/98	$.560	$.050	$.760	$69.72
4/30/98	$70.60	1.18%	7.71%	7.80%	25.61%	20.24%	16.13%	14.81%	14.60%
5/31/98	$69.68	-1.30%	2.94%	6.39%	18.67%	17.93%	15.36%	14.59%	14.47%
6/30/98	$69.39	.37%	.23%	6.80%	15.36%	17.74%	15.15%	14.26%	14.55%	6/26/98	$.550			$69.07
7/31/98	$67.17	-3.20%	-4.10%	3.38%	4.98%	15.64%	14.36%	14.00%	14.14%
8/31/98	$61.78	-8.02%	-10.64%	-4.91%	-1.37%	11.93%	11.73%	13.28%	13.47%
9/30/98	$63.34	3.42%	-7.93%	-1.67%	-1.53%	12.52%	12.57%	13.33%	13.65%	9/28/98	$.560			$64.44
10/31/98	$66.12	4.39%	-.71%	2.65%	4.89%	14.66%	13.37%	13.60%	14.29%
11/30/98	$68.60	3.75%	12.00%	6.50%	7.62%	14.61%	14.37%	14.15%	14.40%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/98	$65.22	.18%	8.51%	6.70%	6.70%	14.06%	14.14%	14.05%	14.33%	12/29/98	$.560	$.230	$2.700	$64.88
1/31/99	$65.48	.40%	4.36%	.40%	7.04%	13.56%	13.34%	13.48%	14.13%
2/28/99	$64.61	-1.33%	-.75%	-.93%	2.27%	12.99%	13.51%	13.60%	14.15%
3/31/99	$65.81	3.78%	2.82%	2.82%	2.97%	13.97%	15.07%	13.86%	14.09%	3/29/99	$.540	$.020	$.700	$66.56
4/30/99	$70.61	7.29%	9.88%	10.31%	9.18%	15.97%	16.61%	14.23%	14.49%
5/31/99	$70.40	-.30%	11.02%	9.99%	10.30%	15.60%	16.26%	13.85%	14.51%
6/30/99	$71.80	2.75%	9.92%	13.01%	12.90%	16.78%	17.29%	14.12%	14.47%	6/28/99	$.530			$70.90
7/31/99	$70.44	-1.89%	.50%	10.87%	14.43%	17.04%	16.17%	13.24%	14.33%
8/31/99	$69.71	-1.04%	-.24%	9.72%	23.12%	15.84%	15.26%	12.95%	14.04%
9/30/99	$67.45	-2.45%	-5.28%	7.04%	16.14%	13.86%	15.25%	12.80%	13.93%	9/28/99	$.550			$66.88
10/31/99	$68.10	.97%	-2.53%	8.07%	12.33%	13.51%	15.15%	13.01%	14.39%
11/30/99	$68.67	.84%	-.68%	8.97%	9.18%	11.61%	15.91%	12.93%	14.20%
12/31/99	$65.71	2.82%	4.70%	12.06%	12.06%	13.16%	16.31%	12.99%	14.25%	12/28/99	$.600	$.660	$3.600	$65.13
1/31/00	$63.58	-3.24%	.32%	-3.24%	8.00%	11.09%	15.14%	13.10%	13.85%
2/29/00	$61.82	-2.77%	-3.26%	-5.92%	6.42%	9.86%	13.68%	12.63%	13.81%
3/31/00	$63.76	7.62%	1.25%	1.25%	10.36%	13.21%	14.85%	13.28%	14.65%	3/29/00	$.620		$2.110	$62.85
4/30/00	$64.63	1.37%	6.06%	2.63%	4.25%	12.66%	14.63%	13.64%	14.36%
5/31/00	$65.46	1.29%	10.49%	3.94%	5.91%	11.50%	13.88%	13.04%	14.18%
6/30/00	$62.43	-3.71%	-1.14%	.09%	-.75%	8.93%	12.83%	12.66%	13.81%	6/28/00	$.610			$63.21
7/31/00	$63.46	1.65%	-.86%	1.74%	2.83%	7.30%	12.72%	12.81%	13.64%
8/31/00	$65.77	3.64%	1.44%	5.44%	7.69%	9.36%	13.21%	13.97%	13.90%
9/30/00	$65.06	-.13%	5.22%	5.31%	10.25%	8.04%	12.77%	14.34%	13.86%	9/27/00	$.620			$64.48
10/31/00	$66.61	2.38%	5.98%	7.82%	11.80%	9.62%	13.62%	14.74%	13.91%
11/30/00	$66.97	.54%	2.81%	8.40%	11.46%	9.41%	12.87%	14.12%	13.54%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/00	$63.42	6.22%	9.33%	15.13%	15.13%	11.24%	13.87%	14.49%	13.94%	12/27/00	$.620	$.220	$6.890	$63.59
1/31/01	$64.72	2.05%	8.98%	2.05%	21.42%	11.97%	13.94%	14.26%	14.21%
2/28/01	$65.09	.57%	9.01%	2.63%	25.61%	10.98%	14.03%	13.84%	14.17%
3/31/01	$63.50	-.66%	1.96%	1.96%	15.94%	9.62%	13.62%	13.65%	13.98%	3/28/01	$.560	$.190	$.400	$63.00
4/30/01	$66.04	4.00%	3.90%	6.03%	18.95%	10.63%	14.11%	13.98%	14.32%
5/31/01	$67.66	2.45%	5.85%	8.64%	20.32%	12.02%	14.50%	13.83%	14.40%
6/30/01	$66.25	-1.28%	5.19%	7.25%	23.36%	11.39%	14.29%	14.14%	14.36%	6/27/01	$.540			$65.79
7/31/01	$67.05	1.21%	2.36%	8.54%	22.83%	13.07%	15.15%	13.98%	14.50%
8/31/01	$66.49	-.84%	-.92%	7.63%	17.52%	15.94%	14.49%	13.67%	14.64%
9/30/01	$62.24	-5.56%	-5.22%	1.65%	11.12%	12.48%	12.58%	13.02%	14.60%	9/26/01	$.540			$60.89
10/31/01	$63.05	1.30%	-5.14%	2.97%	9.96%	11.36%	12.45%	13.06%	14.43%
11/30/01	$66.26	5.09%	.54%	8.22%	14.94%	11.83%	12.24%	13.98%	14.35%
12/31/01	$65.42	1.70%	8.27%	10.06%	10.06%	12.39%	12.92%	13.43%	14.63%	12/27/01	$.500	$.240	$1.220	$65.20
1/31/02	$65.42	.00%	6.88%	.00%	7.84%	12.25%	12.42%	13.43%	14.65%
2/28/02	$65.92	.77%	2.48%	.77%	8.04%	13.03%	12.47%	13.26%	14.80%
3/31/02	$67.01	2.49%	3.28%	3.28%	11.48%	12.57%	13.40%	13.73%	14.87%	3/26/02	$.440	$.030	$.080	$66.52
4/30/02	$66.04	-1.45%	1.78%	1.78%	5.63%	9.42%	12.43%	13.28%	14.58%
5/31/02	$66.84	1.21%	2.23%	3.01%	4.36%	9.97%	11.72%	13.28%	14.73%
6/30/02	$64.57	-2.69%	-2.93%	.25%	2.88%	8.00%	10.41%	13.03%	14.66%	6/26/02	$.470			$63.74
7/31/02	$61.19	-5.24%	-6.66%	-5.00%	-3.68%	6.75%	7.88%	12.10%	14.33%
8/31/02	$62.46	2.08%	-5.87%	-3.03%	-.85%	7.86%	8.79%	12.57%	13.92%
9/30/02	$58.32	-5.87%	-8.94%	-8.71%	-1.17%	6.59%	6.73%	11.68%	13.48%	9/26/02	$.490			$59.82
10/31/02	$59.56	2.13%	-1.86%	-6.77%	-.36%	7.00%	7.61%	11.97%	13.11%
11/30/02	$63.16	6.05%	1.95%	-1.14%	.55%	8.80%	8.64%	12.36%	13.24%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/02	$60.75	-1.82%	6.33%	-2.94%	-2.94%	7.14%	8.01%	11.96%	13.14%	12/27/02	$.480	$.120	$.650	$60.37
1/31/03	$59.70	-1.73%	2.31%	-1.73%	-4.62%	7.69%	7.62%	11.54%	12.93%
2/28/03	$58.97	-1.23%	-4.70%	-2.93%	-6.50%	8.26%	6.67%	11.09%	12.72%
3/31/03	$58.57	.08%	-2.86%	-2.86%	-8.71%	5.67%	6.04%	10.93%	12.59%	3/27/03	$.440	$.010		$59.18
4/30/03	$61.69	5.33%	4.12%	2.32%	-2.42%	7.03%	6.90%	11.41%	12.52%
5/31/03	$65.37	5.97%	11.70%	8.42%	2.15%	8.66%	8.43%	11.84%	12.95%
6/30/03	$65.32	.65%	12.32%	9.12%	5.64%	10.27%	8.48%	11.77%	12.87%	6/26/03	$.470			$65.65
7/31/03	$66.58	1.93%	8.70%	11.22%	13.63%	10.37%	9.61%	11.96%	13.14%
8/31/03	$67.92	2.02%	4.65%	13.46%	13.56%	9.79%	11.90%	11.82%	13.17%
9/30/03	$67.41	-.19%	3.78%	13.25%	20.40%	9.77%	11.11%	11.84%	13.05%	9/26/03	$.380			$67.19
10/31/03	$69.98	3.82%	5.71%	17.57%	22.40%	10.27%	10.99%	12.17%	13.29%
11/30/03	$70.90	1.32%	4.98%	19.11%	16.94%	10.55%	10.46%	12.40%	13.27%
12/31/03	$73.04	4.48%	9.88%	24.44%	24.44%	9.95%	11.39%	12.76%	13.50%	12/29/03	$.370	$.300	$.360	$72.82
1/31/04	$75.17	2.92%	8.94%	2.92%	30.32%	10.26%	11.94%	12.64%	13.68%
2/29/04	$76.40	1.64%	9.28%	4.60%	34.09%	10.65%	12.61%	13.06%	13.86%
3/31/04	$75.42	-.55%	4.03%	4.03%	33.25%	10.69%	11.65%	13.35%	13.80%	3/29/04	$.370		$.190	$75.07
4/30/04	$73.96	-1.94%	-.87%	2.02%	24.06%	8.54%	9.66%	13.09%	13.71%
5/31/04	$74.28	.43%	-2.05%	2.46%	17.60%	7.83%	9.82%	12.99%	14.01%
6/30/04	$75.23	1.81%	.27%	4.31%	18.95%	8.94%	9.62%	13.39%	14.08%	6/28/04	$.390			$74.85
7/31/04	$73.90	-1.77%	.44%	2.47%	14.65%	7.86%	9.65%	12.86%	14.06%
8/31/04	$74.17	.37%	.37%	2.84%	12.78%	8.29%	9.95%	12.58%	13.62%
9/30/04	$75.15	1.90%	.47%	4.80%	15.15%	11.08%	10.92%	13.06%	13.70%	9/28/04	$.430			$74.92
10/31/04	$76.38	1.64%	3.95%	6.52%	12.75%	11.20%	11.07%	13.09%	13.73%
11/30/04	$79.11	3.57%	7.27%	10.33%	15.25%	10.66%	11.66%	13.77%	13.89%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/04	$79.35	2.71%	8.12%	13.31%	13.31%	11.03%	11.63%	13.95%	13.95%	12/29/04	$.410	$.300	$1.190	$79.30
1/31/05	$78.35	-1.26%	5.04%	-1.26%	8.70%	10.56%	12.09%	13.61%	13.62%
2/28/05	$79.76	1.80%	3.24%	.51%	8.87%	10.93%	13.13%	13.40%	13.65%
3/31/05	$78.64	-.60%	-.10%	-.10%	8.81%	9.80%	11.34%	13.08%	13.58%	3/29/05	$.420	$.006	$.204	$77.82
4/30/05	$77.56	-1.38%	-.21%	-1.47%	9.45%	9.83%	10.73%	12.66%	13.42%
5/31/05	$79.01	1.87%	-.13%	.37%	10.99%	10.06%	10.86%	12.36%	13.21%
6/30/05	$79.03	.60%	1.06%	.97%	9.69%	11.29%	11.83%	12.33%	13.15%	6/28/05	$.450			$79.29
7/31/05	$80.83	2.27%	4.80%	3.27%	14.19%	14.16%	11.97%	12.34%	13.26%
8/31/05	$81.39	.70%	3.60%	3.98%	14.57%	13.64%	11.33%	12.26%	13.28%
9/30/05	$81.25	.41%	3.41%	4.41%	12.90%	16.10%	11.45%	12.11%	13.34%	9/28/05	$.470			$80.82
10/31/05	$80.26	-1.22%	-.12%	3.13%	9.72%	14.82%	10.65%	12.12%	13.04%
11/30/05	$81.92	2.07%	1.24%	5.27%	8.13%	13.37%	10.98%	11.93%	12.85%
12/31/05	$81.34	1.25%	2.08%	6.59%	6.59%	14.54%	9.93%	11.88%	12.71%	12/28/05	$.500	$.020	$1.090	$81.64
1/31/06	$83.59	2.77%	6.20%	2.77%	10.93%	16.26%	10.08%	12.00%	12.81%
2/28/06	$83.41	-.22%	3.83%	2.54%	8.75%	16.66%	9.91%	11.95%	12.44%
3/31/06	$83.67	.97%	3.54%	3.54%	10.47%	17.00%	10.27%	11.93%	12.23%	3/31/06	$.470		$.081	$83.67
4/30/06	$85.09	1.70%	2.47%	5.30%	13.90%	15.63%	9.78%	11.92%	12.41%
5/31/06	$84.08	-1.19%	1.47%	4.05%	10.49%	12.98%	8.98%	11.71%	12.19%
6/30/06	$83.57	.03%	.53%	4.09%	9.88%	12.76%	9.27%	11.75%	12.11%	6/29/06	$.540			$83.44
7/31/06	$84.21	.76%	-.39%	4.88%	8.25%	12.32%	9.17%	12.12%	12.38%
8/31/06	$85.27	1.25%	2.06%	6.20%	8.86%	12.04%	9.63%	12.03%	12.14%
9/30/06	$86.51	2.17%	4.26%	8.51%	10.78%	12.92%	11.37%	11.97%	12.54%	9/28/06	$.620			$86.52
10/31/06	$88.40	2.18%	5.72%	10.88%	14.59%	12.33%	11.57%	12.00%	12.44%
11/30/06	$89.51	1.25%	5.72%	12.28%	13.68%	12.31%	10.74%	11.48%	12.37%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/06	$87.08	1.39%	4.90%	13.84%	13.84%	11.20%	10.68%	11.79%	12.47%	12/28/06	$.570	$.079	$3.043	$87.32
1/31/07	$88.28	1.38%	4.08%	1.38%	12.31%	10.64%	10.98%	11.69%	12.05%

S & P 500 Index		1.51%	4.89%	1.51%	14.51%	10.31%	6.82%	7.93%	11.19%

Lehman Bros. Agg. Bond Index (LBAG)		-.04%	.53%	-.04%	4.28%	3.41%	4.88%	6.20%	7.27%
Combined Index		.89%	3.13%	.89%	10.35%	7.57%	6.29%	7.57%	9.90%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

Stock Fund Manager Biographies

Overview | Characteristics | Risks | Manager Biographies

The Stock Fund is managed by the Investment Policy Committee. The nine members of this committee have an average tenure at Dodge & Cox of 21 years. The titles below reference positions held with Dodge & Cox, the Fund’s Investment Manager.

Investment Policy Committee

Wendell W. Birkhofer - Mr. Birkhofer received his B.A. degree from Stanford University in 1978 and his M.B.A. from the Stanford Graduate School of Business in 1987. Prior to entering the M.B.A. program, he worked for six years with Wen Birkhofer & Co., an investment broker dealer firm in Los Angeles. He joined Dodge & Cox in 1987. Mr. Birkhofer is a member of the Board of Governors of the Investment Adviser Association. He is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

Bryan Cameron - Director of Research. Mr. Cameron received his B.A. degree in Economics from the University of California, Davis in 1980 and his M.B.A. from the Stanford Graduate School of Business in 1983. He worked for Dodge & Cox for one year before entering the M.B.A. program and rejoined the firm in 1983. Mr. Cameron is a shareholder of the firm and holds the CFA® designation.

John A. Gunn - Chairman and Chief Executive Officer. Mr. Gunn graduated from Stanford University in 1966 and received his M.B.A. from the Stanford Graduate School of Business in 1972. He joined Dodge & Cox in 1972. He is the Chairman and a Trustee of the Dodge & Cox Funds. Mr. Gunn is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

David C. Hoeft - Mr. Hoeft received his B.A. degree from the University of Chicago in 1989 (Phi Beta Kappa) and his M.B.A. from the Harvard Business School in 1993. Prior to entering graduate school, he worked for two years as a consultant to the energy industry. He joined Dodge & Cox in 1993. He is a shareholder of the firm and holds the CFA® designation.

Kenneth E. Olivier - President. Mr. Olivier graduated from Stanford University in 1974. He received a J.D. degree from the University of California, Hastings College of Law in 1977 and his M.B.A. from the Harvard Business School in 1979. He is the President and a Trustee of the Dodge & Cox Funds. Mr. Olivier is a past president of the Security Analysts of San Francisco, a member of the American Bar

Association and the California Bar Association. Mr. Olivier joined Dodge & Cox in 1979 and is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

Charles F. Pohl - Chief Investment Officer and Director of Credit Research. Mr. Pohl received his B.A. degree in 1980 and his M.B.A. degree in 1981 from the University of Chicago. He was with Wells Fargo Investment Advisors from 1981 until joining Dodge & Cox in 1984. Mr. Pohl is a shareholder of the firm and holds the CFA® designation.

Gregory R. Serrurier - Mr. Serrurier received his B.S. degree in 1979 from Oregon State University and his M.B.A. from the Stanford Graduate School of Business in 1984. He joined Dodge & Cox in 1984. He is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

Diana S. Strandberg - Ms. Strandberg graduated from the University of California, Berkeley, in 1981 (Phi Beta Kappa) and received her M.B.A. from the Harvard Business School in 1986. After two years as a securities analyst at the First Boston Corporation, she joined Dodge & Cox in 1988. She is a shareholder of the firm and holds the CFA® designation.

Steven C. Voorhis – Mr. Voorhis received his B.A. and M.A. degrees from Stanford University in 1992 and his M.B.A from the Harvard Business School in 1996. Prior to graduate school, he worked at Goldman Sachs as a financial analyst. He joined Dodge & Cox in 1996. Mr. Voorhis is a shareholder of the firm and holds the CFA® designation.

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Balanced Fund Manager Biographies

Overview | Characteristics | Risks | Manager Biographies

Dodge & Cox’s Investment Policy Committee (nine members, average tenure at Dodge & Cox of 21 years) is responsible for determining the asset allocation of the Fund and managing the stock portion of the portfolio. Dodge & Cox’s Fixed Income Investment Policy Committee (nine members, average tenure at Dodge & Cox of 17 years) is responsible for the day-to-day investment management of the fixed-income portion of the Fund. The Committees work together in setting the duration of the fixed-income portfolio and in approving new types of securities and proposed investments in issues rated below BBB. The titles below reference positions held with Dodge & Cox, the Fund’s Investment Manager.

Investment Policy Committee

Wendell W. Birkhofer - Mr. Birkhofer received his B.A. degree from Stanford University in 1978 and his M.B.A. from the Stanford Graduate School of Business in 1987. Prior to entering the M.B.A. program, he worked for six years with Wen Birkhofer & Co., an investment broker dealer firm in Los Angeles. He joined Dodge & Cox in 1987. Mr. Birkhofer is a member of the Board of Governors of the Investment Adviser Association. He is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

Bryan Cameron - Director of Research. Mr. Cameron received his B.A. degree in Economics from the University of California, Davis in 1980 and his M.B.A. from the Stanford Graduate School of Business in 1983. He worked for Dodge & Cox for one year before entering the M.B.A. program and rejoined the firm in 1983. Mr. Cameron is a shareholder of the firm and holds the CFA® designation.

John A. Gunn - Chairman and Chief Executive Officer. Mr. Gunn graduated from Stanford University in 1966 and received his M.B.A. from the Stanford Graduate School of Business in 1972. He joined Dodge & Cox in 1972. He is the Chairman and a Trustee of the Dodge & Cox Funds. Mr. Gunn is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

David C. Hoeft - Mr. Hoeft received his B.A. degree from the University of Chicago in 1989 (Phi Beta Kappa) and his M.B.A. from the Harvard Business School in 1993. Prior to entering graduate school, he worked for two years as a consultant to the energy industry. He joined Dodge & Cox in 1993. He is a shareholder of the firm and holds the CFA® designation.

Kenneth E. Olivier - President. Mr. Olivier graduated from Stanford University in 1974. He received a J.D. degree from the University of California, Hastings College of Law in 1977 and his M.B.A. from the Harvard Business School in 1979. He is a President and a Trustee of the Dodge & Cox Funds. Mr. Olivier is a past president of the Security Analysts of San Francisco, a member of the American Bar Association and the California Bar Association. Mr. Olivier joined Dodge & Cox in 1979 and is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

Charles F. Pohl - Chief Investment Officer and Director of Credit Research. Mr. Pohl received his B.A. degree in 1980 and his M.B.A. degree in 1981 from the University of Chicago. He was with Wells Fargo Investment Advisors from 1981 until joining Dodge & Cox in 1984. Mr. Pohl is a shareholder of the firm and holds the CFA® designation.

Gregory R. Serrurier - Mr. Serrurier received his B.S. degree in 1979 from Oregon State University and his M.B.A. from the Stanford Graduate School of Business in 1984. He joined Dodge & Cox in 1984. He is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

Diana S. Strandberg - Ms. Strandberg graduated from the University of California, Berkeley, in 1981 (Phi Beta Kappa) and received her M.B.A. from the Harvard Business School in 1986. After two years as a securities analyst at the First Boston Corporation, she joined Dodge & Cox in 1988. She is a shareholder of the firm and holds the CFA® designation.

Steven C. Voorhis – Mr. Voorhis received his B.A. and M.A. degrees from Stanford University in 1992 and his M.B.A from the Harvard Business School in 1996. Prior to graduate school, he worked at Goldman Sachs as a financial analyst. He joined Dodge & Cox in 1996. Mr. Voorhis is a shareholder of the firm and holds the CFA® designation.

Fixed Income Investment Policy Committee

James H. Dignan - Mr. Dignan graduated from Columbia University in 1991. He received an M.A. in Economics from New York University in 1994 and his M.B.A. from Northwestern’s J.L. Kellogg Graduate School of Management in 1996. Prior to joining Dodge & Cox in 1999, he worked in portfolio management for Fannie Mae. Mr. Dignan is a shareholder of the firm and holds the CFA® designation.

Thomas S. Dugan - Mr. Dugan graduated from Brown University in 1987 with a B.A. and received his M.B.A. from the University of California at Berkeley in 1992. Before graduate school, he worked as a fixed-income securities trader for J.P. Morgan Securities. Prior to joining Dodge & Cox in 1993, he worked in the Czech Republic as an advisor to a Czech investment fund. Mr. Dugan is a shareholder of the firm and holds the CFA® designation.

Dana M. Emery - Executive Vice President and Manager of the Fixed-Income Department. Ms. Emery received her B.A. degree from Stanford University in 1983. She joined Dodge & Cox in 1983. Ms. Emery is the Vice President and a Trustee of the Dodge & Cox Funds. She is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

John A. Gunn - See Investment Policy Committee (above).

Peter C. Lambert - Mr. Lambert received his B.A. from the University of California, Santa Cruz in 1976 and his M.B.A. from the Graduate School of Management at U.C.L.A. in 1985. Mr. Lambert worked for Western Asset Management Co. for three years before joining Dodge & Cox in 1988. He is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

Charles F. Pohl - See Investment Policy Committee (above).

Kent E. Radspinner - Mr. Radspinner received his B.S. degree from the University of Minnesota in 1988 and his M.P.P.M. from the Yale School of Management in 1996. Between degrees, he served in the U.S. Navy. He joined Dodge & Cox in 1996. He is a shareholder of the firm and holds the CFA® designation.

Larissa M. Roesch - Ms. Roesch received her A.B. degree in music and mathematics from Dartmouth College in 1988 (cum laude). She received her M.B.A. from the Haas School of Business at University of California, Berkeley in 1997. Prior to graduate school, she worked for seven years in the performing arts industry. She joined Dodge & Cox in 1997. She is a shareholder of the firm and and holds the CFA® designation.

Robert B. Thompson - Mr. Thompson received his B.A. degree from Stanford University in 1971 and his M.B.A. from the Stanford Graduate School of Business in 1977. Between degrees he served in the U.S. Navy. From 1977 through 1990 he worked in the fixed-income department of three major securities firms. From 1990 until June of 1992 he was a principal of a small investment management firm. He joined Dodge & Cox in 1992. He is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge &

Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds’

prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds’ Privacy Policy

Copyright © 1998-2007 Dodge & Cox®. All rights reserved.

Income Fund Manager Biographies

Overview | Characteristics | Risks | Manager Biographies

The Fixed Income Investment Policy Committee (nine members, average tenure at Dodge & Cox of 17 years) is responsible for the day-to-day investment management of the Income Fund. The Fixed Income Investment Policy Committee works with the Investment Policy Committee (twelve members for fixed-income decisions, average tenure at Dodge & Cox of 20 years) in setting the duration of the Fund and approving new types of securities and proposed investments in issues rated below BBB. The titles below reference positions held with Dodge & Cox, the Fund’s Investment Manager.

Fixed Income Investment Policy Committee

James H. Dignan - Mr. Dignan graduated from Columbia University in 1991. He received an M.A. in Economics from New York University in 1994 and his M.B.A. from Northwestern’s J.L. Kellogg Graduate School of Management in 1996. Prior to joining Dodge & Cox in 1999, he worked in portfolio management for Fannie Mae. Mr. Dignan is a shareholder of the firm and holds the CFA® designation.

Thomas S. Dugan - Mr. Dugan graduated from Brown University in 1987 with a B.A. and received his M.B.A. from the University of California at Berkeley in 1992. Before graduate school, he worked as a fixed-income securities trader for J.P. Morgan Securities. Prior to joining Dodge & Cox in 1993, he worked in the Czech Republic as an advisor to a Czech investment fund. Mr. Dugan is a shareholder of the firm and holds the CFA® designation.

Dana M. Emery - Executive Vice President and Manager of the Fixed-Income Department. Ms. Emery received her B.A. degree from Stanford University in 1983. She joined Dodge & Cox in 1983. Ms. Emery is the Vice President and a Trustee of the Dodge & Cox Funds. She is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

John A. Gunn - Chairman and Chief Executive Officer. Mr. Gunn graduated from Stanford University in 1966 and received his M.B.A. from the Stanford Graduate School of Business in 1972. He joined Dodge & Cox in 1972. He is the Chairman and a Trustee of the Dodge & Cox Funds. Mr. Gunn is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

Peter C. Lambert - Mr. Lambert received his B.A. from the University of

California, Santa Cruz in 1976 and his M.B.A. from the Graduate School of Management at U.C.L.A. in 1985. Mr. Lambert worked for Western Asset Management Co. for three years before joining Dodge & Cox in 1988. He is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

Charles F. Pohl - Chief Investment Officer and Director of Credit Research. Mr. Pohl received his B.A. degree in 1980 and his M.B.A. degree in 1981 from the University of Chicago. He was with Wells Fargo Investment Advisors from 1981 until joining Dodge & Cox in 1984. Mr. Pohl is a shareholder of the firm and holds the CFA® designation.

Kent E. Radspinner - Mr. Radspinner received his B.S. degree from the University of Minnesota in 1988 and his M.P.P.M. from the Yale School of Management in 1996. Between degrees, he served in the U.S. Navy. He joined Dodge & Cox in 1996. He is a shareholder of the firm and holds the CFA® designation.

Larissa M. Roesch - Ms. Roesch received her A.B. degree in music and mathematics from Dartmouth College in 1988 (cum laude). She received her M.B.A. from the Haas School of Business at University of California, Berkeley in 1997. Prior to graduate school, she worked for seven years in the performing arts industry. She joined Dodge & Cox in 1997. She is a shareholder of the firm and holds the CFA® designation.

Robert B. Thompson - Mr. Thompson received his B.A. degree from Stanford University in 1971 and his M.B.A. from the Stanford Graduate School of Business in 1977. Between degrees he served in the U.S. Navy. From 1977 through 1990 he worked in the fixed-income department of three major securities firms. From 1990 until June of 1992 he was a principal of a small investment management firm. He joined Dodge & Cox in 1992. He is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

Investment Policy Committee

Wendell W. Birkhofer - Mr. Birkhofer received his B.A. degree from Stanford University in 1978 and his M.B.A. from the Stanford Graduate School of Business in 1987. Prior to entering the M.B.A. program, he worked for six years with Wen Birkhofer & Co., an investment broker dealer firm in Los Angeles. He joined Dodge & Cox in 1987. Mr. Birkhofer is a member of the Board of Governors of the Investment Adviser Association. He is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

Bryan Cameron - Director of Research. Mr. Cameron received his B.A. degree in Economics from the University of California, Davis in 1980 and his M.B.A. from the Stanford Graduate School of Business in 1983. He worked for Dodge & Cox for one year before entering the M.B.A. program and rejoined the firm in 1983. Mr. Cameron is a shareholder of the firm and holds the CFA® designation.

Thomas S. Dugan* - See Fixed Income Investment Policy Committee (above).

Dana M. Emery* - See Fixed Income Investment Policy Committee (above).

John A. Gunn - See Fixed Income Investment Policy Committee (above).

David C. Hoeft - Mr. Hoeft received his B.A. degree from the University of Chicago in 1989 (Phi Beta Kappa) and his M.B.A. from the Harvard Business School in 1993. Prior to entering graduate school, he worked for two years as a consultant to the energy industry. He joined Dodge & Cox in 1993. He is a shareholder of the firm and holds the CFA® designation.

Peter C. Lambert* - See Fixed Income Investment Policy Committee (above).

Kenneth E. Olivier - President. Mr. Olivier graduated from Stanford University in 1974. He received a J.D. degree from the University of California, Hastings College of Law in 1977 and his M.B.A. from the Harvard Business School in 1979. He is the President and a Trustee of the Dodge & Cox Funds. Mr. Olivier is a past president of the Security Analysts of San Francisco, a member of the American Bar Association and the California Bar Association. Mr. Olivier joined Dodge & Cox in 1979 and is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

Charles F. Pohl - See Fixed Income Investment Policy Committee (above).

Gregory R. Serrurier - Mr. Serrurier received his B.S. degree in 1979 from Oregon State University and his M.B.A. from the Stanford Graduate School of Business in 1984. He joined Dodge & Cox in 1984. He is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

Diana S. Strandberg - Ms. Strandberg graduated from the University of California, Berkeley, in 1981 (Phi Beta Kappa) and received her M.B.A. from the Harvard Business School in 1986. After two years as a securities analyst at the First Boston Corporation, she joined Dodge & Cox in 1988. Ms. Strandberg is a shareholder of the firm and holds the CFA® designation.

Steven C. Voorhis – Mr. Voorhis received his B.A. and M.A. degrees from Stanford University in 1992 and his M.B.A from the Harvard Business School in 1996. Prior to graduate school, he worked at Goldman Sachs as a financial analyst. He joined Dodge & Cox in 1996. Mr. Voorhis is a shareholder of the firm and holds the CFA® designation.

* Messrs. Dugan and Lambert, and Ms. Emery are members of the Investment Policy Committee for fixed-income decisions only.

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge &

Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds’

prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds’ Privacy Policy

Copyright © 1998-2007 Dodge & Cox®. All rights reserved.

International Stock Fund Manager Biographies

Overview | Characteristics | Risks | Manager Biographies

The International Stock Fund is managed by the International Investment Policy Committee. The nine members of this committee have an average tenure at Dodge & Cox of 17 years. The titles below reference positions held with Dodge & Cox, the Fund’s Investment Manager.

International Investment Policy Committee

Bryan Cameron - Director of Research. Mr. Cameron received his B.A. degree in Economics from the University of California, Davis in 1980 and his M.B.A. from the Stanford Graduate School of Business in 1983. He worked for Dodge & Cox for one year before entering the M.B.A. program and rejoined the firm in 1983. Mr. Cameron is a shareholder of the firm and holds the CFA® designation.

Mario C. DiPrisco - Mr. DiPrisco received his B.S. degree from the School of Foreign Service at Georgetown University in 1997. Prior to joining Dodge & Cox, he passed the State Department’s Foreign Service Written and Oral examinations and worked on a successful senatorial campaign. Mr. DiPrisco joined Dodge & Cox as a research assistant in 1998, and assumed international company research responsibilities in 2000. Mr. DiPrisco is a shareholder of the firm and holds the CFA® designation.

Yasha Gofman - Mr. Gofman received his B.S. degree from Princeton University (Phi Beta Kappa) in 1988 and his M.B.A. from the Stanford Graduate School of Business in 1994. Prior to entering graduate school, Mr. Gofman worked for Energy Management Associates, a division of EDS. He also spent two years as a management consultant with LEK Partnership. Mr. Gofman joined Dodge & Cox in 1995. He is a shareholder of the firm and holds the CFA® designation.

John A. Gunn - Chairman and Chief Executive Officer. Mr. Gunn graduated from Stanford University in 1966 and received his M.B.A. from the Stanford Graduate School of Business in 1972. He joined Dodge & Cox in 1972. He is the Chairman and a Trustee of the Dodge & Cox Funds. Mr. Gunn is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

Keiko Horkan - Ms. Horkan received her B.A. and M.A. degrees in law from Keio University, Tokyo in 1993 and 1995 and an M.B.A. from the Stanford Graduate School of Business in 2000. Prior to entering business school, she worked for Booz Allen & Hamilton as a management consultant. Ms. Horkan joined Dodge & Cox in 2000 . She is a shareholder of the firm and holds the CFA® designation.

Roger G. Kuo – Mr. Kuo received his B.A. degree from Harvard College (magna cum laude) in 1993 and his M.B.A. degree in 1998 from the Harvard Business School. Prior to graduate school, he worked at Bear Stearns as a financial analyst. He joined Dodge & Cox in 1998. Mr. Kuo is a shareholder of the firm and holds the CFA® designation.

Charles F. Pohl - Chief Investment Officer and Director of Credit Research. Mr. Pohl received his B.A. degree in 1980 and his M.B.A. degree in 1981 from the University of Chicago. He was with Wells Fargo Investment Advisors from 1981 until joining Dodge & Cox in 1984. Mr. Pohl is a shareholder of the firm and holds the CFA® designation.

Gregory R. Serrurier - Mr. Serrurier received his B.S. degree in 1979 from Oregon State University and his M.B.A. from the Stanford Graduate School of Business in 1984. He joined Dodge & Cox in 1984. He is a shareholder of the firm, a Chartered Investment Counselor, and holds the CFA® designation.

Diana S. Strandberg - Ms. Strandberg graduated from the University of California, Berkeley, in 1981 (Phi Beta Kappa) and received her M.B.A. degree from the Harvard Business School in 1986. After two years as a securities analyst at the First Boston Corporation, she joined Dodge & Cox in 1988. She is a shareholder of the firm and holds the CFA® designation.

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge &

Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds’

prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds’ Privacy Policy

Copyright © 1998-2007 Dodge & Cox®. All rights reserved.